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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM 8-K/A-2

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  November 9, 1997

                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


    Georgia                           0-11258                  58-1521612
(State or Other                   (Commission File           (IRS Employer
Jurisdiction of                        Number)            Identification Number)
 Incorporation)


                              515 East Amite Street
                         Jackson, Mississippi 39201-2702
                     (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600



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ITEM 5.  OTHER EVENTS.

         On October 1, 1997, WorldCom Inc. ("WorldCom") announced its intention to commence an exchange offer to acquire all of the outstanding shares of MCI Communications Corporation ("MCI") common stock, par value $.10 per share ("MCI Common Stock"), for $41.50 of WorldCom common stock, par value $.01 per share (the "WorldCom Common Stock"), subject to adjustment in certain circumstances as set forth in materials filed by WorldCom with the Securities and Exchange Commission (the "MCI Offer"). On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly-owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio (as defined below) (the "MCI Common Stock Merger Consideration"), and each share of MCI Class A common stock, par value $.10 per share ("MCI Class A Common Stock" and, together with the MCI Common Stock, the "MCI Capital Stock"), outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon (the "MCI Class A Common Stock Merger Consideration" and, collectively with the MCI Common Stock Merger Consideration, the "MCI/WorldCom Merger Consideration"). The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time (the "MCI Measurement Period"); provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom common stock in the MCI/WorldCom Merger.

         Based on the number of shares MCI Common Stock outstanding as of January 20, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 710,554,160 shares and 1,004,566,722 shares, respectively, of WorldCom Common Stock would be issued in the MCI/WorldCom Merger. In addition, outstanding rights and options to purchase shares of MCI Common Stock would be converted in the MCI/WorldCom Merger to rights and options to acquire an aggregate of approximately 86,491,688 shares and 122,280,154 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

         The MCI/WorldCom Merger is subject to the approvals of the MCI stockholders and the WorldCom shareholders as well as approvals from the Federal Communications Commission, the Department of Justice and various state government bodies. In addition, the MCI/WorldCom Merger is subject to review by the Commission of the European Communities. WorldCom anticipates that the MCI/WorldCom Merger will close by late Spring or early Summer of 1998.

         Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of MCI's stockholders of the MCI/WorldCom Merger or the MCI/WorldCom Merger Agreement will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee paid by WorldCom to British Telecommunications plc ("BT"). Further, termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of WorldCom's shareholders of the issuance of shares pursuant to the MCI/WorldCom Agreement, will require WorldCom to pay MCI $1.635 billion as a termination fee.

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         Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and
BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement. In addition, pursuant to the BT Agreement, BT agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger Agreement, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

         The foregoing description of the MCI/WorldCom Merger Agreement and the BT Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are incorporated as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

INFORMATION ABOUT MCI

         THE FOLLOWING INFORMATION RELATED TO MCI WAS PREVIOUSLY REPORTED IN MCI'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996(THE "MCI FORM 10-K") AND HAS NOT BEEN UPDATED TO REFLECT CHANGES SINCE DECEMBER 31, 1996. TO THE EXTENT THAT ANY OF THE FOLLOWING INFORMATION DIFFERS FROM INFORMATION REPORTED IN MCI'S FORM 10-K, THE MCI FORM 10-K SHALL CONTROL.

Forward-looking Statements May Prove Inaccurate

         MCI has made certain forward-looking statements in its Annual Report on Form 10-K that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible future results of operations of the company, its long-distance telecommunication services business, its investments in ventures and developing markets ("VDM") businesses, the possible future results of operations of the company and Concert after the Merger and statements of information preceded by, followed by or that include the words "believes", "expects", "anticipates", or similar expressions. For those statements, the company claims the protection of safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that important factors such as the following, in addition to those contained elsewhere in the MCI Form 10-K, could affect the future results of the company, its long distance telecommunication services and VDM businesses and the company and Concert after the Merger and could cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes in the economic conditions in the markets served by the company and Concert; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in MCI's and Concert's operating areas, including the ability of the company to obtain local facilities at competitive rates; and competition from others in the U.S. and international long-distance markets, including the entry of the RBOC's and other companies into the long-distance markets in the U.S.

         Capitalized terms not otherwise defined above shall have the meanings ascribed to them in the MCI Form 10-K.

Business

GENERAL
-------

         MCI* is one of the world's leading providers of communication services. It is the second largest carrier of long-distance telecommunication services in the United States ("U.S.") and the third largest carrier of international long-distance telecommunication services in the world.

         MCI provides a broad range of communication services, including long-distance telecommunication services, local and wireless services, Internet/intranet services and information technology and outsourcing services.


------------------------

*MCI conducts its business primarily through its subsidiaries. Unless the context otherwise requires, "MCI" or "company" means MCI Communications Corporation, a Delaware corporation organized in August 1968, and its subsidiaries on a consolidated basis. MCI is a registered service mark of MCI Communications Corporation. MCI has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 872-1600).


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The provision of long-distance telecommunication services is MCI's core business. Long-distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services, teleconferencing services and electronic messaging services. During each of the last three years, more than 90% of MCI's operating revenues and operating income were derived from its core business.

         The communication services industry continues to change both domestically and internationally. The enactment of the Telecommunications Act of 1996 (the "Telecommunications Act") and the recent agreement of member countries of the World Trade Organization to open their telecommunication markets to competition reflect and further this change. The Telecommunications Act is expected to have a significant impact on MCI's business by opening the U.S. local service markets to competition and allowing the incumbent local exchange carriers ("ILECs") to compete in the long-distance market. These developments should increase the momentum of change and provide significant opportunities and risks to the participants in these markets.

         The changes in the communication services industry reflect, and are driven by, providers of telecommunication services that are entering, or trying to enter, new markets, both domestically and internationally, and are facing competition from new entrants in their present markets. This convergence of the international, domestic long-distance and local telecommunication services markets into one global market is being facilitated by evolving technology and by the regulatory developments described above and is partially in response to the desire of customers to have most or all of their communication requirements fulfilled by one supplier. As a result and because of this convergence, companies, including MCI, which previously offered services primarily in one part of the communication services market, are offering, either directly or through alliances with others, new services to complement their primary service offerings. These companies are also aligning with entities that provide services that complement their own, such as MCI's announcement in November 1996 of an agreement providing for the merger (the "Merger") with British Telecommunications plc ("BT") and the pending mergers of several Regional Bell Operating Companies ("RBOCs"). See "The Merger" below for a further discussion of the Merger.

         MCI's continuing investments in ventures and developing markets will enable it to expand its offering of a variety of wireless, Internet/intranet, information technology outsourcing and multimedia services that, along with local services, complement its long-distance telecommunication services. These

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services, combined with the continued growth and strength of MCI's core business, should enable MCI to participate in all communication service markets. See "VENTURES AND DEVELOPING MARKETS BUSINESS" and "CORE BUSINESS" below.

         MCI anticipates that continued substantial capital expenditures will be required to compete effectively in the long-distance and local telecommunication service markets. Competition from the RBOCs and any others that seek to enter the long-distance telecommunication services market, some of which have significant financial and other resources, will be intense. Due to the rapidly changing nature of these markets, the timing of the consummation of the Merger and the other factors summarized above, MCI cannot predict the level of its future success, but the company believes that it can and will compete effectively in providing its services.


The Merger
----------

         On November 3, 1996, MCI announced an agreement to merge with BT to create the first truly global communications company. The combined company will be named Concert plc ("Concert") and will operate under the BT and MCI brand names in the United Kingdom and the U.S., respectively. Concert** will deliver premier integrated services to customers worldwide and take advantage of opportunities of a global communications market.

         Consummation of the Merger is subject to certain conditions, including the approval of the Merger by the stockholders of MCI and BT and receipt of required regulatory approvals. See MCI's Proxy Statement for its 1997 Annual Meeting for a full description of the Merger and the risks and benefits of the Merger, which description is incorporated herein by reference.

         MCI believes the Merger will increase its financial strength and enable it to expand into new markets, offer new services and compete earlier and more effectively in the local services market than it had anticipated. The local services market, currently dominated by the RBOCs, is in the process of opening to competition as a result of the Telecommunications Act. The Telecommunications Act will facilitate MCI's and others' entry into the local services market although it will permit the RBOCs to enter the long distance market outside their regions immediately and within their regions eventually. See "CORE BUSINESS - COMPETITION" and "CORE BUSINESS - TELECOMMUNICATIONS ACT" below for a further discussion of the Telecommunications Act and its anticipated impact on competition.

         As of December 31, 1996, MCI had approximately 55,000 full-time employees.


----------------
** Concert is a mark of Concert Communications Company, a business venture between MCI and BT, and is used under license.

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CORE BUSINESS
-------------

         Services
         --------

         MCI provides a wide range of long-distance telecommunication services, including: basic long-distance telephone service; voice and data services over software-defined virtual private networks; private line services; collect calling, operator assistance and calling card services, including prepaid calling cards; toll free or 800 services; 900 services; switched and dedicated Internet access services; and Internet backbone services. The company offers these services individually and in combinations. Through combined offerings, MCI provides customers with benefits such as single billing, unified services for multi-location companies and customized calling plans.

         MCI markets domestic and international long-distance telecommunication, domestic data telecommunication and electronic messaging services to business, government and residential customers primarily through the sales organization of its long-distance telecommunication subsidiary, MCI Telecommunications Corporation ("MCIT"). International data telecommunication and electronic messaging services are marketed through MCI International, Inc., a wholly-owned subsidiary of MCI. To a lesser extent, MCI also markets its voice and data communication services domestically and internationally through arrangements with third parties.

         System
         ------

         Domestic long-distance services are provided primarily over MCI's own optical fiber and terrestrial digital microwave communication systems and, to a lesser extent, over transmission facilities leased from other common carriers, utilizing MCI's digital switches. International communication services are provided by submarine cable systems in which MCI holds investment positions, satellites and facilities of other domestic and foreign carriers.

         MCI continues to expand and upgrade its digital transmission and switching facilities and capabilities to meet the requirements of its customers for additional and enhanced domestic and international services, to add redundancy to its network and to enhance network intelligence. Network intelligence enables MCI to utilize its transmission resources more effectively and provide enhanced services. This requires substantial capital expenditures.

         Total capital expenditures were approximately $3.3 billion in 1996 and $2.9 billion in both 1995 and 1994. Approximately $637 million of MCI's capital expenditures in 1996 were for its ventures and developing markets business units. See "VENTURES AND DEVELOPING MARKETS BUSINESS - LOCAL SERVICES" below. MCI anticipates that its core business and its ventures and developing markets

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business units will require total capital expenditures of approximately $3.9 billion in 1997.

         Local Access
         ------------

         MCI provides customers that utilize large volumes of long-distance telecommunication services with direct access to its long-distance network. Most customers access MCI's services through local interconnection facilities provided by the ILECs, the largest of which are subsidiaries of the RBOCs, and competitive local exchange carriers ("CLECs"). To a much lesser extent, local access is provided by MCImetro, Inc. ("MCImetro"), an MCI subsidiary providing local telephone and competitive access services. The costs of these local interconnection facilities are a significant component of MCI's operating expenses.

         MCI believes that the anticipated increase in competition in the local services market due to the Telecommunications Act will lower access and interconnection costs. MCImetro*** expects that the requirements of the Telecommunications Act that allow it to purchase both services and network elements from ILECs will enable it to offer a wider variety of services, increase its revenues and utilize the most economical local service delivery methods. However, the extent to which MCI and MCImetro will benefit cannot be quantified and will be partially dependent upon the prices at which services and network elements become and are available. In addition, MCI believes the temporary stay granted by the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") of certain key provisions of the Federal Communications Commission ("FCC") Interconnection Order (the "Interconnection Order") implementing the Telecommunications Act may hinder its ability to obtain ILEC services and facilities on an economic basis and could delay national competition in the local services market. See "TELECOMMUNICATIONS ACT" below for a discussion of the Telecommunications Act and the FCC Interconnection Order and "VENTURES AND DEVELOPING MARKETS BUSINESS - LOCAL SERVICES" below for discussion of the benefits MCImetro and MCI anticipate from the Telecommunications Act.

         Competition
         -----------

         MCI's primary and most vigorous competitor in the domestic and international long-distance telecommunication services market continues to be AT&T Corp. ("AT&T"), which is substantially larger than MCI. In general, MCI's long-distance telecommunication services are priced lower than AT&T's comparable services. Although price is a factor in customer choice, innovation in and quality of services, diversity of services, the ability to offer a combination of services, marketing strategy, customer service and other non-price elements are also important competitive factors.

         The Telecommunications Act now allows the RBOCs to provide long-distance telecommunication services internationally and domestically in territories outside of their respective local service regions. The RBOCs may also provide long-distance telecommunication services that are incidental to certain other services (e.g., wireless and video services) in their local regions. The

------------------------
***  MCImetro is a service mark of MCI.

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authority to provide long-distance telecommunication services originating outside of an RBOC's local service region does not include the authority to provide services, such as private line services, 800 services or any equivalent service, that terminate in its local service region and allow the called party to choose the interLATA (see definition of LATA below) carrier. The RBOCs are prohibited from providing a full range of long-distance telecommunication services in their local service regions until certain important conditions are met (see "TELECOMMUNICATIONS ACT" below). The RBOCs own extensive facilities in their local service regions and have long-standing customer relationships and very substantial capital and other financial resources. MCI believes that the RBOCs will eventually become substantial competitors of MCI for long-distance telecommunication services, especially in their local regions.

         In addition to AT&T and the RBOCs, MCI competes with Sprint Corporation ("Sprint"), other facilities-based domestic telecommunication common carriers and numerous resellers of long-distance telecommunication services. MCI also competes with the ILECs that provide long-distance telecommunication services within local access transport areas ("LATA").

         Regulation
         ----------

         The Telecommunications Act preserves the FCC's extensive authority to regulate interstate services and local access facilities and services provided by common carriers, including the right to review the interstate rates charged by common carriers, as well as the authority to implement policies that promote competition for all telecommunication services. The Telecommunications Act broadened the scope of authority of the FCC by granting the FCC, in consultation with the Attorney General of the United States (the "Attorney General") the authority to determine when the RBOCs may provide long-distance telecommunication services in their local regions. The FCC was also given authority to preempt state and local action that is inconsistent with the Telecommunications Act. See "TELECOMMUNICATIONS ACT" below for a summary of portions of the Telecommunications Act.

         In addition, the Telecommunications Act authorized the FCC to discontinue regulation in situations where it could find, based on evidence, that regulation is unnecessary to further the interest of consumers and competition. In October 1996, the FCC applied this new authorization and concluded that non-dominant common carriers, including MCI, should no longer be required to file tariffs for their domestic service offerings. It mandated that such carriers cease tariffing all their domestic service offerings by September 23, 1997. MCI and others appealed this FCC action, and on February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC's ruling pending the appeal. The issues to be decided are: (1) whether the FCC has the authority to mandate detariffing (or whether it only has the authority to permit carriers, at their election, not to tariff); and (2) assuming that the FCC has the authority to require detariffing, whether the record is sufficient to support that action. MCI expects a decision in early 1998.

         Under the Telecommunications Act, the states retain their authority to regulate rates for intrastate services and advance universal telecommunication service, to protect the public safety and welfare, to ensure continued quality of telecommunication services and to safeguard the rights of consumers, subject to FCC authority to preempt state and local action that violates or is

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inconsistent with the Telecommunications Act. MCI is subject to extensive regulation by state regulatory commissions to the extent it provides intrastate long-distance telecommunication services and local services.

         Rates of international communication carriers for traffic from the United States to foreign countries are regulated by the FCC. Revenues from traffic between the foreign country and the U.S. (with the exception of leased channel services) are generally collected by the originating carrier and shared with the terminating carrier through agreements that are subject to the approval of the FCC and the appropriate overseas agency. In addition to regulation of rates and agreements, the FCC has jurisdiction over international communication facilities located in the U.S. The provision of long-distance telecommunication services to a foreign country is subject to the approval of the FCC and the appropriate foreign governmental agencies.


         Telecommunications Act
         ----------------------

         The Telecommunications Act, among other things, allows the RBOCs to offer long-distance telecommunication services outside of their respective local service regions. In order for an RBOC to offer such services in a state within its local service region, the FCC must determine, on a state by state basis, that: (i) the RBOC has entered into one or more approved interconnection agreements in the applicable state; (ii) the RBOC is actually offering to competitors all items on the competitive checklist (the "Competitive Checklist") set forth in the Telecommunications Act; (iii) there is a competitor offering services to residential and business customers in the applicable state over its own facilities; and (iv) the grant of authority to the RBOC to provide long-distance telecommunication services in the applicable state is in the public interest. Alternatively, if no competitor has demanded interconnection, an RBOC may apply for in-region entry based on the availability of a "Statement of Generally Available Terms" as provided for in the Telecommunications Act.

         The Competitive Checklist includes requirements that:(i) interconnection be at any technically feasible point and of equal quality as that provided to the RBOC or to other carriers; (ii) access to the RBOC's facilities and equipment, and their features, functions and capabilities, be provided on an unbundled, non-discriminatory basis; (iii) any telecommunication service the RBOC provides at retail to subscribers who are not carriers be offered to carriers for resale, at wholesale rates; (iv) access to poles, ducts, conduits and rights-of-way owned or controlled by the RBOC be provided on a non-discriminatory basis; (v) local loop transmission from the central office to the customer's premises be provided unbundled from local switching or other services; (vi) local transport be provided from the trunk side of a wireline switch unbundled from switching or other services; (vii) local switching be provided unbundled from transport, local loop

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transmission or other services; (viii) access be provided on a non-discriminatory basis to 911 and Enhanced 911 services, directory assistance services and operator call completion services; (ix) white pages directory listings for customers of the other carrier's telephone exchange service be provided; (x) access to telephone numbers for assignment to the other carrier's telephone exchange service customers be provided on a non-discriminatory basis until telecommunications numbering administration guidelines are established by the FCC and thereafter be provided in accordance with such guidelines; (xi) access to data bases and associated signaling necessary for call routing and completion be provided on a non-discriminatory basis; (xii) interim number portability be provided through remote call forwarding, direct inward dialing trunks or other comparable arrangements until the FCC supersedes such interim arrangements by issuing its number portability rules; (xiii) access to such services or information as are necessary to allow the requesting carrier to implement local dialing parity be provided on a non-discriminatory basis; and
(xiv) reciprocal compensation arrangements be implemented for the origination and termination of telecommunications so as to provide the recovery by each carrier of costs based on a reasonable approximation of the additional costs of terminating calls.

         In determining whether to grant an RBOC authority to offer long-distance telecommunication services in a state in its local service region, the FCC must consult with the Attorney General and give substantial weight to the Attorney General's recommendations. The FCC must also consult with the applicable state regulatory authority. MCI will vigorously seek to ensure that the Telecommunications Act requirement of meaningful facilities-based competition in the local services market is fully enforced before any RBOC is allowed to provide long-distance telecommunication services in a state in its local service region. Currently, no RBOC applications to provide in-region long-distance telecommunication services are pending before the FCC, the one previous application having been withdrawn. Several of the RBOCs have indicated publicly their intent to file such applications in the second quarter of 1997.

         Upon the grant of authority to provide long-distance service in its region, an RBOC is required to provide immediately intraLATA toll dialing parity throughout the applicable state. In general, states cannot require such dialing parity until the date that the RBOC is granted in-region interLATA authority or February 8, 1999, whichever is earlier. Importantly, the following categories of states may mandate such dialing parity sooner: (i) the ten single LATA states, and (ii) the 15 states (of which two are single LATA states) that issued dialing parity orders by December 19, 1995.

         The Telecommunications Act also provides that until the date that an RBOC is authorized to provide long-distance telecommunication services within a state in the RBOC's local services region or February 8, 1999, whichever is earlier, a carrier, such as MCI, serving more than 5% of the U.S.'s pre-subscribed access lines, may not market within a state resold telephone exchange service obtained from the RBOC jointly with interLATA services offered by that carrier. However, this restriction would not preclude MCI from marketing local services provided by MCImetro or another non-RBOC local service provider over its own facilities with MCI's long-distance telecommunication services. The Telecommunications Act also provides that an RBOC is restricted from marketing its local services within any of the states in its region jointly with an affiliate's interLATA services until the RBOC is authorized to offer interLATA services in such state.

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         Pursuant to the Telecommunications Act, the FCC released the
Interconnection Order on August 8, 1996. The Interconnection Order (i) established national rules regarding the duty of the ILECs to negotiate in good faith; (ii) established rules and methods by which the ILECs must provide interconnection between the networks of the ILECs and other telecommunication common carriers; (iii) established rules and methods by which the ILECs must provide to other telecommunication common carriers access to the ILECs' network elements on an unbundled basis; (iv) contained a pricing methodology which the various state commissions could use to establish the rates at which interconnection and network elements will be sold by the ILECs to other telecommunication common carriers; and (v) contained a range for discounts from the ILECs' retail prices for their telecommunication facilities and services which the ILECs should offer new entrants. Most state regulatory commissions have set interim prices for interconnection that are consistent with the rate levels and discount levels set forth in the Interconnection Order. While several states have set permanent rates, most states are scheduled to set permanent rates in proceedings that are expected to conclude later this year. MCI has completed arbitration of the interconnection terms and conditions in most states and is in the process of filing interconnection agreements with state public utility commissions for approval.

VENTURES AND DEVELOPING MARKETS BUSINESS
----------------------------------------

         MCI has diversified the communication services it offers through investments in ventures and developing markets businesses. This diversification enables MCI to meet more of the communications needs of its customers and to take advantage of developing opportunities in the communication services market. In 1996 and 1995, MCI had revenues of $1,953 million and $365 million, respectively, from the ventures and developing markets businesses. MCI invested $1,939 million in 1996 and anticipates investing, an estimated $200 million in 1997, in addition to capital expenditures, in existing ventures and developing markets businesses. The 1996 amount included the purchase of a high-power direct satellite ("DBS") services license for $682 million and an additional investment of $350 million pursuant to the investment agreement with The News Corporation Limited. See "Management's Discussion and Analysis" included elsewhere herein and "VENTURES AND DEVELOPING MARKETS BUSINESS - MULTIMEDIA SERVICES" below.

         Local Services
         --------------

         MCImetro was created to enter the local services market and compete with the ILECs and CLECs in that market. In 1996 and 1995, MCImetro had revenues of $178 million and $108 million, respectively, substantially all of which were from sales of services to MCI. Also in 1996 and 1995, MCImetro had capital expenditures of approximately $390 million and $265 million, respectively.

         MCImetro provides businesses and governments with high quality dedicated access to the MCI network or to the networks of other long-distance telecommunications providers. The access services are provided either on MCImetro's own local city networks or through arrangements with the ILECs and CLECs for special access and switched access services. As of March 24, 1997, MCImetro had been granted authority to offer a full range of local switched services in 30 states and had applications pending for such services in eight other states. MCImetro has 67 local city networks and 27 Class 5 local switches installed. MCImetro currently offers local exchange services such as local telephone service, business lines, private branch exchange (PBX) trunks, access services and enhanced services in 21 major U.S. cities and intends to offer such local exchange services in over 30 major U.S. cities by the end of 1997. To a lesser extent, MCImetro resells local services to customers in several states in the U.S.

         If or when MCImetro will be able to offer a full range of local services in competition with the ILECs in all states is unknown. Although the Telecommunications Act establishes a timetable for an ILEC to sell separately its local services and provide them to other carriers on a non-discriminatory basis prior to receiving authority to provide long-distance service in its local service region, MCI does not know if the timetable will be met. This uncertainty is increased due to the stay of the Interconnection Order. See "CORE BUSINESS - TELECOMMUNICATIONS ACT" above. The pace at which all local services are sold separately, the prices at which MCImetro can purchase such services from the ILEC and the amount of capital available to MCImetro to expand its facilities will affect the types of services MCImetro can offer and its ability to compete with the ILECs in providing local telecommunications services.

         The ILECs have very substantial capital and other resources, long standing customer relationships and extensive existing facilities and network rights-of-way and will be MCImetro's primary competitors in the local services market. In addition, it is anticipated that a number of long-distance telecommunication, wireless and cable service providers will enter the local services market in competition with MCImetro. Some of these potential competitors have substantial financial and other resources. MCImetro will also compete in the local services market with a number of CLECs, a few of which have existing local networks and significant financial resources.

         To the extent MCImetro and others provide intrastate local services, they are also subject to regulation by state regulatory commissions, which have extensive authority to regulate the provision of local services. MCImetro will be required to file tariffs as a competitive local exchange carrier. Those filing requirements may be less restrictive than those imposed on the ILECs.


         Wireless Services
         -----------------

         Through the acquisition in September 1995 of Nationwide Cellular Service, Inc. ("Nationwide"), a reseller of cellular phone services and a retailer of cellular phone equipment, and as a result of the execution of resale agreements with facilities-based cellular phone service providers, MCI has the capability to offer cellular phone services obtained from facilities based providers to approximately 55% of the U.S. population.

         MCI markets these services to both business and residential customers through the former Nationwide's sales organization and stores and MCIT's sales organization. Revenues for the years ended December 31, 1996 and 1995 from these services were $347 million and $93 million, respectively. Revenues are expected to increase in 1997 as MCI increases the number of cities in which it offers cellular phone and paging services and combines these service offerings with MCI's core business service offerings to meet its customers' needs. At December 31, 1996, MCI had approximately 429,000 cellular phone service subscribers.

         In addition, MCI has signed an agreement with NextWave Telecom Inc. ("NextWave") to purchase at least 10 billion Personal Communication System ("PCS") minutes over 10 years. The agreement will permit MCI to utilize the features of its intelligent network with NextWave's planned national system. PCS technology is a digital, wireless technology that enables new and more advanced wireless services, such as greater security, short messaging service, single-number service, integrated voice and paging and enhanced wireless data communications. PCS technology may provide MCI with an alternate means of providing local communication services.

         NextWave was granted, or was the winning bidder for, 95 PCS spectrum licenses in the recent C, D, E, and F block PCS spectrum auctions held by the FCC. If NextWave obtains the necessary financing to build, and does build, its PCS network, MCI will be able to offer PCS service to more than 163 million individuals in the 95 markets where NextWave has PCS licenses. MCI's arrangements with NextWave will enable MCI to provide PCS services without building or owning wireless facilities. MCI will market PCS service under the MCI brand name and integrate it with MCI's other communication services. MCI may also obtain and resell PCS services from other carriers.

         MCI's primary competitors in the wireless market are AT&T Wireless Services, Airtouch Communications, Inc., Ameritech Corporation, Bell Atlantic NYNEX Mobile, Southwestern Bell and Sprint, all of which provide wireless services over their own facilities. As MCI is not a facilities based wireless operator, its ability to be competitive will depend on the terms and conditions under which it obtains services and its ability to renew on satisfactory terms its resale agreements. Competition is expected to intensify as the winning bidders in the PCS spectrum auctions begin to offer competing services.

         As a reseller, MCI is not subject to any tariffing or licensing requirements by the FCC or state regulatory agencies.

         Information Technology Services
         -------------------------------

         MCI's information technology ("IT") services primarily consist of outsourcing, IT consulting, systems integration, private network management, technology deployment and applications and systems development. IT services generally involve the use of technology, know-how and methodologies to gather, collate, analyze, record, characterize, categorize, process, generate, distribute and/or store information for end-users or others.

         In addition to IT services, MCI offers call center services which include technical help desk services, customer services, telesales, call center consulting and implementation, call center network integration services, and software/database application development. IT and call center service revenues for the years ended December 31, 1996 and 1995 were $1,401 million and $135 million, respectively. The majority of these revenues were from SHL Systemhouse Inc. ("MCI Systemhouse") businesses acquired by MCI in November 1995.

         MCI Systemhouse**** is one of the world's largest providers of IT outsourcing services to commercial and government enterprises. The acquisition of MCI Systemhouse provides MCI with the ability to address the growing demands of its business customers for IT outsourcing services, which include the design, development and implementation of IT systems with an emphasis on client/server technologies; the management, operation and maintenance of client IT functions as part of outsourcing arrangements; and the delivery and installation of IT hardware and software.

         MCI serves its IT clients by (i) working with a client to analyze its IT needs and, based on this analysis, designing, developing and implementing an integrated client/server IT system; (ii) providing systems operations and management services for a broad range of computing platforms, including mainframe, mid-range computers, personal computer and network environments, such as local-area networks and wide-area networks; and (iii) assessing a client's computing platform and network requirements and then configuring, delivering, installing and testing the needed hardware and software products to meet such requirements. MCI also offers service for IT products and training and education of client IT users.

         Competitors in the IT business include Andersen Consulting, Computer Sciences Corporation, Electronic Data Systems Corporation and Integrated Systems Solutions Corp., a wholly-owned subsidiary of International Business Machines Corporation, all of which have substantial financial and other resources. MCI derives a material amount of its IT revenues from a small number of customers. In addition, MCI faces competition in the IT industry not only for contracts, but also for personnel. There is a shortage of skilled employees and a high turnover rate among skilled employees in the client/server portion of the IT business. On the other hand, MCI is not dependent on any single employee or group in providing these services.

         International Services
         ----------------------

         MCI continues to develop global alliances to expand the use and reach of its services and to meet the global needs of its customers.

      Concert Communications Company ("Concert JV"), is a business venture between MCI and BT in which MCI owns a 24.9% equity interest. Concert JV provides global enhanced and value-added telecommunication services, such as packet data, virtual network, frame relay and managed bandwidth services. MCI is the exclusive distributor of Concert JV services in North, Central and South America, and BT is the exclusive distributor of Concert JV services in the rest of the world. Since July 1994, MCI has invested approximately $170 million in

-----------------------
**** MCI Systemhouse is a service mark of MCI.

Concert JV. For the years ended December 31, 1996 and 1995, Concert JV's distributors had approximately $570 million and $300 million, respectively, in revenue from the sale of Concert JV's products.

         AT&T and Sprint have each formed global alliances that will compete with Concert JV. AT&T's WorldPartners is an association of member companies formed in 1993 to provide a family of telecommunication services (private line, frame relay and virtual network services) to multinational customers. Members of the association include AT&T, KDD of Japan, Singapore Telecom, Telstra of Australia, Telecom New Zealand, Hong Kong Telecom, Unitel of Canada, Korea Telecom and the members of Unisource (which include Telefonica de Espana, SA, Royal PTT Netherlands NV, Telia AB and Schweizerische PTT - Betriebe). Sprint, France Telecom ("FT") and Deutsche Telekom ("DT") have formed Global One, a global partnership which offers an array of international telecommunication services to multinational business customers. As part of the transaction, FT and DT each acquired 10% of Sprint's common stock.

         AVANTEL S.A. de C.V. ("AVANTEL") is a business venture between Grupo Financiero Banamex-Accival, Mexico's largest financial group, and MCI, in which MCI owns a 44.5% equity interest. AVANTEL built Mexico's first all-digital fiber-optic network. In 1996, AVANTEL became the first company to provide alternative long-distance telecommunication service in Mexico in competition with Telefonos de Mexico ("TelMex"). As of December 31, 1996, MCI had invested $495 million in AVANTEL. AVANTEL is a supplier of Concert JV services in Mexico and is a sub-distributor to MCI of Concert JV services in Mexico. TelMex, the monopoly telecommunications provider, is AVANTEL's primary competitor. TelMex's financial and other resources are substantially greater than AVANTEL's, and it has an extensive existing customer base.

         In 1992, MCI entered into a strategic alliance with Stentor, an alliance of major Canadian telephone companies, to develop a fully integrated intelligent network linking the U.S. and Canada. In 1995, Stentor entered into an agreement with MCI to become the exclusive distributor of Concert JV services in Canada. The Stentor alliance and the AVANTEL joint venture will facilitate the development of a fully integrated, seamless North American network capable of providing services with identical features to customers throughout the U.S., Canada and Mexico.

         In addition, MCI owns minority equity interests in telecommunication service providers in New Zealand and Belize and is exploring opportunities in Central and South America and other areas of the world.



         Multimedia Services
         -------------------

         In August 1995, MCI invested $1 billion in The News Corporation Limited ("News Corp."). In addition, MCI received a five year option to invest in News Corp. from time to time up to an additional $1 billion in the aggregate. Under certain circumstances, News Corp. has the right from time to time to cause MCI to exercise this option and make additional investments up to $1 billion in the aggregate. At the request of News Corp., MCI invested an additional $350 million in News Corp. in May of 1996.

         MCI and News Corp. are currently discussing the formation of a venture, of which MCI would own less than a 20% interest, to provide DBS services to consumers in the U.S. DBS service is a point-to-multipoint service that uses high-powered KU band satellites which are placed in a geosynchronous orbit. DBS service is capable of delivering a wide range of services, such as subscription television, pay-per-view services, such as movies, concerts and sporting events, and digitized content, such as magazines. As part of these ongoing discussions, MCI is renegotiating its investment agreement with News Corp. which may result in the purchase by MCI of mandatory redeemable preferred securities of News Corp. and the termination of MCI's remaining investment obligation and News Corp.'s rights relating thereto.

         The proposed venture with News Corp. would provide DBS services by utilizing satellites which will operate under a license awarded by the FCC to MCI in an auction in December 1996 for $682.5 million. The license grants MCI the right to use 28 of 32 channels in the satellite slot located at 110 degrees west longitude, which provides coverage to all fifty states in the U.S. and Puerto Rico. MCI has entered into an agreement to purchase two satellites, one of which is scheduled for launch in late 1997. MCI anticipates the proposed venture will provide DBS services by late 1997, assuming the first of its satellites is successfully launched according to plan. The joint venture will pay MCI a fee to utilize the capacity represented by the license under a right-to-use for a limited term.

         In February 1997, News Corp. announced that it would purchase 50% of EchoStar Communications Corp. ("EchoStar") for $1 billion. It is anticipated that the proposed MCI/News Corp. DBS venture would own the interest in EchoStar. The acquisition, if completed, would result in the proposed venture having the right to use additional DBS channels. The acquisition is subject to EchoStar shareholder and various regulatory approvals.

         Competition in the DBS service market will arise from three sources: existing and future DBS service providers; medium-power satellite video service providers; and cable companies that operate land based facilities. These competitors have substantial financial resources, existing customer bases and experienced marketing organizations. In addition, it is anticipated that certain long-distance telecommunication service providers and the RBOCs may seek to form alliances with DBS service or other multimedia service providers and compete in this market.

         Except for routine FCC licensing of earth station (uplink) facilities to be used in conjunction with the satellites and the satellite license itself, including certain restrictions on use of the spectrum, neither MCI nor the proposed venture with News Corp. will be subject to extensive regulation by the FCC. At the state level, the venture will be subject to standard zoning requirements for the placement of uplink facilities. Zoning restrictions by localities on the placement of receive dishes is largely preempted by federal law.

Properties.
-----------

         MCI leases, under long-term leases, portions of railroad, utility and other rights-of-way for its fiber-optic transmission system. MCI also has numerous tower sites, generally in rural areas, to serve as repeater stations in its domestic microwave transmission system. Most of these sites are leased, although MCI does own many of those which are at an intersection of two or more routes of MCI's transmission system. Generally, MCI owns the buildings that serve as switch facilities for the transmission system. In metropolitan areas, MCI leases facilities to serve as operations facilities for its transmission systems.

         MCI also leases, under long-term leases, office space to serve as sales office and/or administrative facilities. Some of these facilities are located jointly with operations facilities. In addition, MCI owns its headquarters building in Washington, D.C. and two buildings in a suburb of Washington, D.C., as well as administrative facilities in Cary, North Carolina; Cedar Rapids, Iowa; Colorado Springs, Colorado; Piscataway, New Jersey; and Richardson, Texas.

         MCImetro operates a fiber optic transmission network consisting of owned fibers located in conduits, which are either owned or leased under long-term leases, and dark (not currently used) fibers leased under long-term leases. MCImetro supplements its network with transmission capacity leased from other carriers under long-term leases. MCImetro leases, under long-term leases, the buildings that house its Class 5 switches and other network and administrative office space. MCImetro also sub-leases administrative and sales office and operation facility space from MCI.




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                                       17

Legal Proceedings.
------------------

         Information regarding contingencies and legal proceedings is included in Note 15 of MCI's Notes to Consolidated Financial Statements included elsewhere herein.

         With respect to the actions relating to AT&T patents identified in Note 15, on March 6, 1997 a Stipulation and Order dismissing the actions in the U.S. with prejudice was entered in the United States District Court for the District of Columbia and a Consent Judgement dismissing the matter with prejudice in Canada was entered on February 28, 1997.





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                                       18

Directors and Executive Officers of MCI.*
------------------------------------------
         The table below sets forth certain information with respect to the fourteen directors of MCI as of December 31, 1996.



Name, Age (as of December 31, 1996)                Director
and Principal Occupation                            Since
-----------------------------------                --------
Clifford L. Alexander, Jr. (63)(A)(C)............    1982
   President of Alexander & Associates, Inc.,
   management consultants, since 1981; a
   director of Dreyfus 3rd Century Fund,
   Dreyfus General Family of Funds, Mutual of
   America Life Insurance Company, Dun &
   Bradstreet Corporation, American Home
   Products Corporation, Cognizant Corporation
   and TLC Holdings, Inc.

Richard M. Jones (70)(B).........................    1988
   A director of Applied Power Inc., Illinois Tool
   Works Inc., Baker-Fentress & Company and
   Guaranty Federal Savings Bank.

K. Rupert Murdoch (65)...........................    1995
   Chairman and Chief Executive of The News
   Corporation Limited, a diversified international
   communications company for more than 5 years; a
   director of The Phillip Morris Companies and
   British Sky Broadcasting Group plc.

John R. Worthington (66)(A)......................    1968
   General Counsel of MCI from 1971 to 1995;
   Senior Vice President of MCI from 1979 to
   March 1996; a consultant since March 1996.

Sir Peter L. Bonfield (52).......................    1996
   Chief Executive of BT, a worldwide
   telecommunications company, since January
   1996; Chairman and Chief Executive of ICL
   plc from 1985 to 1995; non-executive Chairman
   of ICL plc until December 1996; Non-Executive
   Deputy Chairman of ICL plc since January 1997;
   non-executive Director of ZENECA Group PLC.

Sir Colin M. Marshall (63).......................    1996
   Deputy Chairman of BT since 1996; Non-
   Executive Director of BT since 1995; Chairman
   of British Airways PLC, an international
   airline, since 1993; Deputy Chairman of
   British Airways PLC from 1989 to 1993;
   Chief Executive of British Airways PLC
   from 1983 to 1996; Non-Executive director
   of Inchcape plc since 1995, becoming
   Chairman of Inchcape plc in 1996; President of
   the Confederation of British Industry since
   1996; Non-Executive Director of British
   Industry since 1996; Non-Executive
   Director of British Caledonian Group plc
   since 1988; Non-Executive Director of
   HSBC Holdings plc since 1993; and Non-
   Executive director of New York Stock
   Exchange, Inc. since 1994.

---------------------------------------------------------------


Name, Age (as of December 31, 1996)                Director
and Principal Occupation                            Since
---------------------------------------------------------------
J. Keith Oates (54) . . . . . . . . . . . . . .    1996

   Non-Executive Director of BT since 1994;
   Deputy Chairman and Managing Director of
   Marks & Spencer plc, a retailer, since
   1994 and Joint Managing Director of Marks
   & Spencer plc from 1991 to 1994; Governor of the BBC from 1988 to 1993; Non-
   Executive Director of Guinness plc since
   June 1995.

Michael H. Bader (67)(A) . . . . . . . . . . . .   1968
   Member of the law firm of Haley Bader &
   Potts P.L.C.; Chairman of radio stations
   WGLL and WCBG from 1983 to 1993; Chairman
   of radio station WTHU from 1988 to 1993;
   Vice President of Bach 'n Roll Radio of
   Brandon, Inc. since 1989.

Gordon S. Macklin (68)(B) . . . . . . . . . . . .  1988
   Chairman of White River Corporation, an
   information services company, since 1993;
   a director of Fund American Enterprises
   Holdings, Inc., MedImmune Inc., CCC
   Information Services Group, Inc., Shoppers
   Express, Spacehab, Inc. and Source One
   Mortgage Services Corporation; and director,
   trustee or managing general partner of 53 of
   the investment companies in the Franklin and
   Templeton Groups of Funds. Formerly, Chairman
   Hambrecht and Quist Group; Director, H&Q
   Healthcare Investors; and President, National
   Association of Securities Dealers, Inc.

Bert C. Roberts, Jr. (54)(C) . . . . . . . . . . .  1985
   Chairman of the Board of MCI since 1992;
   Chief  Executive Officer of MCI from 1991 to
   November 1996; President and Chief Operating
   Officer of MCI from 1985 to 1992; a non-
   executive director of BT since 1994 and a
   non-executive director of The News Corporation
   Limited since 1995.

Richard B. Sayford (66)(B) . . . . . . . . . . . .  1980
   President and Chief Executive Officer of
   Strategic Enterprises, Inc., a management
   consulting firm, since 1986; a director of
   Laser Technologies, Inc. and Visx, Inc.

Judith Areen (52)(A)(C) . . . . . . . . . . . . .   1992
   Executive Vice President for Law Center
   Affairs and Dean of the Law Center, Georgetown
   University, since 1989; Professor of Law, Law
   Center, Georgetown University, since 1976.


Name, Age (as of December 31, 1996)                                     Director
and Principal Occupation                                                 Since
-----------------------------------                                     --------
Gerald H. Taylor (55)..................................................   1994
  Chief Executive Officer of MCI since November 1996; Vice
  Chairman of MCI Telecommunications Corporation ("MCIT")
  since July 1995; President and Chief Operating Officer of MCI
  from July 1994 to November 1996; President and Chief
  Operating Officer of MCIT from April 1994 to July 1995;
  Executive Vice President and Group Executive of MCIT from
  1993 to April 1994; Executive Vice President of MCIT from
  1990 to 1993; a non-executive director of BT since November
  1996.

Judith Whittaker (58) (B)..............................................   1985
  Vice President, General Counsel and Secretary of Hallmark
  Cards, Incorporated, a greeting card and gift manufacturing company, since January 1, 1997; Vice President, Legal of
  Hallmark Cards, Incorporated since 1992; Associate General
  Counsel of Hallmark Cards, Incorporated, for more than five years prior thereto; Vice President and General Counsel of
  Univision Holdings, Inc., a subsidiary of Hallmark Cards,
  Incorporated, from 1988 to 1992; a director of Harmon
  Industries, Inc.

(A) Member of the Audit Committee.
(B) Member of the Compensation Committee.
(C) Member of the Nominating Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MCI, since its inception, has retained the law firm of Haley Bader & Potts P.L.C., in which firm Michael H. Bader is a partner, as special counsel for communications law matters. Legal fees and expenses paid by MCI to this law firm for the year ended December 31, 1996, totaled approximately $126,653. It is anticipated that MCI will pay Haley Bader & Potts P.L.C. an amount in excess of $60,000 in 1997 in respect of services rendered and to be rendered to MCI and its subsidiaries during that year.

BOARD OF DIRECTORS' COMMITTEES, MEETINGS AND FEES

     To assist the MCI Board in managing MCI's business and affairs, MCI's Board of Directors has constituted from among its members a number of committees, including an Audit Committee, a Compensation Committee and a Nominating Committee. The functions of the Audit Committee include review, with the independent accountants and the internal auditors, of the audit plan and results of their audit, review of any significant consulting services provided by the independent accountants, consideration of the range of audit and non-audit fees and review of the adequacy of MCI's system of internal accounting controls. The functions of the Compensation Committee include determination of the salary and incentive compensation of the Chairman, Chief Executive Officer and the Chief Operating Officer, review of MCI's executive compensation and administration of MCI's Stock Option Plans, Executive Incentive Compensation Plan, 1990 Stock Purchase Plan and the Senior Executive Incentive Compensation Plan. The Nominating Committee considers potential nominees for election to the board of directors and administers the 1988 Directors' Stock Option Plan and the Board of Directors' Deferred Compensation Plan. The Nominating Committee will consider recommendations by stockholders for nominees for election as directors at the 1998 annual meeting submitted by October 30, 1997, unless the Merger is consummated as expected, in which case there will be no 1998 annual meeting. Recommendations should be sent to MCI's Secretary at MCI's headquarters, identifying the nominee by name and providing pertinent information concerning the nominee's background, experience and qualifications.

     During the year ended December 31, 1996, the MCI Board had nine meetings. The Audit Committee met two times, the Compensation Committee met five times and the Nominating Committee did not meet during the year. Except as set forth in the next sentence, each of MCI's directors attended at least 75% of the total of (1) the number of meetings of the MCI Board during the period for which such director was a director and (2) the number of meetings held by all committees of the MCI Board on which such director served during the period for which such director was a member of such committee(s). Messrs. Marshall and Oates, each of whom was elected to the MCI Board in November 1996, did not attend the MCI Board meeting held in December 1996 due to scheduling conflicts.

     During 1996, directors of MCI who were not officers were entitled to receive a retainer of $2,250 per month and an additional $1,500 for each meeting of the MCI Board which they attended and for each meeting of the Audit or Compensation Committee they attended that was not held on a day or the preceding day on which a meeting of the MCI Board was held. In addition, the Chairman of each of the Audit and Compensation Committees received an additional retainer of $300 per month, and each member of the Audit and Compensation Committees who attended an Audit or Compensation Committee meeting on the same or preceding day on which a board of directors meeting was held was paid an additional $700 for each such meeting attended. Directors also were reimbursed for actual out-of-pocket travel expenses incurred in connection with attendance at board and/or committee meetings. MCI's Board of Directors has in effect a deferred compensation plan which allows non-employee directors to elect to defer receipt of monthly retainer and meeting fees that would otherwise be paid to them. Deferred amounts are invested in mutual funds in accordance with each participating director's preference. When the elected deferral period expires, the director receives the deferred amount adjusted for investment performance. At this time, only two directors have made deferral elections.

     In 1989, MCI's stockholders approved the 1988 Directors' Stock Option Plan (the "Directors' Plan") and reserved 1,000,000 MCI Shares for issuance pursuant to such plan. In 1996, MCI's stockholders approved the reservation of an additional 1,000,000 MCI Shares for issuance under the Directors' Plan. Under the Directors' Plan, each non-employee director is automatically granted, upon election to the board, a five-year option to purchase 40,000 MCI Shares at the closing price of the MCI Shares on the date of grant. Options become exercisable after the first anniversary of the date of grant in cumulative installments of 25% for each year outstanding. The option price is payable upon exercise of the option either in cash, by surrender of MCI Shares having a fair market value on the date of receipt by MCI equal to the option price or by such other means as the Nominating Committee may prescribe. The Directors' Plan provides for automatic grants of similar options to all new non-employee directors elected to the board. Upon the fifth anniversary of the date of grant of options, any unexercised portion of the grant is canceled, and a new option for 40,000 shares is automatically granted.

     Neither the MCI Board nor the Nominating Committee has authority to change the number of shares granted to directors, change the pricing formula or vesting schedule or selectively determine which non-employee directors shall receive options pursuant to the Directors' Plan. Options are transferable only by will or under the laws of descent and distribution. With certain exceptions, each option may be exercised only by the optionees and only if the optionee is a director of MCI.

     As of December 31, 1996, options to purchase 960,000 MCI Shares have been granted pursuant to the Directors' Plan, which options have an average per share exercise price of $19.08. During the year ended December 31, 1996, no options were exercised by participating directors other than resigning directors. Pursuant to the Merger Agreement, options held by directors of MCI will vest immediately prior to the Effective Time of the Merger.

         The executive officers of MCI, including its subsidiaries, are elected annually and serve at the pleasure of the respective board of directors. They are:

       Name            Age*         Position**

Bert C. Roberts, Jr.   54        Chairman of the Board,
                                 Director

Gerald H. Taylor       55        Chief Executive Officer, Director

Timothy F. Price       43        President and
                                 Chief Operating Officer

Seth D. Blumenfeld     56        President,
                                 MCI International, Inc.

John W. Gerdelman      44        Executive Vice President,
                                 MCI Telecommunications Corporation

Douglas L. Maine       48        Executive Vice President and
                                 Chief Financial Officer

Scott B. Ross          45        Director, SHL Systemhouse Inc.,
                                 Director, President and Chief
                                 Operating Officer, MCI Systemhouse
                                 Corp.

Michael J. Rowny       46        Executive Vice President

Michael H. Salsbury    47        Executive Vice President and
                                 General Counsel

David M. Case          41        Vice President and Controller


---------------------
 *  As of March 1, 1997.
**  Unless otherwise indicated, the position is with MCI
    Communications Corporation.

         Mr. Roberts has been Chairman of the Board of MCI since June 1992. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of British Telecommunications plc ("BT"), a global telecommunications provider which has an approximate 20% equity interest in MCI, since October 1994; and a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since November 1995.

         Mr. Taylor has been Chief Executive Officer of MCI since November 1996. He has been Vice Chairman of MCIT since July 1995. He was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. He was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. He was an Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993. Mr. Taylor has been a director of MCI since September 1994 and a non-executive director of BT since November 1996.

         Mr. Price has been President and Chief Operating Officer of MCI since November 1996. He has been President and Chief Operating Officer of MCIT since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

         Mr. Blumenfeld was President of MCI International, Inc., from August 1983 to July 1993. He was Executive Vice President and Group Executive of MCIT from July 1993 to September 1994 and has been President of MCI International, Inc. since September 1994.

         Mr. Gerdelman has been an Executive Vice President of MCIT, serving as President, networkMCI Services, since October 1994. He was a Senior Vice President of MCIT from August 1992 to October 1994. From July 1991 to August 1992, he was President and Chief Executive Officer of MCI Services Marketing, Inc., a company that provided telemarketing services to, and in which a 51% equity interest was held by, MCIT. Since July 1994, Mr. Gerdelman has been a director of General Communication, Inc. ("GCI"), a telecommunications provider in Alaska, of which MCIT owns approximately 22% of the outstanding shares of Class A Common Stock and approximately 31% of the outstanding shares of Class B Common Stock.

         Mr. Maine has been an Executive Vice President of MCI since April 1994. Mr. Maine has been Chief Financial Officer of MCI since February 1992. He was a Senior Vice President of MCI from September 1988 to April 1994. From November 1990 to February 1992, he was a Senior Vice President of MCIT, serving as President of the Southern Division.

         Mr. Ross has been President and Chief Operating Officer of MCI Systemhouse Corp. since September 1995. He was Executive Vice President of MCIT, serving as President, Finance and Business Operations, from August 1995 to March 1996 and as President, Business Markets, from December 1994 to August 1995. He was Senior Vice President of MCIT from September 1993 to December 1994 and a Vice President of MCIT for more that 5 years prior thereto.

         Mr. Rowny has been an Executive Vice President of MCI since April 1995 and an Executive Vice President of MCIT since June 1994, serving as Executive Vice President, Ventures and Alliances. He was President of MJR Enterprises, a consulting company, from April 1994 to June 1994; Executive Vice President and Chief Financial Officer and a director of ICF Kaiser International, Inc., an environmental and engineering services company, from April 1992 to April 1994; and Chairman and Chief Executive Officer of Ransohoff Company, a manufacturer of environmental and industrial equipment, from November 1989 to April 1992.

         Mr. Salsbury has been Executive Vice President and General Counsel of MCI since November 1995. He was a partner in the law firm of Jenner & Block for more than five years prior thereto.

         Mr. Case has been Vice President and Controller of MCI since September 1995 and a Vice President of MCIT since October 1993. For more than five years prior thereto, he served MCIT in various management capacities.

REMUNERATION OF MCI EXECUTIVE OFFICERS

     Reference is made to "Item 5. Other Events -- The MCI/WorldCom Merger -- Interests of Certain Persons in the MCI/WorldCom Merger" contained in WorldCom's Current Report on Form 8-K/A-1 filed January 27, 1998 for information regarding certain interests of MCI directors and executive officers in the MCI/WorldCom Merger.

                           SUMMARY COMPENSATION TABLE

                                                                                       Restricted     Securities
                                                                      Other Annual       Stock        Underlying      All Other
                                           Salary         Bonus       Compensation      Award(s)       Options       Compensation
Name and Principal Position     Year         ($)         ($)(1)          ($)(2)         ($)(3,4)        (#)(4)          ($)(5)
---------------------------------------------------------------------------------------------------------------------------------
Bert C. Roberts, Jr.            1996        960,000             0              0       7,205,000        180,000           6,030
  Chairman                      1995        890,000     1,300,000        231,703               0        150,000           6,030
                                1994        850,000       900,000         69,460         896,000        180,000          49,011
Gerald H. Taylor                1996        565,000             0              0       5,185,000        130,000           6,030
  Chief Executive Officer       1995        525,000       800,000         76,914               0        100,000           6,030
                                1994        457,885       500,000         12,387         560,000        112,000          36,480
Timothy F. Price                1996        460,000       150,000              0       3,352,500        115,000           6,030
  President and Chief           1995        400,000       600,000         28,607               0        115,000         136,849
  Operating Officer             1994        330,385       270,250          6,181         560,000        110,000          21,991
Michael J. Rowny                1996        310,000             0              0       1,072,500         80,000          11,679
  Executive Vice President      1995        270,000       300,000              0         597,500         70,000           8,788
                                1994        134,615        94,675              0         560,000         80,000           1,024
Douglas L. Maine                1996        290,000             0              0         895,500         70,000           4,123
  Executive Vice President      1995        260,000       265,000         26,077         478,000         70,000           6,030
  and Chief Financial           1994        245,000       182,000          4,132               0         67,000          25,320
  Officer
=================================================================================================================================

---------------

(1) The amounts listed as paid in this column do not include the amount of bonus (otherwise payable currently in cash) invested at the election of the executive in incentive stock units ("ISUs"). Such amounts are reported under the Restricted Stock Awards column.

(2) Represents the annuity premium and taxes paid on behalf of the executive as the result of the purchase of an annuity to discharge the Supplemental Pension Plan's obligation to the executive. These amounts reduce dollar for dollar the actual amount of pension to be paid to the executive upon retirement.

(3) Amounts listed for 1996 represent the fair market value of restricted shares and ISUs at 100% of the fair market value of MCI Shares on the grant or bonus date (without discount attributable to the restrictions on such units). ISUs vest generally in one-third increments annually over three years, except for units that represent elections by executives to invest all or a portion of their bonuses (otherwise payable currently in cash) in ISUs which are fully vested. Pursuant to the Stock Option Plan, the Compensation Committee has authorized executives to elect to invest all or a portion of their bonuses (otherwise payable currently in cash) in ISUs. The amount of cash bonus deferred and invested in ISUs for each of the executive officers was: Mr. Roberts, $1,300,000, invested in 35,862 ISUs; Mr. Taylor, $800,000, invested in 22,069 ISUs; Mr. Price, $450,000, invested in 12,414 ISUs; Mr. Rowny, $300,000, invested in 8,276 ISUs; and Mr. Maine, $270,000, invested in 7,449 ISUs. The number of ISUs was determined by dividing the amount of bonus deferred by the fair market value of a share of MCI Common Stock on the date of the bonus award ($36.25). In order to encourage executives to invest a portion of their bonus awards in ISUs, the Committee awarded additional ISUs to deferring executives equal to 25% of the amount deferred. Such matching units are included in this column, vest one-third per year over three years and are payable at the same time as elected by the executive for his deferred award. The number of matching ISUs awarded and the value of the matching units (based on the market price of an MCI Share on the date of the bonus award) for each executive was: Mr. Roberts, 8,966 ISUs valued at $325,000; Mr. Taylor, 5,518 ISUs valued at $200,000; Mr. Price, 3,104 ISUs valued at $112,500; Mr. Rowny, 2,069 ISUs valued at $75,000; and Mr. Maine, 1,862 ISUs valued at $67,500.

    Pursuant to the Merger Agreement between MCI and BT, executives were offered the option to convert their restricted shares into ISUs in a 1-for-1 exchange. These ISUs vest on the same schedule as the underlying restricted shares, but as provided in the Merger Agreement, no later than November 3, 1999. As of December 31, 1996, only Mr. Roberts declined to exercise this option and continued to hold 322,536 restricted shares, valued at $10,542,896, on December 31, 1996. The remaining executives elected to convert their restricted shares into ISUs. As of December 31, 1996, these executives held the following converted ISUs, valued based on the market price on December 31, 1996; Mr. Taylor, 252,150 ISUs, valued at $8,242,153; Mr. Price, 171,950 ISUs, valued at $5,620,616; Mr. Rowny, 75,000 ISUs, valued at $2,451,563; and Mr. Maine, 50,100 ISUs, valued at $1,637,644.
    Dividends on restricted shares are held by MCI until the restrictions are removed. Dividend equivalents on ISUs will be paid to the holder or may be deferred at the holder's election.

(4) Please see pages 77-80 of MCI's Proxy Statement for its 1997 Annual Meeting for a discussion of vesting of awards of stock options, restricted shares and incentive stock units, upon termination of an executive's employment after the close of the Merger.

(5) Consists of the following: (a) contributions by the Company to the executives' accounts under the MCI ESOP and 401(k); and for Mr. Rowny (b) premiums paid by the Company for executive life insurance during the year. The values of the applicable components for each executive officer are: Mr. Roberts (a) $6,030; Mr. Taylor (a) $6,030; Mr. Price (a) $6,030; Mr. Rowny
    (a) $5,486 and (b) $6,193; and Mr. Maine (a) $4,123.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

---------------------------------------------------------------------------------------------------------------------------------
                 Number of
                 Securities                                                        Potential Realizable Value at Assumed Annual
                 Underlying    % of Total Options                                                 Rates of Stock
                  Options          Granted to        Exercise or                       Price Appreciation for Option Term(2)
                  Granted         Employees in       Base Price     Expiration    -----------------------------------------------
      NAME         (#)(3)         Fiscal Year         ($/Sh)(4)      Date(5)      0% ($)(6)        5% ($)             10% ($)
---------------------------------------------------------------------------------------------------------------------------------
Bert C. Roberts,
  Jr.               180,000          0.809%               29.25       1/30/06            0          3,311,136           8,391,078
Gerald H. Taylor    130,000          0.584%               29.25       1/30/06            0          2,391,376           6,060,223
Timothy F. Price    115,000          0.517%               29.25       1/30/06            0          2,115,448           5,360,967
Michael J. Rowny     80,000          0.359%               29.25       1/30/06            0          1,471,616           3,729,368
Douglas L. Maine     70,000          0.314%               29.25       1/30/06            0          1,287,664           3,263,197
---------------------------------------------------------------------------------------------------------------------------------
All Optionees(7) 22,257,990         100.00%            $29.1732       various            0        408,368,748       1,034,882,199
All Stockholders        N/A             N/A                 N/A           N/A            0     14,087,280,403(8)   35,700,089,200(8)
---------------------------------------------------------------------------------------------------------------------------------

---------------

(1) MCI did not grant any stock appreciation rights during the last or any prior fiscal year.

(2) The potential realizable value uses the hypothetical rates specified by the SEC and is not intended to forecast future appreciation, if any, of MCI's stock price. MCI did not use an alternative formula for this valuation as MCI is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, MCI disavows the ability of this or any other valuation model to predict or estimate MCI's future stock price or to place a reasonably accurate present value on the options because all models depend on assumptions about the stock's future price movement, which is simply unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value. An annual appreciation of 5% and 10% from the exercise price of $29.25 would result in per share prices of approximately $47.65 and $75.87, respectively, as of January 30, 2006. The values set forth in this table do not reflect the effect of the Merger.

(3) Grants become exercisable to the extent of one-third of the shares covered thereby on each of the first, second and third anniversary of the grant. Vesting may be accelerated upon a reorganization event or upon a tender offer for 30% or more of MCI's voting stock by a third party in accordance with plan provisions. Pursuant to the Merger Agreement, options granted prior to November 3, 1996 become fully vested and exercisable immediately prior to the Effective Time.

(4) The exercise price of the options is equal to the fair market value of the underlying stock on the date of grant.

(5)  All options granted in 1996 expire ten years from the date of grant.

(6) Unless the stock price increases, which will benefit all stockholders commensurately, an optionee will realize no gain.

(7) Options were granted to 6,745 employees in 1996. The potential realizable value uses a 10-year option term and base price of $29.25.

(8) Values were calculated using the total shares outstanding (including Class A Common Stock which is convertible into MCI Shares) as of December 31, 1996 (685,278,933 shares) and using a base price of $32.6875. Appreciation of 5% and 10% would result in per share prices of approximately $53.24 and $84.78, respectively, at December 31, 2006. The values set forth in this table also do not reflect the effect of the Merger.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                  Number of Securities         Value of Unexercised
                       Shares                    Underlying Unexercised       In-the-Money Options at
                     Acquired on     Value          Option at FY-End                  FY-End
                      Exercise      Realized               (#)                        ($)(1)
       Name              (#)          ($)       Exercisable/Unexercisable    Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------
Bert C. Roberts,
  Jr                         0            0         1,048,300/341,700           16,986,494/2,412,881
Gerald H. Taylor             0            0           449,090/235,080            6,685,181/1,650,953
Timothy F. Price        24,080      284,010           130,970/229,450            1,305,632/1,793,678
Michael J. Rowny             0            0            75,900/154,100              848,719/1,213,156
Douglas L. Maine             0            0           294,320/139,680            4,601,358/1,063,330
===================================================================================================

---------------

(1) Options are "in-the-money" if, on December 31, 1996, the market price of the MCI Shares ($32.6875) exceeded the exercise price of such options. All options, on December 31, 1996, were "in-the-money". The value of such options is calculated by determining the difference between the aggregate market price of the MCI Shares covered by the options on December 31, 1996 and the aggregate exercise price of such options.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                    Number of Shares,       Performance or Other
                                                     Units or Other        Period Until Maturation
                      Name                            Rights(#)(1)              or Payout(2)
--------------------------------------------------------------------------------------------------
Bert C. Roberts, Jr.                                      210,000          based on date of Merger
Gerald H. Taylor                                          190,000          based on date of Merger
Timothy F. Price                                          180,000          based on date of Merger
Michael J. Rowny                                           90,000          based on date of Merger
Douglas L. Maine                                           90,000          based on date of Merger
===================================================================================================

---------------

(1) Represents the number of incentive stock units granted to each named executive by the board of directors on November 2, 1996.

(2) Pursuant to the Merger Agreement, these incentive stock units will vest over three years: one-third upon the Effective Time of the Merger; and one-third on each of the first two anniversaries of the Effective Time of the Merger. Upon vesting, incentive stock units may be paid out in MCI Common Stock or, at the election of the executive, further deferred into MCI Common Stock or other investment vehicles. Dividend equivalents on incentive stock units will be paid to the holder or may be deferred at the holder's election. In the event the Merger is not consummated, the incentive stock units will be forfeited.

PENSION PLANS

     MCI sponsors a tax-qualified defined benefit plan ("Qualified Plan") and a supplemental nonqualified defined benefit plan ("Supplemental Plan" and, together with the Qualified Plan, the "Pension Plans"). The Qualified Plan covers all employees of MCI, including executive officers, who work at least 1,000 hours in a year. The Supplemental Plan covers only MCI's key executives, including the executive officers, who work at least 1,000 hours in a year. No employee contributions are required for participation in the Pension Plans. Retirement benefits are based upon the employee's compensation during the employee's employment with MCI or a participating subsidiary.

     Compensation used to calculate benefits includes bonuses (including bonuses invested in ISUs) but does not include compensation related to fringe benefits, stock options, other incentive stock units or restricted stock. During 1996, compensation for the purposes of calculating pension benefits for the Qualified Plan was limited by section 401(a)(17) of the Code, to $150,000. The Supplemental Plan pays the incremental benefit attributable to that part of the employee's compensation which exceeds the Code limitation in any plan year.

     Employees are fully vested upon the earlier of five years of service or upon reaching age 65 while employed by MCI or a participating subsidiary. There is no partial vesting. Normal retirement age is 65, but an employee may elect to receive an actuarially-reduced pension at or after age 55 with five years of service with MCI or a participating subsidiary. In addition, the Supplemental Plan permits MCI to grant additional service and additional pension amounts to selected employees.

     For employees employed after January 1, 1989, the Pension Plans provide a normal retirement benefit for each year of credited service equal to 1% of the compensation earned by the employee during that year up to the Social Security "covered compensation" level plus an additional 1.5% of compensation earned over that level. However, employees employed on or before January 1, 1993 were credited with an updated past service benefit which provides a benefit of 1% of the employee's average annual compensation (for the years 1990, 1991 and 1992) up to $21,000 and 1.5% of such compensation over $21,000 for such years multiplied by the employee's service through December 31, 1992. For employees employed on or after January 1, 1994, the Pension Plans provide a future service benefit for each subsequent year of credited service equal to a flat 1.8% of the employee's eligible compensation. Effective January 1, 1996, MCI adopted a Part II to the Qualified Plan ("Part II") which changed the manner in which pension benefits will be determined. Part II is a defined benefit pension plan. Under
Part II an initial account balance will be established for each participant equal to the actuarial equivalent of the participant's prior accruals under the Qualified Plan. Participants employed on or after January 1, 1996 receive compensation credits and interest credits to their accounts. Compensation credits are a designated percent of pay, based on the participant's age, according to the following schedule: employees younger than age 25, 2.0%; age 25-29, 2.5%; age 30-34, 3.0%; age 35-39, 4.0%; age 40-44, 5.0%; age 45-54, 6.0%;
and age 55 or older, 6.5%. Part II guarantees a minimum interest credit of 4% per year on the prior year's account balance. For 1997, the guaranteed interest credit is 6.09%. Part II participants who are age 50 or older with five years of service as of December 31, 1995 will receive accruals under Part I through the Plan year ended December 31, 2000.

     Benefits payable from tax qualified plans are further limited by section 415 of the Code; in 1996, the annual maximum benefit from the Qualified Plan was limited to $155,000. When the pension formula would result in an executive receiving a benefit above the applicable limit, the Supplemental Plan assumes an obligation to pay the incremental portion above such limit.

     As of December 31, 1996, Messrs. Roberts, Taylor, Price, Rowny and Maine, upon normal retirement, would be entitled to annual retirement benefits from the Pension Plans of approximately $645,694; $326,426; $256,169; $117,073 and
$145,751, respectively. Mr. Rowny will not vest under the plans until June 1998. Should Mr. Rowny leave the employ of MCI before his benefits vest, he will receive no pension benefit from MCI.

Security Ownership of Certain Beneficial Owners and Management

     Reference is made to "Item 5. Other Events -- The MCI/WorldCom Merger -- Interests of Certain Persons in the MCI/WorldCom Merger" and "-- Business, Management and Principal Stockholders of MCI" contained in WorldCom's Current Report on Form 8-K/A-1 filed January 27, 1998 for information regarding the security ownership of management and principal stockholders of MCI.

ITEM 7 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)   Financial Statement of Business Acquired.

               The financial statements of the business to be acquired, MCI, (and related Management's Discussion and Analysis of Financial Conditions and Results of Operations) required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1 herein.

         (b)   Pro Forma Financial Information.

               The pro forma financial information required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1.

         (c)   Exhibits.

               See Exhibit Index.

              INDEX TO FINANCIAL STATEMENTS AND OTHER INFORMATION

                           Financial Statements                                         Page Numbers
                           --------------------                                         ------------
MCI Communications Corporation and Subsidiaries - for the fiscal years ended December 31, 1994, 1995, and 1996:

         Consolidated Income Statements                                                     F-2
         Consolidated Balance Sheets                                                        F-3
         Consolidated Statements of Cash Flows                                              F-4
         Consolidated Statements of Stockholders' Equity                                    F-5
         Notes to Consolidated Financial Statements                                         F-6
         Report of Independent Accountants                                                  F-23
         Management's Discussion and Analysis of Financial Condition                        F-24
                  and Results of Operations

         Note: the above financial information related to MCI was previously filed as Exhibit 13 to MCI's Current Report on Form 8-K filed
         February 10, 1997 (the "MCI Form 8-K") and has not been updated to reflect changes since December 31, 1996. To the extent the above financial information differs from the financial information reported in MCI's Form 8-K, the MCI Form 8-K shall control.

MCI Communications Corporation Subsidiaries - for the nine month periods ended
         September 30, 1996 and 1997 (unaudited):

         Consolidated Statements of Operations                                              F-35
         Consolidated Balance Sheets                                                        F-36
         Consolidated Statements of Cash Flows                                              F-38
         Consolidated Statements of Stockholders' Equity                                    F-39
         Notes to Interim Consolidated Financial Statements                                 F-40
         Management's Discussion and Analysis of Financial Condition                        F-44
                  and Results of Operations

         Note: the above financial information related to MCI was previously contained in MCI's Quarterly Report on Form 10-Q for the period ended
         September 30, 1997 (the "MCI Form 10-Q") and has not been updated to reflect changes since September 30, 1997. To the extent the above financial information differs from the financial information reported in MCI's
         Form 10-Q, the MCI Form 10-Q shall control

WorldCom,Inc. - for the nine month period ended September 30, 1997 and for the fiscal years ended December 31, 1996:

         Pro Forma Financial Information                                                    F-59
         Pro Forma Condensed Combined Balance Sheet as of September 30, 1997                F-60
         Pro Forma Condensed Combined Statement of Operations for the nine months
                  ended September 30, 1997                                                  F-61
         Pro Forma Condensed Combined Statement of Operations for the
                   fiscal year ended December 31, 1996                                      F-62
         Notes to Pro Forma Financial Statements                                            F-63
         Additional Pro Forma Presentation                                                  F-65

INCOME STATEMENTS
MCI Communications Corporation and Subsidiaries

Year ended December 31,                1996              1995             1994
-------------------------------------------------------------------------------
(In millions, except per
 share amounts)
REVENUE                              $18,494           $15,265          $13,338

OPERATING EXPENSES
  Cost of services                     9,489             7,893            6,916
  Sales, operations and general        5,028             4,426            3,790
  Depreciation                         1,664             1,308            1,176
  Asset write-down                         -               520                -
                                      ------            ------           ------
TOTAL OPERATING EXPENSES              16,181            14,147           11,882
                                      ------            ------           ------
INCOME FROM OPERATIONS                 2,313             1,118            1,456

Interest expense                        (196)             (149)            (153)
Interest income                           34               147               50
Equity in income (losses) of
  affiliated companies                  (156)             (187)              (4)
Other expense, net                        (5)              (32)             (69)
                                      ------            ------           ------

INCOME BEFORE INCOME TAXES             1,990               897            1,280

Income tax provision                     753               349              485
Distributions on subsidiary Trust
  mandatorily redeemable preferred
  securities                              35                 -                -
                                      ------            ------           ------
NET INCOME                             1,202               548              795

Dividends on preferred stock               -                 -                1
                                      ------            ------           ------
EARNINGS APPLICABLE TO
  COMMON STOCKHOLDERS                $ 1,202           $   548           $  794
                                      ======            ======           ======
EARNINGS PER COMMON AND
   COMMON EQUIVALENT SHARE           $  1.73           $   .80           $ 1.32
                                      ======            ======           ======
Weighted average number of
  common shares                          695               687              604

See accompanying Notes to Consolidated Financial Statements.

BALANCE SHEETS
MCI Communications Corporation and Subsidiaries

December 31,                                     1996                      1995
-------------------------------------------------------------------------------
(In millions)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                     $   187                   $   471
Marketable securities                             161                       373
Receivables, net of allowance for
  uncollectibles of $273 and $260 million       3,480                     2,912
Other current assets                              888                       749
                                               ------                    ------
  TOTAL CURRENT ASSETS                          4,716                     4,505
                                               ------                    ------
PROPERTY AND EQUIPMENT
Communications  system in service              14,005                    11,318
Furniture, fixtures and equipment               2,848                     2,432
Other property                                    519                       493
                                               ------                    ------

  TOTAL PROPERTY AND EQUIPMENT                 17,372                    14,243
Accumulated  depreciation                      (6,535)                   (5,238)
Construction in progress                        1,337                     1,304
                                               ------                    ------
  TOTAL PROPERTY AND EQUIPMENT, NET            12,174                    10,309


OTHER ASSETS
Noncurrent  marketable  securities                 58                         -
Other assets and deferred charges, net            678                       511
Investment in affiliates                          690                       495
Investment in Direct Broadcast Satellite          893                         -
Investment in News Corp.                        1,350                     1,000
Goodwill, net                                   2,419                     2,481
                                               ------                    ------
  TOTAL OTHER ASSETS                            6,088                     4,487
                                               ------                    ------
TOTAL ASSETS                                  $22,978                   $19,301
                                               ======                    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                              $   992                   $   706
Accrued telecommunications expense              2,045                     1,936
Other accrued liabilities                       1,806                     1,728
Long-term debt due within one year                203                       500
                                               ------                    ------
  TOTAL CURRENT LIABILITIES                     5,046                     4,870
                                               ------                    ------
NONCURRENT LIABILITIES
Long-term debt                                  4,798                     3,444
Deferred taxes and other                        1,723                     1,385
                                               ------                    ------
  TOTAL NONCURRENT LIABILITIES                  6,521                     4,829

COMPANY OBLIGATED MANDATORILY REDEEMABLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUST
  HOLDING SOLELY JUNIOR SUBORDINATED
  DEFERRABLE INTEREST DEBENTURES OF THE
  COMPANY                                         750                         -

STOCKHOLDERS' EQUITY
Class A common stock, $.10 par value,
  authorized 500 million shares, issued
  136 million shares                               14                        14
Common stock, $.10 par value, authorized
  2 billion shares, issued 593 million shares      60                        60
Additional paid in capital                      6,410                     6,405
Retained earnings                               5,231                     4,063
Treasury stock, at cost, 44 and 43 million
  shares                                       (1,054)                     (940)
                                               ------                    ------
  TOTAL STOCKHOLDERS' EQUITY                   10,661                     9,602
                                               ------                    ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $22,978                   $19,301
                                               ======                    ======

See accompanying Notes to Consolidated Financial Statements.

STATEMENTS OF CASH FLOWS
MCI Communications Corporation and Subsidiaries

Year ended December 31,               1996             1995              1994
-------------------------------------------------------------------------------
(In millions)
OPERATING ACTIVITIES
  Receipts from customers            $17,897          $14,786           $13,298
  Payments to suppliers and
   employees                         (13,830)         (11,453)          (10,472)
  Taxes paid                            (810)            (410)             (393)
  Interest paid                         (147)            (113)             (100)
  Interest received                       34              169                22
                                      ------           ------            ------
  CASH FROM OPERATING ACTIVITIES       3,144            2,979             2,355
                                      ------           ------            ------
INVESTING ACTIVITIES
  Capital expenditures for
   property and equipment             (3,347)          (2,866)           (2,897)
  Purchases of marketable securities    (487)          (4,630)           (4,096)
  Proceeds from sales and maturities
   of marketable  securities             641            5,930             2,424
  Acquisition of businesses, net of
   cash acquired                         (40)          (1,243)             (110)
  Investment in News Corp.              (350)          (1,000)                -
  Investment in Direct Broadcast
   Satellite                            (853)               -                 -
  Investment in affiliates              (306)            (494)             (174)
  Other, net                             (40)              11               (64)
                                      ------           ------            ------
  CASH USED FOR INVESTING ACTIVITIES  (4,782)          (4,292)           (4,917)
                                      ------           ------            ------
  NET CASH FLOW BEFORE FINANCING
   ACTIVITIES                         (1,638)          (1,313)           (2,562)
                                      ------           ------            ------
FINANCING ACTIVITIES
  Issuance of Senior Notes and other
   debt                                  796                -               939
  Payment of Senior Notes and other
   debt                                 (595)            (305)             (246)
  Commercial paper and bank credit
   facility  activity, net               717              702              (239)
  Issuance of subsidiary Trust
   mandatorily redeemable preferred
   securities, net                       726                -                 -
  Issuance of Class A common stock         -                -             3,510
  Issuance of common stock for
   employee plans                        426              275               248
  Payment of dividends on common
   and  preferred stock                  (34)             (33)              (32)
  Distributions paid on subsidiary
   Trust mandatorily redeemable
   preferred securities                  (35)               -                 -
  Purchase of treasury stock            (647)            (284)             (354)
                                      ------           ------            ------
  CASH FROM FINANCING ACTIVITIES       1,354              355             3,826
                                      ------           ------            ------
Net (decrease) increase in cash
   and cash equivalents                 (284)            (958)            1,264
Cash and cash equivalents
   at beginning of year                  471            1,429               165
                                      ------           ------            ------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                        $   187          $   471          $  1,429
                                      ======           ======            ======
Reconciliation of net income to cash
   from operating activities:
Net income                           $ 1,202          $   548          $    795
Adjustments to net income:
  Depreciation  and amortization       1,722            1,367             1,230
  Asset write-down                         -              520                 -
  Equity in (income) losses of
   affiliated companies                  156              187                 4
  Deferred income tax provision          298              144               269
Netchange in operating activity
   accounts other than cash and
   cash equivalents, net of effects
   of acquisition of businesses:
  Receivables                           (568)            (442)             (135)
  Operating accounts payable             228               57                36
  Other operating activity accounts      106              598               156
                                      ------           ------            ------
  CASH FROM OPERATING ACTIVITIES     $ 3,144          $ 2,979           $ 2,355
                                      ======           ======            ======

See accompanying Notes to Consolidated Financial Statements.

STATEMENTS OF STOCKHOLDERS' EQUITY
MCI Communications Corporation and Subsidiaries


                                              Class A                  Additional                    Treasury      Stock-
                               Preferred       Common       Common      Paid in       Retained        Stock,      holders'
                                 Stock         Stock        Stock       Capital       Earnings       at Cost       Equity
--------------------------------------------------------------------------------------------------------------------------
(In millions)
BALANCE AT DECEMBER 31,
  1993                          $      1             -     $     60     $  2,493      $  2,785      $   (626)     $  4,713
Class A common stock
  issued (136 million
  shares) and preferred
  stock converted                     (1)     $     14            -        3,496             -             -         3,509
Common stock issued for
  employee stock and
  benefit plans (18 million
  shares)                              -             -            -          180             -           124           304
Tax benefit of common stock
  transactions related to
  employee benefit plans               -             -            -           63             -             -            63
Change in unrealized loss
  on marketable securities             -             -            -           (5)            -             -            (5)
Net income                             -             -            -            -           795             -           795
Common and preferred stock
  dividends                            -             -            -            -           (32)            -           (32)
Treasury stock purchased
  (15 million shares)                  -             -            -            -             -          (343)         (343)
                                ------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31,
  1994                                 -            14           60        6,227         3,548          (845)        9,004
Common stock issued for
  employee stock and
  benefit plans (18 million
  shares)                              -             -            -          132             -           189           321
Tax benefit of common stock
  transactions related to
  employee benefit plans               -             -            -           25             -             -            25
Acquisition of business
  (.8 million shares)                  -             -            -           16             -             -            16
Change in unrealized loss
  on marketable securities             -             -            -            5             -             -             5
Net income                             -             -            -            -           548             -           548
Common stock dividends                 -             -            -            -           (33)            -           (33)
Treasury stock purchased
  (13 million shares)                  -             -            -            -             -          (284)         (284)
                                ------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31,
  1995                                 -            14           60        6,405         4,063          (940)        9,602
Common stock issued for
  employee stock and
  benefit plans (23 million
  shares)                              -             -            -          (56)            -           533           477
Tax benefit of common stock
  transactions related to
  employee benefit plans               -             -            -           61             -             -            61
Net income                             -             -            -            -         1,202             -         1,202
Common stock dividends                 -             -            -            -           (34)            -           (34)
Treasury stock purchased
  (23 million shares)                  -             -            -            -             -          (647)         (647)
                                ------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31,
  1996                          $      -      $     14     $     60     $  6,410      $  5,231      $ (1,054)     $ 10,661

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MCI Communications Corporation and Subsidiaries

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
The company operates predominantly in a single industry, the telecommunications industry. The company provides a broad range of communication services, including long distance, local and wireless telecommunication services and information technology services. Long distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone, data communication, teleconferencing, Internet and electronic messaging services.

Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, telecommunications expense, depreciation and amortization, reorganization accruals and asset write-downs, employee benefit plans and taxes.

Principles of Consolidation
The financial statements include the consolidated accounts of MCI Communications Corporation and its majority-owned subsidiaries (collectively, the company) with all significant intercompany transactions eliminated.

Revenue
The company records as revenue the amount of communication services furnished, as measured primarily by the minutes of traffic processed, after deducting an estimate of traffic which will be neither billed nor collected. Service discounts and incentives are accounted for as a reduction of revenue when granted or, where a service continuation contract exists, ratably over the contract period. Revenue from information technology services is recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

Cash and Cash Equivalents
Cash equivalents consist primarily of certificates of deposit, securities of the U.S. Government and its agencies and corporate debt securities all having maturities of ninety days or less when purchased. The carrying amount reported in the accompanying balance sheets for cash equivalents approximates fair value due to the short-term maturity of these instruments. At December 31, 1996 and 1995, checks not yet presented for payment of $338 million and $248 million in excess of cash balances, respectively, were included in current liabilities. The company had sufficient funds available to cover these outstanding checks when they were presented for payment.

Marketable Securities
Investments in marketable securities at December 31, 1996 and 1995 are classified as available for sale and are reported at fair value in accordance with Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." The fair values are based on quoted market prices, and any holding gains and losses are excluded from earnings and reported as a net amount in additional paid in capital until realized. Realized gains and losses are recorded in the income statement and the cost assigned to securities sold is based on the specific identification method.

Investments
The company uses the equity method to account for investments in entities in which it has less than a majority interest but can exercise significant influence. These investments are classified on the accompanying balance sheets as investments in affiliates. Under the equity method, the investment, originally recorded at cost, is adjusted to recognize the company's share of the net earnings or losses of the affiliates as they occur, rather than as dividends or other distributions are received, limited to the extent of the company's investment in, advances to and guarantees for the investee. The company's share of net earnings or losses of affiliates includes amortization of purchase adjustments. Other investments in which the ownership is less than 20% and the company does not exercise significant influence are recorded at cost. The company's investment in News Corp. is recorded under the cost method. The company's investment in the Direct Broadcast Satellite (DBS) consists primarily of the FCC license fee and satellite construction costs, all of which are recorded at cost. The license expires 10 years from the date of grant; however, FCC rules provide for renewal expectancy provisions. The company expects that the license would be routinely renewed for successive 10 year terms subject to compliance with such FCC rules. Accordingly, the license will be amortized using the straight-line method over a period of 40 years at the time service provided under the license commences, which is expected to begin in late 1997. Satellite construction costs are capitalized in accordance with the company's accounting policy for property and equipment.

Property and Equipment
The communications system in service is recorded at cost and includes material, interest, labor and overhead. The costs of construction and equipment are transferred to communications system in service as construction projects are completed and/or equipment is placed in service. Depreciation is recorded commencing with the first full month that the assets are in service and is provided using the straight-line method over their estimated useful lives. A majority of the company's communications system assets are grouped in like pools for depreciation purposes. For these asset groups, the cost of equipment retired in the ordinary course of business, less proceeds, is charged to accumulated depreciation. The company periodically reviews and adjusts the useful lives assigned to fixed assets to ensure that depreciation charges provide appropriate recovery of capital costs over the estimated physical and technological lives of the assets. The weighted average depreciable life of the assets comprising the communications system in service approximates 10 years. Furniture, fixtures and equipment are depreciated over a weighted average life of 6 years and includes computer and data center equipment along with other administrative assets. Other property includes land, buildings and leasehold improvements. Leasehold improvements are depreciated over the shorter of the life of the equipment or the life of the lease. Buildings are depreciated using lives of up to 35 years. Maintenance and repairs are charged to expense as incurred.

Capital Leases
Certain of the company's lease obligations meet the criteria of a capital lease. These obligations are recorded at the present value of the future lease payments, including estimated bargain purchase options, discounted at the approximate interest rate implicit in each lease. Amounts are depreciated over the estimated useful lives of the equipment, which are generally longer than the terms of the leases. Leases not capitalized are primarily for land on which communications equipment is located and for administrative facilities, including office buildings, vehicles, certain data processing equipment and office equipment.

Other Assets and Deferred Charges
Included in other assets and deferred charges are unamortized customer discounts and service incentives, right-of-way agreements with third parties, purchased subscriber base, deferred advertising costs and debt issuance costs. Deferred customer discounts and service incentives are amortized over the life of the specific contract to which they relate; also included are amounts recoverable under long-term customer service contracts, which are amortized over the contract period. Right-of-way costs are amortized as the assets are placed in service, over the lesser of the remaining term of the agreements or 25 years. Purchased subscriber base is amortized over the period benefited. Debt issuance costs are amortized over the life of the applicable debt.

Goodwill
Goodwill represents the excess of the cost to acquire subsidiaries over the estimated fair market value of the net assets acquired. These amounts are amortized using the straight-line method over lives ranging from 10 to 40 years. Accumulated amortization at December 31, 1996 and 1995 was $247 million and $172 million, respectively. The company periodically evaluates the realizability of goodwill based upon projected undiscounted cash flows and operating income for each subsidiary having a material goodwill balance. The company believes that no impairment of goodwill existed at December 31, 1996.

Foreign Exchange Contracts and Interest Rate Swaps
The company enters into foreign exchange contracts and interest rate swap agreements to hedge its foreign currency risks and reduce its interest rate exposure (see Note 8). While the company does not engage in speculation, it is exposed to market rate risk in the event of nonperformance by the other parties to the agreements. The company manages credit risk by regularly monitoring and evaluating the counterparties. At December 31, 1996, the fair values of and potential risk of loss on these agreements were not material.

Income Taxes
The company files a consolidated federal income tax return on a March 31 fiscal year end. Deferred income taxes are provided on transactions which are reported in the financial statements in different periods than for income tax purposes. Income tax benefits of tax deductions related to common stock transactions with the company's employee benefit plans are recorded directly to additional paid in capital. General business credits are accounted for by the flow-through method.

Earnings Per Common and Common Equivalent Share
Earnings per common and common equivalent share amounts are based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive. Fully diluted earnings per share are not materially different from primary earnings per share.

Reclassification
Certain prior year information has been reclassified to conform to the current year presentation.

NOTE 2. MERGER AGREEMENT WITH BRITISH TELECOMMUNICATIONS PLC AND EXISTING
ALLIANCE

Merger Agreement
On November 3, 1996, the company entered into an Agreement and Plan of Merger (the Merger Agreement) with British Telecommunications plc (BT), a public limited company organized under the laws of England and Wales. As a result of the proposed merger (the Merger), the stockholders of the company and BT will become the owners of a combined company, renamed Concert plc (Concert). Under the terms of the Merger, each outstanding share of the company's common stock (other than treasury shares and shares owned by BT including the shares of Class A common stock) will be converted into the right to receive (i) .54 American Depository Share (ADS) of Concert, each ADS representing ten ordinary shares of 25 pence each of Concert (with cash being paid in lieu of fractional ADSs), and
(ii) $6.00 in cash.

Completion of the Merger is subject to certain conditions, including the approval of the stockholders of the company and BT and receipt of required regulatory approvals. The company expects to complete the Merger in the fall of 1997. The Merger will be accounted for under the purchase method of accounting under both U.S. and United Kingdom (U.K.) generally accepted accounting principles.

Existing Alliance
On September 30, 1994, BT completed the purchase of 136 million shares of the company's Class A common stock for $4.3 billion. As discussed further in Note 10, the purchase resulted in a 20% voting interest in the company. In conjunction with this investment, the company purchased a 24.9% equity interest in Concert Communications Company (Concert Communications), a business venture launched by BT in July 1994, which provides global enhanced telecommunication services for business customers. In addition, the company purchased from BT substantially all of the operations of BT North America Inc. in January 1994 for $108 million and divested its interest in AAP Telecommunications Pty. Ltd. in October 1994.

The company and BT lease each others' access lines at prevailing market rates in the ordinary course of business to process traffic in the U.S. and the U.K. The company also conducts business with Concert Communications through the provision and receipt of communication services at prevailing market rates. During 1996, 1995 and 1994, the amounts associated with these transactions were not material to the company.

NOTE 3.  BUSINESS ACQUISITIONS

In September 1995, the company acquired all of the outstanding shares of Nationwide Cellular Service, Inc. for approximately $210 million. In November 1995, the company acquired all of the outstanding shares of SHL Systemhouse, Inc. for approximately U.S. $1.13 billion. These acquisitions have been accounted for as purchase business combinations and, accordingly, the net assets and results of their operations have been included in the company's financial statements since the acquisition dates. Acquisition costs have been allocated to the fair value of assets acquired, including intangibles, and liabilities assumed. The excess of the purchase price over the fair value of net assets for these and other less significant 1995 acquisitions, of approximately $1.4 billion, is being amortized over periods of 20 to 40 years.

NOTE 4.  MARKETABLE  SECURITIES

At December 31, 1996 and 1995, all of the company's marketable securities were classified as available-for-sale and stated at fair value. These securities were included in the accompanying balance sheets as either cash and cash equivalents, current marketable securities or noncurrent marketable securities. At December 31, 1996, the portfolio consisted of $40 million of certificates of deposit, $143 million of U.S. Government agency securities and $67 million of corporate debt securities. At December 31, 1995, the portfolio consisted of $70 million of certificates of deposit, $385 million of U.S. Government agency securities and $129 million of corporate debt securities.

At December 31, 1996 and 1995, amortized cost equaled fair market value. Sales of available-for-sale marketable securities during 1996 and 1995 resulted in a net realized gain of $0 and $13 million, respectively, which were included in interest income.

The distribution of maturities of marketable securities is as follows:

December 31,                        -------1996-------       -------1995-------
                                    Cost    Fair Value       Cost    Fair Value
-------------------------------------------------------------------------------
(In millions) Marketable securities:
Maturing within three months       $  31          $ 31       $211          $211
Maturing within one year             161           161        373           373
Maturing between one and five years   58            58          -             -
-------------------------------------------------------------------------------
Total marketable securities         $250          $250       $584          $584
-------------------------------------------------------------------------------

NOTE 5.  INVESTMENT IN AFFILIATES

The company has various investments accounted for under the equity method, which are reported in the accompanying balance sheets as investments in affiliates. At December 31, 1996 and 1995, the net investment balance in affiliated companies was $690 million and $495 million, respectively. Included in investment in affiliates is Avantel, S.A. de C.V. (Avantel), a 44.5% owned business venture with Grupo Financiero Banamex-Accival formed to provide competitive domestic and international long distance telecommunications services in Mexico. At December 31, 1996 and 1995, the net investment balance for Avantel was $465 million and $237 million, respectively. Also included is the company's 24.9% interest in Concert Communications, which had a net investment balance of $53 million and $58 million at December 31, 1996 and 1995, respectively. Until the merger with BT is consummated, the company expects to continue making capital contributions in Concert Communications to maintain its proportionate equity interest.

The summarized financial information for all affiliated companies accounted for by the company under the equity method, as reported on their financial statements as of and for the year ended December 31, 1995, is as follows: current assets of $581 million, noncurrent assets of $759 million, current liabilities of $396 million, noncurrent liabilities of $388 million, redeemable preferred stock of $37 million, net sales of $590 million, gross profit of $100 million, net loss from continuing operations of $(437) million and net loss of $(442) million. The company's share of net losses of affiliated companies in 1995 was $(187) million, which included a special charge discussed further in
Note 14, and represented, in the aggregate, more than 10% of the company's 1995 income before income taxes and such losses. Similar information about affiliated companies for 1996 is not presented herein since the company's share of their operating results was less than 10% of the company's 1996 income before income taxes and such losses.

NOTE 6.  INVESTMENTS IN NEWS CORP. AND DIRECT BROADCAST SATELLITE

In August 1995, the company made an initial investment of $1 billion in The News Corporation Limited (News Corp.). The investment was comprised of (i) an aggregate of 51 preferred shares of two U.S. subsidiaries of News Corp. with a stated value and liquidation preference of $850 million and bearing a dividend rate of 5.147%, and (ii) a four year warrant (purchase price of $150 million) to acquire up to approximately 155 million News Corp. ordinary shares for $850 million. The exercise price of the warrant is payable, at the company's option, in cash, through the surrender of the preferred shares or a combination of both. The company has an option for five years to invest an additional $1 billion under the same terms and for the same consideration as its initial investment. During the five year period, News Corp. can require the company to invest the additional $1 billion or a part thereof for News Corp.'s use to acquire assets relating to its core business. In January 1996, News Corp. exercised a portion of this right by requiring the company to invest $350 million, which investment was made in May 1996. Should the company exercise its warrants and acquire ordinary shares of News Corp., subject to certain exceptions, the company shall vote in the same proportion as all other votes. For the years ended December 31, 1996 and 1995, the company recorded dividend income on its preferred stock investment in News Corp. of $54 million and $18 million, respectively.

In December 1996, the Federal Communications Commission (FCC) issued the DBS license awarded to the company in the January 1996 public auction. The DBS spectrum slot, located at 110-degrees West Longitude, provides coverage of all fifty states and Puerto Rico. DBS is a point-to-multipoint broadcast service that uses high-powered Ku band satellites which are placed in geosynchronous orbit. As of December 31, 1996, the company had capitalized $893 million related to its investment in DBS, $682 million of which was for the payment of the license and the remainder for the construction of satellites. As a result of this alliance, the company and News Corp. have agreed to form a joint venture, in which the company anticipates owning less than a 20% interest, to provide digital satellite services to homes and businesses beginning in late 1997.

NOTE 7.  SUPPLEMENTARY BALANCE SHEET INFORMATION

December 31,                                            1996             1995
-------------------------------------------------------------------------------
(In millions) Other current assets:
  Deferred income taxes                               $    376          $   317
  Other receivables, net                                   191              173
  Other                                                    321              259
-------------------------------------------------------------------------------
Total other current assets                            $    888          $   749
-------------------------------------------------------------------------------

Other accrued liabilities:
  Taxes, other than income                            $    335          $   399
  Payroll and employee benefits                            328              270
  Reorganization costs                                      92              161
  Other                                                  1,051              898
-------------------------------------------------------------------------------
Total other accrued liabilities                       $  1,806          $ 1,728
-------------------------------------------------------------------------------

Deferred taxes and other:
  Deferred income taxes                               $  1,697          $ 1,357
  Other                                                     26               28
-------------------------------------------------------------------------------
Total deferred taxes and other                        $  1,723          $ 1,385
-------------------------------------------------------------------------------

NOTE 8.  DEBT AND LEASE OBLIGATIONS

Company debt consists of:

December 31,                                             1996             1995
-------------------------------------------------------------------------------
(In millions)
Senior Notes, net of unamortized discounts of
  $1.5 million and $1 million at weighted average
  interest rates of 6.9%, and with maturities
  ranging from September 1997 to August 2006            $1,485           $1,486
Senior Debentures, net of unamortized discount
  of $6.5 million and $6 million at a weighted
  average interest rate of 7.6% and 7.9%, and with
  maturities ranging from January 2023 to June 2027      1,384              884
Capital lease obligations at a weighted
  average interest rate of  9.1% and 9.0%                  504              589
Commercial paper and bank credit facility
  borrowings at a weighted average interest
  rate of 5.4% and 5.7%                                  1,422              705
Other debt at a weighted average interest
  rate of 5% and 7.6%                                      206              280
-------------------------------------------------------------------------------
Total debt                                               5,001            3,944
Debt due within one year                                  (203)            (500)
===============================================================================
Total long-term debt                                    $4,798           $3,444
===============================================================================

Annual maturities of long-term debt for the five years after December 31, 1996 are as follows: $203 million in 1997; $140 million in 1998; $582 million in 1999; $270 million in 2000 and $1,459 million in 2001.

Total interest costs were $314 million in 1996, $242 million in 1995 and $231 million in 1994, of which $118 million, $93 million and $78 million, respectively, were capitalized.

At December 31, 1996 and 1995, the estimated fair value of the company's long-term debt, excluding capital lease obligations, is listed below. This valuation represents either quoted market values, where available, or the company's estimate based upon market prices of comparable debt instruments.

December 31,                                 1996                   1995
-------------------------------------------------------------------------------
                                               Estimated              Estimated
                                     Carrying       Fair    Carrying       Fair
                                       Amount      Value      Amount      Value
-------------------------------------------------------------------------------
(In millions)
Senior Notes                           $1,485     $1,516      $1,486     $1,540
Senior Debentures                       1,384      1,456         884        955
Commercial paper and bank
  credit facility borrowings            1,422      1,422         705        705
Other debt                                206        206         280        280
-------------------------------------------------------------------------------
Total debt, excluding capital leases   $4,497     $4,600      $3,355     $3,480
===============================================================================

The excess in the estimated fair value versus the carrying amount of debt for 1996 and 1995 reflects the trend during the periods of market rates below the company's fixed rate debt.

Senior Notes and Debentures
During 1996, the company issued two series of debt under its $1 billion shelf registration. On June 24, 1996, the company issued $500 million aggregate principal amount of 7 1/8% Senior Debentures due June 15, 2027 and on August 9, 1996, the company issued $300 million aggregate principal amount of 6.95% Senior Notes due August 15, 2006. The proceeds of the issuances were used for general corporate purposes, including the repayment of short-term borrowings under the company's commercial paper program. In October 1996, the company effected a new shelf registration, which combined the remaining $200 million available under the former shelf registration, to enable the company to issue up to an additional $1.2 billion aggregate principal amount of debt securities with a range of maturities at either fixed or variable rates. The company has not issued any securities under this new shelf registration at December 31, 1996. During 1996 and 1995, the company repaid $300 million and $15 million of maturing Senior Notes, leaving $2,869 million and $2,370 million of debt securities outstanding at a weighted average annual interest rate of 7.21% and 7.25% at December 31, 1996 and 1995, respectively.

Commercial Paper and Bank Credit Facility Borrowings
On September 26, 1996, the company entered into a revolving credit loan agreement with several parties under which the company may borrow up to $2 billion. This agreement expires in September 2001 and replaces the $2 billion revolving credit loan agreement of July 1994. This credit facility supports the company's commercial paper program and, in conjunction with this program, may be used to fund fluctuations in working capital and other general corporate requirements. There are no amounts outstanding under this credit facility at December 31, 1996. During 1996, the company issued $9,089 million and repaid $8,372 million of commercial paper borrowings leaving $1,422 million outstanding under the commercial paper program at December 31, 1996. During 1995, the company issued commercial paper and borrowed under the credit facility an aggregate of $771 million and repaid an aggregate of $66 million leaving $705 million outstanding under the commercial paper program and credit facility. Borrowings under the commercial paper program and credit facility are classified as noncurrent as the remaining term of the credit facility agreement exceeds one year.

Lease Obligations
Future minimum rental commitments for capital leases are as follows: $131 million in 1997; $64 million in 1998; $54 million in 1999; $51 million in 2000; $57 million in 2001; and $542 million thereafter. At December 31, 1996, aggregate future minimum capital lease payments were $899 million including interest of $395 million. The present value of future capital lease payments at December 31, 1996 was $504 million. The gross and net book values of property and equipment financed by capital leases were $497 million and $215 million, respectively, at December 31, 1996 and $584 million and $274 million, respectively, at December 31, 1995. Future minimum rental commitments for noncancelable operating leases are as follows: $247 million in 1997; $211 million in 1998; $169 million in 1999; $129 million in 2000; $91 million in 2001; and $295 million thereafter. At December 31, 1996, aggregate future minimum payments for noncancelable operating leases were $1,142 million. Total rental expense for all operating leases was $332 million, $321 million and $262 million for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 9. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY

On May 29, 1996, MCI Capital I, a wholly-owned Delaware statutory business trust (Trust), issued $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A (preferred securities) due June 30, 2026. The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the company's 8% Junior Subordinated Deferrable Interest Debentures, Series A (Subordinated Debt Securities) due June 30, 2026, the only assets of the Trust. The net proceeds from the issuance of the Subordinated Debt Securities were used for general corporate purposes.

Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust, on a quarterly basis, provided the company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The company made $35 million in Trust distributions during 1996. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid. In addition, in the event the company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust.

In connection with the issuance of the preferred securities, the company executed a Trust Agreement, an Indenture, a Guarantee Agreement and an Expense Agreement. These agreements, taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable and unconditional guarantee by the company of all of the Trust's obligations under the preferred securities (the Guarantee). The Guarantee Agreement covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the company under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the company.

NOTE 10.  STOCKHOLDERS' EQUITY

Preferred Stock Rights Plan
In September 1994, the company's board of directors adopted a stockholders' rights plan (Rights Plan) and declared a dividend of one preferred share purchase right (Right) for each outstanding share of common stock and Class A common stock (collectively, Common Shares). The Rights dividend was distributed on October 11, 1994 to the holders of record on that date. The Rights have attached and will continue to attach to certain future issuances of Common Shares. Each Right entitles the registered holder to purchase from the company one one-hundredth of a share of the company's Series E Junior Participating Preferred Stock, par value $.10 per share (Series E Preferred Stock) for an initial purchase price of $100, subject to adjustment. The Rights Plan was amended on November 3, 1996 in connection with the Merger to avoid BT becoming an "acquiring person" under the Rights Plan as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger.

The Rights will become exercisable upon the occurrence of certain specified events, including a public announcement that a person or group of affiliated or associated persons (Acquiring Person) have acquired beneficial ownership of 10% or more of the outstanding Common Shares (more than 20.1% in the case of share acquisitions by BT unless such threshold is exceeded due solely to (i) the approval, execution or delivery of the Merger Agreement or (ii) the consummation of the Merger). In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will become void), will thereafter have the right, subject to certain restrictions, to receive upon exercise in lieu of Series E Preferred Stock that number of shares of the company's common stock (or, at the option of the company, that number of one one-hundredth of a share of Series E Preferred Stock) determined as set forth in the Rights Plan.

For purposes of the Rights Plan, the company's board of directors has designated 10 million shares of Series E Preferred Stock which amount may be increased or decreased by the board of directors. All Rights expire on September 30, 2004, unless this date is extended or the Rights are earlier redeemed or exchanged by the company in accordance with the Rights Plan.

Class A Common Stock
On September 30, 1994, BT completed the purchase of 136 million shares of the company's Class A common stock for $4.3 billion, which resulted in a 20% voting interest in the company. This purchase was achieved by the company's issuance of
108.5 million shares of Class A common stock to BT for a cash payment of $3.5 billion on September 30, 1994, and by BT's conversion of all the outstanding 13,736 shares of Series D convertible preferred stock (Series D), purchased for $830 million in June 1993, into 27.5 million shares of Class A common stock. In 1996, 1995 and 1994, the company paid dividends of $.05, $.05 and $.025 per share, respectively, on the Class A common stock. The company paid dividends of $50 per share on the Series D in 1994.

At December 31, 1996, all of the Class A common stock was held by BT. The Class A common stock is equivalent on a per share basis to the company's common stock, except with respect to certain voting rights. BT is entitled to proportionate representation on the company's board of directors, which currently equates to three seats. In addition to board representation, BT is entitled to preemptive rights with respect to the issuance of additional shares of common stock and to investor protections with respect to certain corporate actions of the company. Shares of Class A common stock automatically convert into common stock upon transfer and in certain other events.

Common Stock Dividends
In 1996, 1995 and 1994, the company paid annual dividends of $.05 per share on its common stock.

NOTE 11.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

Employee Stock Option Plan
The current Employee Stock Option Plan (Stock Option Plan) provides for the issuance of up to 128 million shares of common stock. On an annual basis, pursuant to the Stock Option Plan, the board of directors may increase the maximum number of shares available for issuance under the Stock Option Plan as of each January 1, by up to 5% of the number of shares of common stock outstanding at each such date. Options granted under the Stock Option Plan are exercisable at such times and in such installments as determined by the compensation committee of the board of directors. Options granted under the Stock Option Plan may not have an option price less than the fair market value of the common stock on the date of the grant.

Stock appreciation rights may be granted in combination with a stock option either at the time of the grant or anytime thereafter. As of December 31, 1996, no stock appreciation rights have been granted.

The compensation committee may also grant restricted stock awards and performance share awards, subject to such conditions, restrictions and requirements as the committee in its sole discretion may determine. During the year ended December 31, 1996, approximately 1 million restricted shares were granted. At December 31, 1996, there were approximately 1.8 million restricted shares outstanding. No performance share awards had been issued at December 31, 1996.

The compensation committee may grant both incentive stock options and non-qualified options under the Plan. All options granted in the last three years have been non-qualified options. These non-qualified options expire after ten years. Incentive stock options expire between five and ten years after issuance. Both non-qualified and incentive stock options are exercisable ratably over a three year period.

Under the Stock Option Plan, executives may be granted incentive stock units
(ISUs) which vest over a three year period and entitle the holder to receive shares of the company's common stock. In addition, prior to the execution of the Merger Agreement, the company awarded 3,035,000 senior retention ISUs entitling the holders to receive up to 3,035,000 company shares in the aggregate. Such senior retention ISUs are to vest one third upon the completion of the Merger and one third on each of the first two anniversaries of the completion.

Directors' Stock Option Plan
The company also has a stock option plan for non-employee directors (Directors'
Plan) which provides for the issuance of up to 2 million shares of common stock. Under the Directors' Plan, each non-employee director has been granted upon commencement of service as a director a five-year option to purchase up to 40,000 shares of common stock at the closing price of the common stock on the date of grant. Two directors declined such option. The options are exercisable after the first anniversary of the date of grant, in cumulative installments of 25% per year. Similar options will be granted automatically to all new board members who are not employees, including the nominee directors from BT. Upon the fifth anniversary of the date of grant of options, the unexercised portion of the grant shall be canceled and a new option for 40,000 shares shall be granted automatically.

Both of the above option plans permit the holder of an option to pay the purchase price for stock option exercises by surrendering shares of the company's common stock having a fair market value equal to, or greater than, the purchase price.

Employee Stock Purchase Plan
Under the current Employee Stock Purchase Plan (ESPP Plan), up to 56 million shares of common stock may be purchased by eligible employees of the company through payroll deductions of up to 15% of their eligible compensation. The purchase price is equal to the lesser of (a) 85% of the fair market value of the stock on the date it is purchased or (b) 85% of the fair market value of the stock on certain specified valuation dates. During 1996 and 1995, employees purchased approximately 6.3 million and 6.5 million shares, respectively, under the ESPP Plan.

Common Stock Reserved for Future Issuance
At December 31, 1996, 101 million shares of the company's authorized common stock, including 75 million shares under option, were reserved for future issuance under the Employee and Directors' Stock Option Plans and the ESPP Plan. The company has opted to use treasury shares to fulfill the purchases made under these plans during the three-year period ended December 31, 1996.

Accounting for Stock Issued to Employees

The company accounts for its stock option plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees" under which no compensation expense is recognized. In 1996, the company adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123) for disclosure purposes; accordingly, no compensation expense has been recognized in the results of operations for its stock option or ESPP plans as required by APB Opinion No. 25.

For disclosure purposes the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted in 1996 and 1995, respectively: annual dividends of $0.05 for both years, expected volatility of 24.7% and 33.2%, risk-free interest rate of 5.4% and 7.4% and expected life of five years for all grants. The weighted-average fair value of the stock options granted in 1996 and 1995 was $9.42 and $7.83, respectively.

The fair value of each stock purchase right under the ESPP Plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock purchase rights granted in 1996 and 1995, respectively: expected volatility of 30.7% and 30.2%, risk-free interest rate of 5.1% and 5.7%, and expected life of one month for all grants. The weighted-average fair value of the stock purchase rights granted in 1996 and 1995 was $4.87 and $3.99, respectively.

Under the above models, the total value of stock options granted in 1996 and 1995 was $195 million and $167 million, respectively, which would be amortized ratably on a pro forma basis over the three-year option vesting period and the total value of the stock purchase rights granted in 1996 and 1995 was $31 million and $26 million, respectively. Had the company determined compensation cost for these plans in accordance with SFAS No. 123, the company's pro forma net income and earnings per share would have been $1,105 million and $1.59 in 1996 and $498 million and $0.73 in 1995. The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Stock option transactions are summarized as follows:

                                                                       Weighted-
                                                                         Average
                                          Number    Exercise Price     Exercise
                                       of Shares        Range            Price
--------------------------------------------------------------------------------
(In millions, except exercise price amounts)
--------------------------------------------------------------------------------
Options outstanding, December 31, 1993      51.3      $ 3.44-28.75       $16.42
Options granted                             22.3       18.88-26.88        26.33
Options exercised                           (8.1)       3.44-22.44        13.60
Options terminated                          (3.2)       3.81-28.75        23.41
--------------------------------------------------------------------------------
Options outstanding, December 31, 1994      62.3        3.44-28.75        19.97
Options granted                             25.2       18.38-26.50        19.13
Options exercised                           (9.8)       3.44-26.88        15.20
Options terminated                          (6.0)       5.38-28.25        22.37
--------------------------------------------------------------------------------
Options outstanding, December 31, 1995      71.7        3.44-28.75        20.13
Options granted                             22.4       25.13-30.25        29.18
Options exercised                          (13.6)       3.44-28.75        18.83
Options terminated                          (5.5)       9.94-30.06        25.04
--------------------------------------------------------------------------------
Options outstanding, December 31, 1996      75.0      $ 9.94-30.25       $22.70
--------------------------------------------------------------------------------
Options exercisable, December 31, 1995      31.1        3.44-28.75        18.17
Options exercisable, December 31, 1994      26.6        3.44-28.75        15.29
--------------------------------------------------------------------------------

The following table summarizes information about the options outstanding at December 31, 1996:

                --------Options Outstanding--------  ----Options Exercisable----
                               Weighted-
                               Average      Weighted-
                 Number        Remaining    Average  Number       Weighted-
Range of         Outstanding   Contractual  Exercise Outstanding  Average
Exercise Prices (In millions)  Life (Years) Price   (In millions) Exercise Price
---------------  -----------   -----------  ------   -----------  --------------
$ 9.94 - $14.88     5.1            3.6      $10.38       5.1        $10.38
$15.00 - $19.57    24.8            6.9      $18.05      12.7        $17.72
$20.06 - $24.13     9.5            6.2      $21.08       9.0        $21.01
$25.00 - $29.88    35.4            8.3      $28.15       9.6        $26.87
$30.06 - $30.25     0.2            7.3      $30.14         -             -
                 ------         ------      ------    ------        ------
                   75.0                                 36.4

At December 31, 1996, the company had 9 million shares available for future grant.

NOTE 12.  EMPLOYEE BENEFIT PLANS

Pension Plans
The company maintains a noncontributory defined benefit pension plan (MCI Plan) and a supplemental pension plan (Supplemental Plan). Western Union International, Inc. (WUI), a subsidiary of the company, also has a defined benefit pension plan (WUI Plan). Collectively, these plans cover substantially all employees who work 1,000 hours in a year.

The MCI Plan and the Supplemental Plan provide pension benefits that are based on the employee's compensation for each year of service prior to retirement. The WUI Plan provides pension benefits based on the employee's compensation for each year of service after 1990 and prior to retirement.

The company's policy is to fund the MCI Plan and the WUI Plan in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974 and within the limits of allowable tax deductions. The assets of the plans are primarily invested in corporate equities, government securities and corporate debt securities.

Net periodic pension cost includes:

Year ended December 31,                              1996       1995       1994
-------------------------------------------------------------------------------
(In millions)
Service cost during the period                        $45        $40        $37
Interest cost on projected benefit obligation          29         25         21
Actual return on plan assets                          (54)       (70)         3
Net amortization and deferral                          22         48        (20)
===============================================================================
Net pension cost                                      $42        $43        $41
===============================================================================


The company's pension asset consists of:

December 31,                                              1996             1995
-------------------------------------------------------------------------------
(In millions)
Plan assets at fair value                                 $453             $399
Accumulated benefit obligation including vested
  benefits of $307 in 1996 and $305 in 1995               (347)            (334)
===============================================================================
Plan assets in excess of accumulated
  benefit obligation                                     $ 106             $ 65
===============================================================================
Plan assets at fair value                                 $453             $399
Projected benefit obligation for service
  rendered to date                                        (432)            (401)
-------------------------------------------------------------------------------
Plan assets in excess of (less than) projected
  benefit obligation                                        21               (2)
Unrecognized net (gain) loss from past experience
  different from that assumed                               (1)              42
Prior service cost not yet recognized in net
  periodic pension cost                                     30               33
Unrecognized net asset at January 1, 1986
  being recognized over 16 years                            (3)              (4)
===============================================================================
Total prepaid pension asset                               $ 47             $ 69
===============================================================================

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at December 31, 1996 was 7.75% for both plans and 5.75% and 5.00% for the MCI and WUI Plans, respectively. At December 31, 1995, the discount rate used was 7.25% and the rate of increase in future compensation levels was 5% for both plans. The expected long-term rate of return on assets in 1996 and 1995 was 9% for the MCI Plan and 8.5% for the WUI Plan.

Annual service cost is determined using the Projected Unit Credit actuarial method and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

Effective January 1, 1996, the company amended the MCI Plan. Retirement benefits are calculated by first establishing an initial balance for each participant based on the present value of benefits earned through 1995. For service after 1995, participants accrue benefits based on a specific percentage of annual salary and earn interest credits based on the prior year's balance at a specific interest rate. Employees who are age 50 or older and have at least five years of service as of December 31, 1995, will have their benefits continue to accrue under the previous formula through the year 2000.

Employee Stock Ownership Plan and 401(k) Plans
The company has combined employee stock ownership (ESOP) and 401(k) plans covering substantially all of its employees. The 401(k) plans allow employees to defer pretax income in accordance with the requirements of Internal Revenue Code
Section 401(k). The company matches employee contributions up to a certain limit. Participants vest in the company's matching contributions at a rate of 20% per year of service and are immediately 100% vested in their elective deferrals. The company contributed approximately 1.6 million shares, 1.7 million shares, and 1.5 million shares of its common stock as the company's matching contribution to the 401(k) plans for the plan years ended December 31, 1996, 1995 and 1994, respectively. The company suspended contributions to the ESOP in 1994.

WUI sponsors a 401(k) savings plan for its collectively bargained employees (WUI 401(k)). The savings plan is intended to meet requirements of Internal Revenue Code Section 401(k). WUI 401(k) participants vest in the company's matching contributions at a rate of 20% per year of service and are immediately 100% vested in their elective deferrals. The company contributed approximately 18,000 shares, 24,000 shares, and 22,000 shares of its common stock to the WUI 401(k) for the plan years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 13. INCOME TAXES

The components of the total income tax provision are:

Year ended December 31,                              1996       1995       1994
-------------------------------------------------------------------------------
(In millions)
Current
Federal                                              $387       $182       $190
State and local                                        68         23         26
-------------------------------------------------------------------------------
Current income tax provision                          455        205        216

Deferred
Federal                                               276        129        243
State and local                                        22         15         26
-------------------------------------------------------------------------------
Deferred income tax provision                         298        144        269
-------------------------------------------------------------------------------
Total income tax provision                           $753       $349       $485
===============================================================================

A reconciliation of the statutory federal income tax rate to the company's effective income tax rate is:

Year ended December 31,                              1996       1995       1994
-------------------------------------------------------------------------------
Statutory federal income tax rate                      35%        35%        35%
State and local income taxes, net
  of federal income tax effect                          3          3          3
Nondeductible amortization                              1          2          1
Other                                                  (1)        (1)        (1)
===============================================================================
Effective income tax rate                              38%        39%        38%
===============================================================================


In 1996, 1995 and 1994, the company recorded a tax benefit of $61 million, $25 million and $63 million, respectively, to additional paid in capital for tax deductions related to common stock transactions with its employee benefit plans.

At December 31, 1996, for federal income tax purposes, the company has $123 million of Alternative Minimum Tax (AMT) credit carryforwards available which have no expiration date. In addition, the company has available $109 million of acquired U.S. net operating loss carryforwards expiring through 2011, all of which are subject to limitation due to change in ownership control, and $145 million of acquired Canadian net operating loss carryforwards expiring through 2004.

At December 31, 1996, 1995 and 1994, the company's net deferred income tax liability is comprised of the following:

                                                    1996       1995       1994
-------------------------------------------------------------------------------
(In millions)
  Deferred income tax asset                       $   550    $   587    $   321
  Deferred income tax liability                    (1,871)    (1,627)    (1,398)
===============================================================================
Net deferred income tax liability                 $(1,321)   $(1,040)   $(1,077)
===============================================================================

The components of these amounts are:
  Communications system                           $(1,885)   $(1,577)   $(1,312)
  Customer discounts                                  (77)       (87)       (61)
  Allowance for uncollectibles                        114         56         46
  Reorganization and realignment expenses              34         61          4
  Domestic equity investments                          62         38         (6)
  Alternative minimum and general
   business tax credits                                 -        104        102
  Other, net                                          431        365        150
===============================================================================
Net deferred income tax liability                 $(1,321)   $(1,040)   $(1,077)
===============================================================================

The company believes that it is more likely than not to realize the deferred income tax asset and accordingly, no valuation allowance has been recorded in the three years ended December 31, 1996.

NOTE 14.  1995 SPECIAL CHARGES

During the third quarter of 1995, the company implemented a reorganization designed to increase efficiency, enhance marketplace effectiveness and improve business focus. The company consolidated its core business and centralized major administrative functions. In connection with the reorganization and other third quarter 1995 events, the company recorded special pretax charges of $831 million. These charges were comprised of three components.

First, the company recorded a $520 million charge for an asset write-down which reflected a decline in value of certain assets caused by changes in business and technology strategy. The amount of the write-down was measured in conformity with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Disposal or abandonment of substantially all of these assets occurred by December 31, 1995.

Second, the company recorded a $216 million charge to sales, operations and general expenses, which related primarily to reorganization costs. The company expected to reduce its workforce by approximately 2,800 employees, of whom approximately 2,400 had left the company by December 31, 1995 and the remainder during 1996. The company also abandoned excess and duplicate facilities at various business and operations locations due to automation, workforce reductions and centralization. As of December 31, 1996, the company had incurred approximately $124 million of the accrued reorganization costs and approximately $92 million of the accrual remained. The remaining accrual is primarily comprised of costs associated with lease obligations for excess facilities, contract termination costs and certain accrued legal and other business costs. Cash expenditures for these expenses were and will continue to be funded from cash from operations.

In addition, the company recorded a $95 million charge in equity in income (losses) of affiliated companies related to several investees where restructuring plans were implemented in the third quarter of 1995 or where product offerings were not able to generate future cash flows sufficient to recover the current carrying value.

NOTE 15. CONTINGENCIES

The company, in the normal course of business, is a party to a number of lawsuits and regulatory and other proceedings. The company's management does not expect that the results in these lawsuits and proceedings will have a material adverse effect on the consolidated financial position or results of operations of the company.

In December 1992, the company petitioned the United States District Court for the District of Columbia for a declaratory ruling that certain patents being asserted against the company by AT&T Corp. (AT&T) were invalid and that AT&T should therefore, and for other reasons, be barred from enforcing them against the company. AT&T counterclaimed that the company was violating certain patents. In May 1993, AT&T and Unitel Communications Inc., a Canadian corporation in which AT&T has an equity interest, filed a companion suit in Canada, alleging that the company and the Stentor Group of Canadian telephone companies (with which the company has an alliance) are infringing in Canada four of the patents at issue in the U.S. litigation. The company does not expect that the above action will have a material adverse effect on the consolidated financial position or results of operations of the company.

On November 4, 1996 and thereafter, the company and all of its directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in twelve complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in ten of the complaints. The complaints were brought by alleged shareholders of the company, individually and purportedly as class actions on behalf of all other stockholders of the company. The complaints allege breaches of fiduciary duty by the company's directors in connection with the Merger. Nine of the complaints in which BT was named as a defendant allege that BT aided and abetted those breaches of duty. One of the complaints in which BT was named as a defendant alleges that BT owes fiduciary duties to the other stockholders of the company and that it breached those duties in connection with the Merger. The complaints seek damages and other relief. The defendants believe that the complaints are without merit and the company does not expect that the above action will have a material adverse effect on the consolidated financial position or results of operations of the company.

NOTE 16. SELECTED QUARTERLY INFORMATION (Unaudited)


Three months ended                         Dec.31,  Sept.30,  June 30,   Mar.31,
                                             1996      1996      1996      1996
--------------------------------------------------------------------------------
(In millions, except per share amounts)
Revenue                                    $4,753    $4,685    $4,565    $4,491
Operating expenses:
  Cost of services                          2,433     2,370     2,342     2,344
  Sales, operations and general             1,310     1,304     1,229     1,185
  Depreciation                                441       430       412       381
Income from operations                        569       581       582       581
Equity in income (losses) of
  affiliated companies                        (28)      (28)      (45)      (55)
Net income                                    303       304       300       295
Earnings per common and common
  equivalent shares                           .44       .44       .43       .42
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding                     694       691       698       701


Three months ended                         Dec.31,  Sept.30,  June 30,   Mar.31,
                                             1995      1995      1995      1995
--------------------------------------------------------------------------------
(In millions, except per share amounts)
Revenue                                    $4,136    $3,862    $3,706    $3,561
Operating expenses:
  Cost of services                          2,152     2,001     1,921     1,819
  Sales, operations and general             1,127     1,283     1,023       993
  Depreciation                                336       328       325       319
  Asset write-down                              -       520         -         -
Income (loss) from operations                 521      (270)      437       430
Equity in income (losses) of
  affiliated companies                        (24)     (116)      (18)      (29)
Net income (loss)                             284      (240)      260       244
Earnings (loss) per common and
  common equivalent shares                    .41      (.35)      .38       .36
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding                     694       688       684       685


In September and November 1995, the company acquired all of the outstanding shares of common stock of Nationwide and Systemhouse, respectively. These acquisitions were accounted for as purchases; accordingly, the net assets and results of operations of the acquired companies are included in the information above since their respective acquisition dates.

The three months ended September 30, 1995 include $831 million of special pretax charges. Charges include a $520 million asset write-down, $216 million primarily of reorganization costs and $95 million recorded as equity in income (losses) of affiliated companies where restructuring plans have been implemented or where an adjustment for recoverability was made.

Since there are changes in the weighted average number of shares outstanding each quarter, the sum of earnings per common and common equivalent share by quarter may not equal the total share for the applicable year.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders of MCI Communications Corporation

In our opinion, the consolidated balance sheets and the related consolidated income statements, statements of cash flows and stockholders' equity appearing on pages F-2 through F-22 present fairly, in all material respects, the financial position of MCI Communications Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Washington, D.C.
January 27, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS
OVERVIEW

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of MCI Communications Corporation and subsidiaries' (collectively, the company) consolidated results of operations and financial condition for the three years ended December 31, 1996. The discussion should be read in conjunction with the company's consolidated financial statements and accompanying notes.

The company operates predominantly in the telecommunications industry providing a broad range of communication services. The company is one of the world's leading providers of communication services, the second largest carrier of long distance telecommunication services in the United States (U.S.) and the third largest carrier of international long distance telecommunication services in the world. Through continued investments and 1995 business acquisitions, the company has expanded its business into certain ventures and developing markets, including the local, wireless, information technology and multimedia markets.

Global Merger Agreement
On November 3, 1996, the company entered into an Agreement and Plan of Merger (the Merger Agreement) with British Telecommunications plc (BT), a public limited company organized under the laws of England and Wales. As a result of the proposed merger (the Merger), the stockholders of the company and BT will become the owners of a combined company, renamed Concert plc (Concert). Under the terms of the Merger, each outstanding share of the company's common stock (other than treasury shares and shares owned by BT including the shares of Class A common stock) will be converted into the right to receive (i) .54 American

Depository Share (ADS) of Concert, each ADS representing ten ordinary shares of 25 pence each of Concert (with cash being paid in lieu of fractional ADSs), and
(ii) $6.00 in cash.

Completion of the Merger is subject to certain conditions, including the approval of the stockholders of the company and BT and receipt of required regulatory approvals. The company expects to complete the Merger in the fall of 1997. The Merger will be accounted for under the purchase method of accounting under both U.S. and United Kingdom generally accepted accounting principles. The company believes that Concert, operating with the combined networks, financial resources, management, personnel and technical expertise of the company and BT, will be better able to capitalize on growth opportunities in the telecommunications industry, both domestically and internationally. In addition, the company expects Concert will be able to derive significant advantages from the more efficient utilization of their combined assets, management and personnel. Under the terms of the Merger Agreement, the company and BT will continue to sell and service customers using their own brand names in their respective home countries.

--------------------------------------------------------------------------------

Forward-looking Statements May Prove Inaccurate
The company has made certain forward-looking statements in Management's Discussion and Analysis that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible future results of operations of the company, its long distance telecommunication services business, its investments in ventures and developing markets (VDM) businesses, the possible future results of operations of the company and Concert after the Merger and statements of information preceded by, followed by or that include the words "believes", "expects", "anticipates", or similar expressions. For those statements, the company claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that the following important factors, in addition to those contained elsewhere in Management's Discussion and Analysis could affect the future results of the company, its long distance telecommunication services and VDM businesses and the company and Concert after the Merger and could cause those results to differ materially from those expressed in the forward-looking statements, such as: material adverse changes in the economic conditions in the markets served by the company; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in the company's operating areas, including the ability of the company to obtain local facilities at competitive rates; and competition from others in the U.S. and international long distance markets, including the entry of the seven regional Bell operating companies (RBOCs) and other companies into the long distance markets in the U.S.

Telecommunications  Legislation
On February 8, 1996, the Telecommunications Act of 1996 (the Act) was signed into law. It represents the most comprehensive revision of U.S. communications policies in more than 60 years. The Act eliminates legal barriers to competition in the local telephone market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by all incumbent local exchange carriers (ILECs) including the seven RBOCs. The RBOCs are permitted to offer long distance services outside their regions, but are barred from offering in-region long distance services until they open their own markets and encounter facilities-based local competition. Further, the entry of an RBOC into the in-region long distance market requires the approval of the Federal Communications Commission (FCC) which, in consultation with the relevant state and the Department of Justice (DOJ), must find, among other things, such entry to be in the public interest. The Act allows the company to enter into local telephone markets by building new facilities, leasing unbundled network elements from ILECs, reselling local network capacity and partnering with other new market entrants, including other long distance companies.

On August 8, 1996, pursuant to the Act, the FCC adopted rules (the FCC Interconnection Order) relating to the manner in which new entrants seeking entry into local services markets will be able to interconnect with the ILECs. The FCC Interconnection Order also contained a suggested range for discounts at which the ILECs must offer new entrants facilities for resale until completion of the various state proceedings to establish permanent rates. On October 15, 1996, the United States Court of Appeals for the Eighth Circuit stayed (the
Stay) certain key provisions including the pricing provisions of the FCC Interconnection Order, until it is able to consider the parties' arguments and render a decision on the appeal of the entire FCC Interconnection Order. Oral argument on the appeal was heard on January 17, 1997. The company anticipates that the court will render its decision sometime in the first or second quarter of 1997. The Stay allows individual state regulatory agencies to interpret the pricing provisions in the Act without regard to the FCC's interpretation of those provisions. The company has completed arbitration of the interconnection terms and conditions in most states and is in the process of filing interconnection agreements with state public utility commissions for approval. The company believes that the Stay hinders its ability to obtain ILEC services and facilities on an economic basis and delays national competition in the local services markets. The company will continue to pursue revenue growth and expand local service capabilities in cities where the company has existing and planned local switches. The company currently has 24 local switches installed in 25 major U.S. cities, 17 of which are operational. The remaining seven switches will be placed in service by the end of the first quarter of 1997.

The company believes that the consummation of the proposed SBC Communications Inc. / Pacific Telesis Group and Bell Atlantic Corp./Nynex Corp. mergers could further slow the development of competition in the local services markets because it removes significant potential competing parties. The SBC Communications Inc./Pacific Telesis Group merger has been approved by the DOJ and FCC but still requires state regulatory approval. The Bell Atlantic Corp./ Nynex Corp. merger still requires approval of the DOJ, FCC and regulatory commissions in a number of states.

Earnings Highlights
Income from operations was $2,313 million in 1996 as compared to $1,118 million in 1995 and $1,456 million in 1994. In 1995 and 1994, operating income was affected by special pretax operating charges of $736 million and $133 million, respectively. Excluding these charges, which are discussed below, income from operations increased 25% in 1996 and 17% in 1995 and operating margins were 12.5% in 1996, 12.1% in 1995 and 11.9% in 1994.

Earnings were $1,202 million or $1.73 per share in 1996; $548 million or $.80 per share in 1995; and $794 million or $1.32 per share in 1994. Excluding special charges, earnings were $1,066 million or $1.55 per share in 1995 and $886 million or $1.47 per share in 1994. In 1996 and 1995, earnings were negatively affected by the results of the company's ventures and developing markets businesses and investments. The 1994 earnings per share reflect the partial year dilutive impact of the issuance to BT on September 30, 1994 of 136 million shares of the company's Class A common stock, which included conversion of preferred shares issued in 1993 to complete its 20% investment in the company for $4.3 billion.

During the third quarter of 1995, the company implemented a reorganization designed to increase efficiency, enhance marketplace effectiveness and improve business focus. The reorganization was largely in response to the rapid changes in business scope, technology and regulation affecting the telecommunications industry. The company consolidated its core business and centralized major administrative functions. In connection with the reorganization and other third quarter 1995 events, the company recorded special pretax charges of $831 million. These charges were comprised of a $520 million asset write-down, a $216 million charge related primarily to reorganization costs and a $95 million charge to equity in income (losses) of affiliated companies which related to restructuring plans and write-down of carrying value for several investees. After the applicable tax benefit, the charge resulted in a reduction to earnings of $518 million or $.75 per share.

In 1994, the company recorded special pretax items totaling $148 million, which related primarily to reduced utility of older asynchronous fiber-optic transmission equipment and product launch costs. After the applicable tax benefit, the charge resulted in a reduction to earnings of $92 million or $.15 per share.

CONSOLIDATED RESULTS OF OPERATIONS

The following provides a discussion of the company's consolidated results, comprised of its long distance telecommunication services business (core business) and ventures and developing markets (VDM) businesses, for the three years ended December 31, 1996. Prior to 1996 and the company's acquisitions of Nationwide Cellular Service, Inc. (Nationwide) and SHL Systemhouse, Inc. (Systemhouse) (collectively, the acquired companies) in September and November 1995, respectively, substantially all of the company's revenues were derived from its core business. Refer to the Enterprise Reporting section for further discussion of the company's core and VDM businesses.

Revenue
In 1996, consolidated revenue increased by $3.2 billion or 21% over the prior year versus a $1.9 billion or 14% increase in 1995 over 1994. In 1996, the company's core business revenue increased by approximately $1.8 billion or 12% while VDM business revenue, excluding sales to the company's core business, increased by approximately $1.4 billion. Core business revenue continued to increase primarily due to increased volumes and revenues from enhanced and value added communication services provided to business customers. VDM growth reflects the company's entry into certain developing markets primarily as a result of the acquisition of the acquired companies. While VDM revenue in 1996 accounted for 44% of the consolidated year-over-year revenue increase, in 1995, revenue of the acquired companies contributed to 10% of the consolidated year-over-year revenue growth.

Cost of Services
Cost of services consists of telecommunications expense and costs of other products and services primarily associated with VDM businesses. Telecommunications expense is primarily comprised of access facilities fees paid to local exchange carriers and other domestic service providers, and payments made to foreign telephone companies (international settlements) to complete calls made to foreign countries from the U.S. by the company's customers. In VDM, costs of other products and services include equipment, software and information technology service costs. In 1996, cost of services increased by $1,596 million or 20% to $9,489 million as compared to $7,893 million and $6,916 million in 1995 and 1994, respectively. Such increases were consistent, as a percentage, with the increase in consolidated revenues and full year consolidation of the acquired companies. As a percentage of total revenues, cost of services was 51.3% in 1996 as compared to 51.7% in 1995 and 51.9% in 1994. With respect to core business, telecommunications expense as a percentage of revenue decreased to 49.9% in 1996 from 51.9% in 1995 and 52.1% in 1994, primarily due to decreases in access and international settlement rates, changes in product mix and the use of alternative carriers.

Sales, Operations and General
Sales, operations and general expenses increased in 1996 by $602 million or 14% to $5,028 million as compared to $4,426 million and $3,790 million in 1995 and 1994, respectively. Of this increase, approximately 60% was attributable to the inclusion of a full year of expenses of the acquired companies. Of the remaining increase, the majority was related to increases in sales and service employees, marketing promotions and new product costs. Such increases were consistent, as a percentage, with the growth in revenues. Excluding 1995 and 1994 special charges, sales, operations and general expenses as a percentage of revenues were 27.2% in 1996, 27.6% in 1995 and 27.9% in 1994. The percentage reduction in 1996 is primarily the result of cost savings associated with the 1995 restructuring efforts that resulted in the centralization of certain common functions throughout the company and in reduced facilities costs as well as an ongoing focus on cost efficiencies and the more efficient utilization of human resources.

Depreciation
In 1996, depreciation expense increased by $356 million or 27% to $1,664 million as compared to $1,308 million and $1,176 million in 1995 and 1994, respectively. Of this increase, approximately 75% was primarily the result of additions to the communications system network in order to increase network capacity, redundancy and reliability, add product features and functionality and support the company's entry into the local services market. The remaining increase is primarily due to additional depreciation on property and equipment and amortization associated with the acquired companies. As a percentage of revenue, depreciation expense was 9% in 1996, 8.6% in 1995 and 8.8% in 1994. Depreciation expense in 1995 reflects depreciation savings associated with the 1995 asset write-down. Depreciation expense in 1994 reflects the additional $63 million special charge to recognize the reduced utility of older asynchronous fiber-optic transmission equipment and the results of an asset utilization review.

Interest
Interest expense increased $47 million from 1995 due to an increase in the average amount of outstanding debt as a result of commercial paper and debt securities issuances during the year. Increases in average debt balances and interest rates during 1995 resulted in higher interest costs than 1994; however these increases were offset by increases in capitalized interest incurred as a result of increased investment in the communications system.

Interest income decreased $113 million from 1995 due to lower short-term marketable securities that resulted from the continued use of cash to fund capital network expenditures, investments in the VDM businesses and the Direct Broadcast Satellite (DBS) license and construction costs. Interest income increased in 1995 from 1994 due to the investment of BT proceeds received in September 1994.

Equity in Income (Losses) of Affiliated Companies
Equity in income (losses) of affiliated companies decreased by $31 million to $(156) million at December 31, 1996. Excluding the 1995 special charge, equity in losses of affiliated companies increased by $64 million due to increased losses in certain of the company's investments and start-up ventures, including ICS Communications, Inc., Avantel, S.A. de C.V. (Avantel) and operating costs associated with the company's on-line project with The News Corporation Limited (News Corp.). The 1995 increase in equity losses of affiliated companies as compared to 1994 was primarily due to the aforementioned special charge and the losses attributable to the company's investments in Concert Communications Company (Concert Communications) and In-Flight Phone Corporation. As further discussed in the Enterprise Reporting section, due to the start-up nature of several of these investments and ventures, the company expects equity in losses of affiliated companies to continue, but trend downward in 1997.

Other
Other expense, net, decreased by $27 million in 1996 and $37 million in 1995. The 1996 decrease is primarily due to $54 million full year dividend income from the company's preferred stock investment in News Corp. The 1995 decrease is due to a $25 million charge recorded in 1994 for the settlement of two class action suits and the dividend income of $18 million from the News Corp. preferred stock investment made in August 1995.

Distributions on Subsidiary Trust Mandatorily Redeemable Preferred Securities Distributions on subsidiary Trust mandatorily redeemable preferred securities, issued in May 1996, totaled $35 million for the fiscal year.

ENTERPRISE REPORTING

This section segregates the performance of the company's core business from its VDM businesses and investments. Core business services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone, data communication, teleconferencing, Internet and electronic messaging services. The company has invested in VDM businesses outside of its core business through acquisitions, alliances and other strategic initiatives in the local, information technology, wireless, international and multimedia markets. Investments in these VDM businesses are included in the company's financial statements as consolidated subsidiaries, unconsolidated equity investments, or cost method investments such as News Corp.

The following unaudited information was prepared using all amounts included in the company's consolidated financial statements and reflects estimates and allocations that management believes provide a reasonable basis on which to present such information. The revenue and income amounts include sales of services between the VDM businesses and core business based primarily upon prevailing market rates. Administrative expenses are allocated to the respective enterprises on a fully distributed basis reflective of actual utilization. Net interest expense is fully distributed based upon proportionate debt levels reflecting the cash flow of the respective enterprise commencing on October 1, 1995. Prior to October 1, 1995, all debt was allocated to the core business except for amounts allocated to support the acquisition of Nationwide and the investments in News Corp. and MCImetro (SM). The consolidated income tax provision and related tax payments are allocated to each enterprise based on its tax attributes.

The following table summarizes the financial highlights of these enterprises.

SUPPLEMENTAL ENTERPRISE REPORTING DATA

                                  Core Business              VDM Businesses
Year ended December 31,             1996       1995           1996         1995
-------------------------------------------------------------------------------
(In millions)
Revenue                          $16,784    $14,990         $1,953        $ 365
Income (loss) from operations*     2,453      1,923           (126)         (69)
Equity in income (losses) of
  affiliated companies*                -          -           (156)         (92)
Net income (loss)*                 1,514      1,191           (298)        (125)
Capital expenditures               2,710      2,558            637          308
Depreciation                       1,536      1,285            128           23
Net interest, income taxes
  and other expense*                (939)      (732)           (16)          36
EBITDA**                           3,989      3,208              2          (46)

* Amounts for 1995 have been adjusted to exclude the impact of the aforementioned special charges.

** EBITDA, as defined by management, includes earnings, excluding equity in income (losses) of affiliates, other income (expense), net, and subsidiary Trust mandatorily redeemable preferred securities before interest, income taxes, depreciation and amortization. EBITDA represents a measure of the company's ability to generate cash flows and does not represent net income or cash flows from operating, investing and financing activities as defined by generally accepted accounting principles (GAAP). EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. EBITDA is often used by analysts when evaluating the performance of a company. Readers are cautioned that the company's definition of EBITDA may not be comparable to similar titled measures used by other companies or analysts. EBITDA has been adjusted to exclude the impact of the 1995 special charges.

The following discussion focuses on significant financial and operational results of the company's core business and VDM businesses.

CORE BUSINESS

Core business revenues in 1996 increased by 12% to $16,784 million from $14,990 million in 1995. The company's revenue growth from its core business in 1996 was approximately 30% of the total long distance industry revenue growth, estimated to be approximately $6 billion.

                                       1996 vs. 1995              1995 vs. 1994
-------------------------------------------------------------------------------
Increase in revenue                         12%                        13%
Increase in traffic                         13%                        16%
-------------------------------------------------------------------------------
Revenue to traffic variance                 (1)%                       (3)%
-------------------------------------------------------------------------------


In 1996, the company's revenue to traffic variance in the core business narrowed to (1)% as compared to (3)% in the prior year. The improvement in the revenue to traffic variance over the prior year is primarily due to the improved mix of higher margin product sales in the business and consumer markets such as network, data and Intralata products, the impact of residential rate increases and a reduction in consumer promotional activities. These improvements were partially offset by increased provisions for uncollectibles during the year as a result of tightened credit policies and increased bad debt write-offs. The variance in revenue to traffic for the year was primarily the result of consumer promotional activities, volume discounts and lower revenue rates associated with sales to resellers.

Revenues in the business market continued to increase in 1996 across all sales channels with particular strength in the mid-sized customer and carrier channels. As in 1995, growth continues to be strongest in the network, data and inbound products. In addition, emerging products have also contributed to the business market revenue growth with Internet, conferencing and prepaid card services each achieving 100% or more growth in 1996. Growth in mass markets, which includes the former consumer and small business market groups, was slowed as competitive pressures continued to affect the revenue and traffic growth. Customer churn has increased year-over-year, but the company has experienced continual improvement on a sequential quarters basis during 1996 due to further focus on multiple product sales of higher margin products and profitability per customer. The company expects additional churn improvement and improved revenue and traffic growth in 1997 due to this continued focus and other related actions.

Revenue increases in the business market in 1995 were primarily attributable to growth in data products, which grew 34% in 1995, as well as the continued success of the company's virtual private network product (Vnet (R)), MCI Vision
(R) and 800 services. In the consumer market, revenue and traffic growth in 1995 was driven by the company's Friends & Family (R), collect-calling (1-800-COLLECT
(R)), calling card and Personal 800 (R) products.

VENTURES AND DEVELOPING MARKETS BUSINESSES

During 1996, the company continued to make investments in its VDM businesses and strategic initiatives and expand its business opportunities in these markets. The company incurred costs of $893 million for its DBS investment, which included a $682 million payment for its DBS license won in the January 1996 auction and $211 million in related DBS development costs, an additional $350 million investment in News Corp., approximately $390 million of continued capital investments in MCImetro (SM), the company's local services subsidiary, and $306 million of investments in affiliated companies including Avantel and Concert Communications. The company's results of operations in these markets are provided below.

Local
MCImetro (SM) provides switched services to business customers and local fiber-optic capacity and competitive access services to the company's core business and other long distance carriers, large businesses and government users of telecommunication services. MCImetro (SM) intends to become a single-source provider of comprehensive local wireline telecommunication services and to compete in the local services market, while also reducing the company's access and interconnection rates. Despite the stay of key provisions of the FCC Interconnection Order, MCImetro (SM) will continue to pursue revenue and profit growth while expanding local service capabilities. At December 31, 1996, MCImetro (SM) had been granted authority to offer local exchange service in 24 states and had applications for such services pending in 9 other states.

In 1996 and 1995, MCImetro (SM) revenues were $178 million and $108 million, respectively, on sales of fiber-optic capacity and competitive access services, substantially all of which was derived from sales to the company's core business. Also in 1996, MCImetro (SM) began to provide local switched service. The loss from operations was $(97) million and $(26) million for the years ended December 31, 1996 and 1995, respectively, while net loss was $(70) million and $(17) million, respectively, for the same periods. EBITDA for the years ended December 31, 1996 and 1995 was $(62) million and $(15) million, respectively. As of December 31, 1996, the number of operational local city networks increased to 62 in 35 cities from 38 networks in 25 cities at year end 1995. At December 31, 1996, MCImetro (SM) had 2,948 route miles, 4,132 right-of-way miles and 24 Class 5 local switches installed as compared to 2,338 route miles, 3,700 right-of-way miles and 10 Class 5 local switches installed at year end 1995. For the same periods, MCImetro (SM) made capital expenditures of approximately $390 million and $265 million, respectively, primarily for the construction of its local city networks and Class 5 switch deployment. MCImetro (SM) currently has 17 switches operational providing service in 18 major U.S. cities and intends to make local service commercially available in 7 additional cities in the first quarter of 1997.

Information Technology Services
Information Technology Services primarily includes the results of Systemhouse's operations, which was acquired in November 1995 for U.S. $1.13 billion, and in addition includes Call Center Services. Information Technology Services revenues increased by $1,266 million to $1,401 million in 1996. Revenues were comprised of $686 million of equipment deployment and educational services, $399 million for consulting and systems integration, $223 million for outsourcing services and $93 million for Call Center Services. Of the total revenue increase, approximately 90% is attributable to an entire fiscal year of consolidated Systemhouse operating results. Call Center Services, which provides call center outsourcing, consulting and automation services to mid-sized and large companies in the U.S., Canada and Europe, increased revenue in 1996 by more than 150% from the prior year. Income (loss) from operations was $42 million and $(9) million and net loss was $(59) million and $(20) million for the years ended December 31, 1996 and 1995, respectively. EBITDA was $114 million and $(3) million for the same periods.

Backlog, which includes amounts committed under executed contracts or letters of intent, at December 31, 1996 and 1995, was approximately $2 billion and approximately $1.4 billion, respectively, the majority of which is from Systemhouse's largest customers. The company expects that approximately 25% of the backlog will be delivered in the next twelve months. Since revenue depends on actual usage under service contracts and may be subject to termination under certain circumstances, actual revenue for a particular contract may be higher or lower than the reported backlog for such contract.

Wireless
Wireless primarily includes the results of operations of Nationwide, which was acquired in September 1995 for $210 million, and in addition includes paging services. Wireless revenues, which are derived from cellular and paging services and equipment sales, increased by $254 million to $347 million in 1996. Of the total revenue increase, approximately 80% is attributable to an entire fiscal year of consolidated operating results of Nationwide. At December 31, 1996, the number of cellular service subscribers increased to 429 thousand from 347 thousand at December 31, 1995. This increase is the result of the company's expansion into new markets during the year bringing the company's coverage to more than 35 markets. Paging subscribers declined during 1996 as the company de-emphasized stand-alone paging offerings to consumers in the second quarter to revise the cost and service infrastructure. The company anticipates re-launching the service in the first half of 1997. Loss from operations was $(45) million and $(17) million and net loss was $(43) million and $(18) million for the twelve months ended December 31, 1996 and 1995, respectively. EBITDA was $(28) million and $(16) million for the same periods.

International Services
During 1996, the company invested $25 million in Concert Communications, a 24.9% owned international services venture with BT which provides a complete portfolio of advanced global communication services including virtual network, frame relay, managed bandwidth and packet services, available to multinational business customers worldwide. For the year ended December 31, 1996 and 1995, Concert Communications' distributor revenues amounted to approximately $570 million and $300 million, respectively. Concert Communications' virtual network service continued to grow with over 90 sites active or becoming operational around the world. The company's share of Concert Communications' losses reported in accordance with U.S. GAAP was $(31) million for the year ended December 31, 1996 and $(57) million, exclusive of Concert Communications' special charges, for the year ended December 31, 1995. Through December 31, 1996, the company has invested approximately $170 million in Concert Communications since its launch in July 1994.

In November 1996, the company invested an additional $248 million in Avantel, a 44.5% owned business venture with Grupo Financiero Banamex-Accival, bringing its total invested cash position to $495 million since the Avantel joint venture was formed in November 1995. Avantel has built Mexico's first all digital fiber-optic network and on August 12, 1996 became the first company to provide alternative long distance service in the Mexican telecommunications market competing against Telefonos de Mexico. Avantel launched the first branded Mexico-to-United States collect calling product and two new dialing products targeted to consumers and businesses. Avantel began offering a full range of competitive switched long distance services to residential and business customers in January 1997. During 1996, Avantel invested approximately $520 million in capital expenditures for the continued development of its communication system. Additionally, Avantel increased its fiber-optic network in Mexico during the year to 3,431 route miles. For the year ended December 31, 1996, the company's share of Avantel's losses was $(30) million. The company expects to incur increasing losses on its investment during 1997 as Avantel moves forward with its entry into the Mexican telecommunications market expanding its service and customer bases.

Multimedia Services
The company invested an additional $350 million in News Corp. in May 1996, bringing its total cost investment to $1,350 million at December 31, 1996. Dividend income on the investment for the years ended December 31, 1996 and 1995 was $54 million and $18 million, respectively.

In December 1996, the FCC issued the DBS license awarded to the company in the January 1996 public auction. The DBS spectrum slot, located at 110-degrees West Longitude, provides coverage of all fifty states and Puerto Rico. DBS is a point-to-multipoint broadcast service that uses high-powered Ku band satellites which are placed in geosynchronous orbit. During 1996, the company paid an aggregate of $682 million for the license and invested $211 million in primarily satellite construction costs. The company and News Corp. have agreed to form a joint venture, in which the company anticipates owning less than a 20% interest, to provide digital satellite services to homes and businesses beginning in late 1997.

The company is currently in the process of renegotiating its investment agreement with News Corp. which may include the purchase by the company of mandatorily redeemable preferred securities of News Corp., the payment by the DBS joint venture to the company of a limited right-to-use fee for the DBS spectrum slot, and the termination of the company's remaining investment obligation and News Corp.'s rights relating thereto. Refer to footnote 6 of the company's consolidated financial statements for further detail on its investment obligation in News Corp.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash Flows
Cash from operations increased to $3,144 million in 1996 from $2,979 million in 1995 which was consistent with the growth in income from operations offset by an increase in the amount of taxes and interest paid and a decline in the amount of interest received in 1996. Cash used for investing activities increased to $4,782 million in 1996 from $4,292 million in 1995. In 1996, the company used cash of $3,347 million, an increase of $481 million, to fund capital expenditures primarily for network deployment and local services. The company also invested $682 million to acquire the FCC license for the DBS slot and funded an additional $171 million primarily in related satellite construction costs. The company invested an additional $350 million in News Corp. in 1996 bringing its total investment to $1,350 million and made additional contributions of $248 million to Avantel and $58 million to other equity investments. Cash from operations and financing activities was used primarily to support the company's investing activities during 1996.

Cash from financing activities increased to $1,354 million in 1996 from $355 million in 1995 primarily the result of net issuances of commercial paper, issuances under the debt shelf registration and the subsidiary Trust mandatorily redeemable preferred securities, and common stock issuances under employee benefit plans. During 1996, the commercial paper balance increased by $717 million. In addition, the company issued two series of debt under its $1 billion shelf registration including $500 million aggregate principal amount of 7 1/8% Senior Debentures due June 15, 2027 and $300 million aggregate principal amount of 6.95% Senior Notes due August 15, 2006. In May 1996, MCI Capital I, a wholly-owned Delaware statutory business trust (Trust), issued $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A (preferred securities) due June 30, 2026. The Trust exists for the sole purpose of issuing preferred securities and investing the proceeds in the company's 8% Junior Subordinated Deferrable Interest Debentures, Series A due June 30, 2026, the only assets of the Trust. Cash proceeds from issuances of common stock under employee benefit plans were $426 million. The gross proceeds of these issuances were offset by amounts used to repurchase $647 million of treasury stock.

Working Capital
Working capital (defined as current assets less current liabilities) was $(330) million and $(365) million at December 31, 1996 and 1995, respectively. In 1996, current assets increased by $211 million, primarily as a result of increases in accounts receivable and other current assets which reflect strong year end business volume and are consistent with the growth in revenue offset by reduced cash and marketable securities balances which were used to fund the company's working capital requirements. Current liabilities increased by $176 million from December 31, 1995 primarily due to increases of $395 million in accounts payable and accrued telecommunications expense offset by a $297 million reduction in the current maturities of long-term debt. The increases in accounts payable and accrued telecommunications expense were attributable to the growth in the company's overall business. Long-term debt due within one year decreased in 1996 as a result of the repayment of $300 million of maturing Senior Notes.

EBITDA
Consolidated EBITDA increased to $4 billion or 25% from $3.2 billion in 1995 and $2.7 billion in 1994. The increase in EBITDA in 1996 is the result of the increase in consolidated revenues and the improvement in cost of services and sales, operations and general expenses as a percentage of consolidated revenues. EBITDA, as defined by management, includes earnings, excluding equity in income (losses) of affiliates, other income (expense), net, and distributions on subsidiary Trust mandatorily redeemable preferred securities before interest, income taxes, depreciation and amortization. EBITDA represents a measure of the company's ability to generate cash flows and does not represent net income or cash flows from operating, investing and financing activities as defined by GAAP. EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. EBITDA is often used by analysts when evaluating the performance of a company. Readers are cautioned that the company's definition of EBITDA may not be comparable to similar titled measures used by other companies or analysts. EBITDA has been adjusted to exclude the impact of the 1995 special charges.

Funding of Capital Expenditures and Investments in Ventures and Developing
Markets
In 1996, the company funded its capital expenditures, investments in News Corp., Avantel, DBS and other ventures through cash from operations and debt and commercial paper issuances. In 1997, the company plans approximately $3.9 billion in capital expenditures, which includes MCImetro (SM) capital expenditures, a majority of which will be funded with cash from operations. In addition, the company expects to invest approximately $200 million in existing VDM investments. The company believes that it will be able to meet its current and long-term liquidity and capital requirements from cash from operations and existing debt facilities. The company has a $2 billion bank credit facility which expires in September 2001. The bank credit facility supports the company's commercial paper program and may be used to fund short-term fluctuations in working capital and other corporate requirements. In addition, the company has a $1.2 billion shelf registration in effect, which covers the issuance of debt securities with a range of maturities at either fixed or variable rates. At December 31, 1996, there was $1,422 million outstanding under the commercial paper program and bank credit facility, and no securities were issued under the shelf registration. In light of the Merger Agreement, the company is currently evaluating debt financing options which may include increases to the credit facility and longer term debt issuances.

The company's ratio of debt to total capitalization, defined as total debt to total debt plus subsidiary Trust mandatorily redeemable preferred securities and equity, increased to 30% at December 31, 1996 from 29% at December 31, 1995. The increase in 1996 was the result of commercial paper and debt issuances to fund investments in the VDM businesses and capital expenditures. Issuances of commercial paper to fund the acquisitions of the acquired companies and investments in the VDM businesses in 1995 caused the company's debt to total capitalization ratio to increase to 29% at December 31, 1995 from 26% at December 31, 1994.

PART I.  FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                     (In millions, except per share amounts)
                                   (unaudited)

                                     Three Months Ended     Nine Months Ended
                                       September 30,           September 30,
                                    --------------------   --------------------
                                      1997        1996       1997        1996
                                    --------    --------   -------     --------
REVENUE                               $4,819      $4,685   $14,545      $13,741
                                    --------    --------   -------     --------
OPERATING EXPENSES
  Cost of services                     3,018       2,370     8,090        7,056
  Sales, operations and general        1,444       1,304     4,028        3,718
  Depreciation                           543         430     1,475        1,223
                                    --------    --------   -------     --------
TOTAL OPERATING EXPENSES               5,005       4,104    13,593       11,997
                                    --------    --------   -------     --------
INCOME (LOSS) FROM OPERATIONS           (186)        581       952        1,744

Interest expense                         (58)        (51)     (174)        (153)
Interest income                            4           7        14           27
Equity in income (losses) of
  affiliated companies                   (46)        (28)     (107)        (128)
Other income (expense), net                6          (1)       (1)          (1)
                                    --------    --------   -------     --------
INCOME (LOSS) BEFORE INCOME TAXES
  AND TRUST DISTRIBUTIONS               (280)        508       684        1,489

Income tax (provision) benefit           113        (189)     (246)        (570)

Distributions on subsidiary Trust
  mandatorily redeemable preferred
  securities                              15          15        45           20
                                    --------    --------   -------     --------
NET INCOME (LOSS)                     $ (182)     $  304   $   393      $   899
                                    ========    ========   =======      =======
EARNINGS (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE             $ (.26)     $  .44   $   .56      $  1.29

Weighted average number of shares
  of common stock and common stock
  equivalents outstanding                695         691       705          695

Dividends declared per common share   $    -      $    -   $  .025      $  .025

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                 BALANCE SHEETS
                                   (unaudited)

                                               September 30,       December 31,
                                                   1997                1996
                                                -----------         -----------
                                                         (In millions)
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                         $   139             $   187
  Marketable securities                                  10                 161
  Receivables, net of allowance for
    uncollectibles of $344 and $273 million           3,561               3,480
  Other assets                                          893                 888
                                                    -------             -------
   TOTAL CURRENT ASSETS                               4,603               4,716
                                                    -------             -------

PROPERTY AND EQUIPMENT, net                          13,783              12,174

OTHER ASSETS
  Noncurrent marketable securities                       10                  58
  Other assets and deferred charges, net                971                 678
  Investment in affiliates                              605                 690
  Investment in News Corp.                            1,350               1,350
  Investment in DBS                                   1,029                 893
  Goodwill, net                                       2,366               2,419
                                                    -------             -------
   TOTAL OTHER ASSETS                                 6,331               6,088
                                                    -------             -------
   TOTAL ASSETS                                     $24,717             $22,978
                                                    =======             =======

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                 BALANCE SHEETS
                                   (unaudited)

                                               September 30,       December 31,
                                                    1997              1996
                                                -----------        -----------
                                                         (In millions)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                   $1,038             $  992
  Accrued telecommunications expense                  2,312              2,045
  Other accrued liabilities                           1,925              1,806
  Long-term debt due within one year                  2,052                203
                                                     ------             ------
   TOTAL CURRENT LIABILITIES                          7,327              5,046
                                                     ------             ------
NONCURRENT LIABILITIES
  Long-term debt                                      3,282              4,798
  Deferred taxes and other                            2,037              1,723
                                                     ------             ------
   TOTAL NONCURRENT LIABILITIES                       5,319              6,521
                                                     ------             ------

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
   SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
   JUNIOR SUBORDINATED DEFERRABLE INTEREST
   DEBENTURES OF THE COMPANY                            750                750

STOCKHOLDERS' EQUITY
  Class A common stock, $.10 par value,
    authorized 500 million shares, issued
    136 million shares                                   14                 14
Common stock, $.10 par value, authorized
    2 billion shares, issued
    560 million shares                                   60                 60
Additional paid in capital                            6,394              6,410
Retained earnings                                     5,607              5,231
Treasury stock, at cost,
    32 and 44 million shares                           (754)            (1,054)
                                                   --------           --------
   TOTAL STOCKHOLDERS' EQUITY                        11,321             10,661
                                                   --------           --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 24,717           $ 22,978
                                                   ========           ========

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                          Nine Months Ended
                                                             September 30,
                                                       -----------------------
                                                         1997           1996
                                                       --------       --------
                                                              (In millions)
OPERATING ACTIVITIES
  Receipts from customers                               $14,108        $13,267
  Payments to suppliers and employees                   (11,316)       (10,580)
  Taxes paid                                               (303)          (497)
  Interest paid                                            (218)          (163)
  Interest and dividends received                             8             28
                                                       --------       --------
        CASH FROM OPERATING ACTIVITIES                    2,279          2,055
                                                       --------       --------
INVESTING ACTIVITIES
  Capital expenditures for property and equipment        (2,642)        (2,423)
  Purchases, maturities and sales of
    marketable securities, net                              199            176
  Investment in News Corp.                                    -           (350)
  Investment in DBS                                        (146)          (268)
  Investment in affiliates                                  (45)           (32)
  Acquisition of businesses                                   -            (24)
  Other, net                                                 (2)            (8)
                                                       --------       --------
        CASH USED FOR INVESTING ACTIVITIES               (2,636)        (2,929)
                                                       --------       --------
        NET CASH FLOW BEFORE FINANCING ACTIVITIES          (357)          (874)
                                                       --------       --------
FINANCING ACTIVITIES
  Issuance (payment) of Debentures and other debt, net     (259)           492
  Commercial paper and bank credit facility
    activity, net                                           319           (368)
  Issuance of Trust preferred securities, net                 -            726
  Issuance of common stock for employee plans               359            342
  Purchase of treasury stock                                (93)          (522)
  Payment of dividends on common stock and
    Class A common stock                                    (17)           (17)
                                                       --------       --------
        CASH FROM FINANCING ACTIVITIES                      309            653
                                                       --------       --------
Net decrease in cash and cash equivalents                   (48)          (221)
Cash and cash equivalents - beginning balance               187            471
                                                       --------       --------
Cash and cash equivalents - ending balance            $     139      $    250
                                                       ========       ========
Reconciliation of net income to cash from
  operating activities:
Net income                                            $     393      $     899
Adjustments to net income:
  Depreciation and amortization                           1,501          1,267
  Equity in (income) losses of affiliated companies         107            127
  Deferred income tax provision                             (37)           192
Net change in operating activity accounts
  other than cash and cash equivalents:
  Receivables                                               (81)          (419)
  Operating accounts payable                               (195)           122
  Other operating activity accounts                         591           (133)
                                                       --------       --------
Cash from operating activities                        $   2,279      $   2,055
                                                       ========       ========

 See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                   (unaudited)



                                                              Treas.      Total
                      Class A             Addit'l             Stock,     Stock-
                       Common    Common   Paid in   Retained    at     holders'
                        Stock     Stock   Capital   Earnings   Cost      Equity
                       ------    ------   -------   -------- -------    -------
                                        (In millions)
Balance at
  December 31, 1996       $14       $60    $6,410    $5,231  $(1,054)   $10,661

Common stock issued
  for employee stock
  and benefit plans and
  other activity
  (14 million shares)       -         -       (16)        -      387        371

Net income                  -         -         -       393        -        393

Common stock dividends      -         -         -       (17)       -        (17)

Treasury stock
  purchased
  (2 million shares)        -         -         -        -       (87)       (87)
                          ---       ---    ------    ------    -----    -------
Balance at
  September 30, 1997      $14       $60    $6,394    $5,607   $ (754)   $11,321
                          ===       ===    ======    ======   ======    =======

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE 1. GENERAL

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). The interim condensed consolidated financial statements include the consolidated accounts of MCI Communications Corporation and its majority-owned subsidiaries (collectively, the company) with all significant intercompany transactions eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented have been made. The preparation of the financial statements includes estimates that are used when accounting for revenue, allowances for uncollectible receivables, telecommunications expense, depreciation and amortization, employee benefit plans and taxes. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such SEC rules and regulations. These financial statements should be read in conjunction with the company's Annual Report on Form 10-K for the year ended December 31, 1996.

NOTE 2. MERGER AGREEMENT WITH WORLDCOM, INC.

On November 9, 1997, the company entered into an Agreement and Plan of Merger (the Agreement) with WorldCom, Inc., a Georgia corporation (WorldCom), and TC Investments Corp., a Delaware corporation and a wholly-owned subsidiary of WorldCom (Merger Sub), pursuant to which the company will merge with and into Merger Sub (the Merger). As a result of the Merger, (a) each outstanding share of the company's common stock, par value $.10 per share (other than shares owned by WorldCom or Merger Sub or held by the company) will be converted into the right to receive that number of shares of WorldCom common stock, par value $.01 per share, equal to the quotient determined by dividing $51.00 by the average of the high and low sale prices of WorldCom common stock as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the Exchange Ratio), provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586; and (b) each outstanding share of the company's Class A common stock (other than shares of Class A common stock owned by WorldCom or Merger Sub or held by the company) shall be converted into the right to receive $51.00 in cash, without interest thereon. The combined companies plan to operate under the MCI WorldCom name.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

Concurrent with the Agreement, the company, WorldCom and British Telecommunications plc (BT) entered into an agreement whereby (i) the Agreement and Plan of Merger, dated as of November 3, 1996, as amended (the BT Merger Agreement), among the company, BT and Tadworth Corporation was terminated; (ii) WorldCom agreed to pay BT $450,000,000 and expenses not in excess of $15,000,000 in order to induce BT to waive its rights under, and agree to terminate, the BT Merger Agreement; (iii) BT agreed to support and vote its shares of Class A Common Stock in favor of the Merger; and (iv) BT may exercise its call option to acquire the company's shares in Concert Communications Services (CCS) immediately following the effective date of the Merger. The company will be a distributor of CCS services on a nonexclusive basis for five years following BT's exercise of its call option.

Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger and the transactions contemplated thereby, by the stockholders of the company and WorldCom and receipt of required regulatory approvals.

NOTE 3.   DEBT

On July 23, 1997, the company entered into a $500 million forward-starting swap agreement at a fixed interest rate of 6.71%.

NOTE 4.   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and displaying comprehensive income, as defined, and its components. The company plans to adopt the Statement's disclosure standards in 1998.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for the way companies report information about operating segments in annual and interim financial statements. The company plans to adopt the Statement's disclosure standards in 1998.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


NOTE 5.  CONTINGENCIES

The company, in the normal course of business, is a party to a number of lawsuits and regulatory and other proceedings certain of which are described below.

On November 4, 1996 and thereafter, and on August 25, 1997 and thereafter, the company and all of its directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in a total of fifteen complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in thirteen of the complaints. In addition, amended or revised complaints were filed in four of those cases commenced in November 1996 and in one of the cases filed in August 1997. The complaints were brought by alleged stockholders of the company, individually and purportedly as class actions on behalf of all other stockholders of the company. The complaints allege breaches of fiduciary duty by the company's directors in connection with the BT Merger Agreement. Seven of the complaints in which BT was named as a defendant allege that BT aided and abetted those breaches of duty. Five of the complaints in which BT was named as a defendant allege that BT owes fiduciary duties to the other stockholders of the company and that it breached those duties in connection with the BT Merger Agreement. The complaints seek damages and other relief.

On or about October 8, 1997, all of the company's directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in a purported derivative complaint filed in the Court of Chancery in the State of Delaware. BT and Tadworth Corporation were also named as defendants, and the company was named as a nominal defendant. The plaintiff, derivatively and on behalf of the company, alleges breach of fiduciary duty by the company's directors and aiding and abetting those breaches of duty by BT in connection with the BT Merger Agreement and WorldCom's exchange offer. The complaint seeks injunctive relief, damages, and other relief. On November 14, 1997, plaintiffs' counsel and defendants' counsel held a conference with the Court of Chancery in Delaware in which plaintiffs' counsel requested interim injunctive relief with respect to the termination fee paid under the BT Merger Agreement, and requested that the Court enter a mandatory injunction requiring defendants to allow representatives of the plaintiffs to participate in any further negotiations. Plaintiffs' counsel also requested expedited treatment and the setting of an early trial date with respect to plaintiffs' challenge to the termination fee paid under the BT Merger Agreement and the different form of consideration payable to BT contemplated by the Agreement. Citing the absence of irreparable injury, the Court of Chancery denied plaintiffs' request for injunctive relief and expedited treatment, and declined to set an early trial date. At the conclusion of the conference, plaintiffs' counsel indicated that they would be seeking to file new amended complaints challenging aspects of the Merger and attempting to join additional defendants as parties to the litigations.

On or about August 28, 1997, a complaint was filed in the federal district court in Washington, D.C., by an alleged stockholder of the company, individually and putatively as a class action on behalf of purchasers of the company's shares during the period from August 14, 1997 through August 20, 1997. On or about October 27, 1997, another complaint was filed in the federal district court in Washington, D.C., by two alleged stockholders of the company, individually and putatively as a class action on behalf of purchasers of the company's shares during the period from August 14, 1997 through August 22, 1997. On or about October 31, 1997, another complaint was filed in the federal district court in Washington, D.C., by an alleged stockholder of the company, individually and putatively as a class action on behalf of purchasers of the company's shares during the period from July 10, 1997 through August 22, 1997. All three complaints allege that the company and certain of its officers and

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

directors improperly failed to disclose material information about the company, including that the company was renegotiating the terms of the Merger Agreement with BT dated November 3, 1996. The complaints seek damages and other relief.

The defendants believe that all of the complaints are without merit and the company presently does not expect that the above actions will have a material adverse effect on the consolidated financial position or results of operations of the company.

PART I.
ITEM 2.
                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

GENERAL
-------
The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of MCI Communications Corporation and its subsidiaries (collectively, the company). The discussion should be read in conjunction with the interim condensed consolidated financial statements and notes thereto and the company's Annual Report on Form 10-K for the year ended December 31, 1996.

MERGER AGREEMENT WITH WORLDCOM, INC.
------------------------------------
On November 3, 1996, the company entered into an Agreement and Plan of Merger with British Telecommunications plc (BT), which was last amended on August 21, 1997 (the BT Merger Agreement).

On October 1, 1997, WorldCom, Inc. (WorldCom) announced its intent to make an exchange offer of shares of WorldCom common stock for all the outstanding common stock and Series A common stock of the company. On October 15, 1997, GTE Corporation (GTE) announced its intent to effect a negotiated two-step acquisition of all the outstanding common stock and Class A common stock of the company.

-------------------------------------------------------------------------------
Forward-looking Statements May Prove Inaccurate
The company has made certain forward-looking statements in Management's Discussion and Analysis that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible future results of operations of the company, its long distance telecommunication services (core) business, its investments in ventures and developing markets
(VDM) businesses, the possible future results of operations of the company and MCI WorldCom after the Merger and statements preceded by, followed by or that include the words "believes", "expects", "anticipates", or similar expressions. For those statements, the company claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that the following important factors among others, in addition to those contained elsewhere in Management's Discussion and Analysis, could adversely affect the future results of the company, its long distance telecommunication services and VDM businesses and the company and MCI WorldCom after the Merger and could cause those results to differ materially from the statements and information expressed in the forward-looking statements: material adverse changes in the economic conditions in the markets served by the company; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in the company's operating areas, including the ability of the company to implement its local strategy and obtain local facilities at competitive rates and resulting changes in the implementation of its local strategy; and competition from others in the U.S. and international long distance markets, including the entry of the regional Bell operating companies (RBOCs) and other companies into the long distance markets in the U.S. For additional information about other important factors that should be considered, the reader should read the company's Annual Report on Form 10-K for the year ended December 31, 1996 and all of the company's filings with the Securities and Exchange Commission subsequent thereto.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



On November 9, 1997, the company entered into an Agreement and Plan of Merger (the Agreement) with WorldCom, a Georgia corporation, and TC Investments Corp., a Delaware corporation and a wholly-owned subsidiary of WorldCom (Merger Sub), pursuant to which the company will merge with and into Merger Sub (the Merger). As a result of the Merger, (a) each outstanding share of the company's common stock, par value $.10 per share (other than shares owned by WorldCom or Merger Sub or held by the company) will be converted into the right to receive that number of shares of WorldCom common stock, par value $.01 per share, equal to the quotient determined by dividing $51.00 by the average of the high and low sale prices of WorldCom common stock as reported on the Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the Exchange Ratio), provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586; and (b) each outstanding share of the company's Class A common stock (other than shares of Class A common stock owned by WorldCom or Merger Sub or held by the company) shall be converted into the right to receive $51.00 in cash, without interest thereon. The combined companies plan to operate under the MCI WorldCom name.

Concurrent with the BT Agreement, the company, WorldCom and BT entered into an agreement whereby (i) the BT Merger Agreement was terminated; (ii) WorldCom agreed to pay BT $450,000,000 and expenses not in excess of $15,000,000 order to induce BT to waive its rights under, and agree to terminate, the BT Merger Agreement; (iii) BT agreed to support and vote its shares of Class A Common Stock in favor of the Merger; and (iv) BT may exercise its call option to acquire the company's shares in Concert Communications Services (CCS) immediately following the effective date of the Merger. The company will be a distributor of CCS services on a nonexclusive basis for five years following BT's exercise of its call option.

Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger and the transactions contemplated thereby by the stockholders of the company and WorldCom and receipt of required regulatory approvals.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


TELECOMMUNICATIONS REGULATORY ENVIRONMENT
-----------------------------------------
The Telecommunications Act of 1996 (the Act) was enacted by Congress to help minimize legal barriers to local telephone market entry while affording residential and business consumers protection from unfair competition by incumbent local exchange carriers (ILECs). A company is permitted to enter the local market by constructing new facilities, leasing unbundled network elements, reselling local network capacity or by partnering with other new market entrants. The regional Bell operating companies'(RBOCs) are permitted to offer long distance services outside their regions but are barred from offering in-region long distance services until they open their own markets and encounter facilities-based local competition. The Act establishes criteria pursuant to which each RBOC application to provide in-region long distance service may be approved by the FCC, in consultation with the relevant state regulatory agencies as well as the DOJ.

In order to implement the Act, the FCC outlined a trilogy of issues to be resolved to ensure competition in the local market-interconnection, universal service and access charge reform. On May 7, 1997, the FCC completed action on the trilogy when it rendered its access charge and universal service reform decisions. The FCC adopted a plan in a price cap order that it stated would reduce interstate access charges approximately $1.7 billion on an industry-wide basis. However, only $1.6 billion of such access charge reductions went into effect on July 1, 1997. As part of its effort to establish cost based services, the FCC, in its access charge order reclassified certain access charges from usage based to line based. The company anticipates that it will pass through to consumers the realized savings from switched access charge reductions, net of pre-subscribed interconnect carrier costs and new universal service obligations, which are discussed below. The company has appealed the price cap and the access charge reform orders.

The FCC's universal service order, which includes current subsidies paid by long distance carriers and new obligations to fund discounted services for schools, libraries, rural health care providers and low income consumers, will become effective on January 1, 1998 and be funded by all telecommunications carriers. This order is currently being appealed by several parties. These challenges seek changes that could materially affect the size of the universal service fund and the company's required contributions.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

In an August 1997 decision, the FCC ordered ILECs to unbundle and provide access to their transport facilities for the routing of new entrants' local traffic. This is an important mode of entry for competitive local exchange carriers (CLECs). Without access to these facilities, CLECs would be forced to duplicate the ILEC's network by constructing their own local transport or by leasing costly flat-rated dedicated transport. The order is currently being appealed by several ILECs in the U.S. Court of Appeals for the Eighth circuit (Eighth Circuit).

In July 1997, the U.S. Court of Appeals for the Eighth Circuit determined that the FCC had exceeded its authority when it established a national pricing structure for interconnection with the ILECs pursuant to the Act. The Eighth Circuit also held that certain portions of the FCC rules, such as the scope of its enforcement activities, are invalid. Most recently, in October 1997, the Eighth Circuit rendered an additional decision, invalidating an FCC rule prohibiting ILECs from disassembling already combined elements in their networks. This decision means that new entrants may be forced to purchase and then recombine the previously combined elements themselves. As a result of the most recent decision , the company believes that new entrants will now be subject to increased costs for disconnecting and reconnecting elements and new customers may be subject to delays in changing local telephone service providers. Although the Act was designed by Congress to deregulate the telephone industry and encourage competition in the local and long distance markets, the company believes the Eighth Circuit's rulings will delay local phone competition because potential competitors to the ILECs, including the company, will have to continue to negotiate interconnection agreements in individual states without the benefit of uniform pricing rules guided by a national policy and will face increased costs and operational delays as they enter the local market. For further discussion of these matters refer to "Enterprise Reporting-Local" section.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

EARNINGS HIGHLIGHTS
-------------------
Income (loss) from operations was $(186) million and $952 million for the three and nine months ended September 30, 1997, respectively. Operating margin for the three and nine months ended September 30, 1997 decreased to (3.9)% and 6.5%, respectively, from 12.4% and 12.7%, in the comparable periods in 1996. Net income (loss) for the three and nine months ended September 30, 1997 decreased to $(182) million and $393 million, or $(0.26) and $.56 per share, respectively, from $304 million and $899 million, or $0.44 and $1.29 per share, for the comparable periods in 1996. The 1997 third quarter net loss reflects expenses of $432 million associated with a series of steps taken by the company to improve its short and long-term financial performance. These steps include charges associated with exiting and restructuring several business customer contracts, eliminating selected retail channels and discontinuing certain unprofitable information technology services.

The company is continuing to evaluate additional steps to improve returns in the core and VDM businesses through new customer and marketing initiatives, re-engineering certain processes and operations, improved asset utilization and resource re-deployment. In addition, the company will also be taking steps in the fourth quarter of 1997 to enhance customer and employee retention in light of the company's recent merger activities. While these steps have not all been finalized, if taken, they could result in material expenses impacting the company's 1997 results of operations. In the local business, given that the company anticipates merging with WorldCom, which has substantial local facilities, the company is re-addressing its local investments and costs and expects to reduce local losses below previously disclosed estimates. For further discussion of these matters refer to the "Consolidated Results of Operations" and "Enterprise Reporting-Local" section.

CONSOLIDATED RESULTS OF OPERATIONS
----------------------------------
Consolidated revenue for the three and nine months ended September 30, 1997, including the impact of $67 million in increased uncollectible provisions and other actions, increased 2.9% and 5.9% to $4.8 billion and $14.5 billion, respectively, from the comparable periods in 1996. As explained under "Enterprise Reporting", for the three and nine months ended September 30, 1997, core business revenue increased by $69 million and $598 million or 1.6% and 4.8%, respectively, from the prior year periods and Ventures and Developing Markets (VDM) revenue increased by $134 million and $373 million for the three and nine months ended September 30, 1997, respectively, over the comparable periods in 1996. The company expects fourth quarter 1997 revenue growth to be similar to the third quarter of 1997.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

Cost of services consists of telecommunications expense and costs of other products and services. Telecommunications expense is primarily comprised of access fees paid to ILECs and other domestic service providers, and payments made to foreign telephone companies (international settlements) to complete calls made to foreign countries from the U.S. by the company's customers. In the VDM businesses, costs of other products and services primarily include equipment, software and technology service costs. Consolidated cost of services for the three and nine months ended September 30, 1997 increased to $3 billion and $8.1 billion, respectively, from the comparable periods in 1996 reflecting $340 million in costs and provisions incurred in the third quarter of 1997 to exit and restructure certain business customer contracts.

Telecommunications expense, as a percent of core business revenue, increased 2.8 percentage points for the three months ended September 30, 1997 compared to the same period in 1996, due to the introduction of payphone compensation costs and fluctuations in the revenue mix, which were partially offset by a decline in domestic telecommunication and international settlement rates. For the nine months ended September 30, 1997, telecommunications expense as a percent of core business revenue remained consistent with the year ago period.

Sales, operations and general expense increased 10.7% and 8.3% to $1.4 billion and $4 billion for the three and nine months ended September 30, 1997, respectively, from the comparable periods in 1996. In the core business, sales, operations and general expense for the three and nine months ended September 30, 1997 as a percentage of revenue decreased to 24.8% and 24.5%, respectively, from 26.9% and 26.1% in the same periods in 1996, respectively, primarily as a result of continued redeployment of certain resources and operations to local services and other cost containment efforts. The core business sales, operations and general expenses includes $57 million in costs for severance and contract commitment and termination costs associated with the discontinuance of certain mass markets retail sales channels and certain legal costs. The VDM sales, operations and general expense as a percentage of revenue for the three and nine months ended 1997 increased to 61.2% and 46.4%, respectively, from 32.3% and 32.2% in the same periods in 1996. This increase was attributable to the continued development in local services markets and information technology services and the related increases in marketing efforts and personnel expenditures. In addition, the VDM sales, operations and general expenses include $34 million in expenses for redundant facility and severance costs and contract termination costs associated with the discontinuance of certain information and technology service operations. The company is continuing to work towards addressing the actions necessary to make its computer systems Year 2000 compliant. Estimated costs associated with this undertaking are preliminary, but could exceed $200 million in aggregate during the period between fourth quarter of 1997 and December 31, 1998.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


Depreciation expense increased 26.3% and 20.6% for the three and nine months ended September 30, 1997 to $543 million and $1,475 million, respectively, from the comparable periods in 1996. The increases are primarily the result of 1996 and 1997 additions to the communications system network to increase network capacity, redundancy and reliability, add product features and functionality and support the company's local services business. Depreciation costs in the third quarter of 1997 also include $17 million of costs related to the disposal and abandonment of assets associated with the discontinuance of the aforementioned retail and information technology service operations.

Interest expense increased $7 million and $21 million, respectively, from the comparable periods in 1996 due to increased 1997 debt balances.

Equity losses of affiliates increased $18 million for the three month period ended September 30, 1997 from the comparable period in 1996, primarily due to continued operating losses incurred by Avantel. For the nine months ended September 30, 1997, equity in losses improved as the company recognized a reduction of $21 million from the comparable period in 1996, primarily due to reductions in losses on the former on-line project with News Corporation Limited (News Corp.), which ceased operations in 1996, partially offset by an increase in Avantel operating losses. As further discussed in "Enterprise Reporting" below, due to the start-up nature and current operations of several of these affiliates, the company expects equity in losses of affiliated companies to continue for the remainder of 1997.

Distributions on subsidiary Trust mandatorily redeemable securities, issued in May 1996, totaled $15 million and $45 million for the three and nine months ended September 30, 1997, respectively.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

ENTERPRISE REPORTING
--------------------

This section segregates the performance of the company's core business from its VDM businesses and investments. Core business services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone, data communication, teleconferencing, Internet and electronic messaging services. The company has invested in VDM businesses outside of its core business through acquisitions, alliances and other strategic initiatives in the local, information technology, wireless, international and multimedia markets. Investments in these VDM businesses are included in the company's financial statements as consolidated subsidiaries, unconsolidated equity investments, or cost investments such the company's investment in News Corp.

The following information was prepared using all amounts included in the company's interim condensed consolidated financial statements and reflects estimates and allocations that management believes provide a reasonable basis on which to present such information.

CORE BUSINESS RESULTS
---------------------

(In millions)                 Three Months Ended       Nine Months Ended
                                 September 30,           September 30,
                               ----------------        ------------------
                                1997      1996           1997       1996
                               ------    ------        -------    -------
Revenue                        $4,343    $4,274        $13,080    $12,482
Income from operations             75       617          1,389      1,831
Equity in income (losses)
  of affiliated companies           -         -              -          -
Net income                         48       381            855      1,131
Depreciation                      479       395          1,324      1,127
Net interest, income taxes
  and other expense               (27)     (236)          (534)      (700)
EBITDA*                           554     1,012          2,713      2,958

* EBITDA, as defined by management, consists of earnings (loss), excluding equity in income (losses) of affiliates, other income (expense), net, and distributions on subsidiary Trust mandatorily redeemable preferred securities, before interest, income taxes, depreciation and amortization. EBITDA represents a measure of the company's ability to generate cash flows and does not represent net income or cash flows from operating, investing and financing activities as defined by GAAP. EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. Analysts often use EBITDA when evaluating the performance of a company. Readers are cautioned that the company's definition of EBITDA may not be comparable to similarly titled measures used by other companies or analysts.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

The following discussion focuses on significant financial and operational results of the company's core business.

Core business revenue for the three months ended September 30, 1997 increased 1.6% from the year ago period to $4.3 billion, reflecting the impact of $67 million in additional uncollectible provisions required by recent bankruptcies and delinquencies of business customer accounts and other actions. Traffic grew 6.2% from the year ago quarter. As further explained below, the revenue to traffic variance reflects the strategic de-emphasis of the wholesale channel, continued competitive pricing and industry wide moderation in revenue growth. Core business revenue for the nine months ended September 30, 1997 increased 4.8% from the comparable year ago period while traffic grew 5.2%, resulting in revenue to traffic variance of (.4%). This variance reflects the transition away from the high level of customer acquisition programs in the first half of 1996 and the company's focus on value, service and integration during 1997.

In the business market, revenue continued to grow in the three and nine months ended September 30, 1997 from the comparable periods in 1996. Revenue growth was driven by strong demand for data and Internet services, as well as a result of the company's direction towards providing integrated services. Offsetting these gains were a decline in wholesale revenue due to management's de-emphasis of the wholesale market and the restructuring of this sales channel. Revenue in the mass market for the three and nine months ended September 30, 1997 decreased from the comparable periods in 1996. This is due to the company's continued focus on high value customers, service and integration, which improve customer retention. The company continued to selectively target high value customers through its integrated package offering of inbound, outbound, wireless and Internet services and programs aimed at customer retention while curtailing the use of high-cost customer acquisition programs during the nine months ended September 30, 1997. As a result, customer churn declined and customer spending improved in 1997 as compared to the same period a year ago.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

VENTURES AND DEVELOPING MARKETS RESULTS
---------------------------------------

(In millions)                Three Months Ended         Nine Months Ended
                                September 30,              September 30,
                              ---------------          -------------------
                               1997     1996             1997        1996
                              ------   ------          -------     -------
Revenue                         $608     $474           $1,800      $1,427
Loss from operations            (247)     (32)            (406)        (80)
Equity in income (losses)
  of affiliated companies        (46)     (28)            (107)       (128)
Net loss                        (222)     (73)            (441)       (225)
Depreciation                      64       35              151          96
Net interest, income taxes
  and other expense               71      (13)              72         (17)
EBITDA*                         (183)       3             (255)         16

During the third quarter of 1997, the company continued to make investments in its VDM businesses and strategic initiatives in an effort to expand its business opportunities in these markets. The company invested approximately $146 million in local services, $49 million in direct broadcast satellite (DBS) development costs and $7 million in affiliated companies during the third quarter of 1997. Certain information about the company's results of operations in these businesses and strategic initiatives are provided below.

LOCAL
-----
The company provides switched local service to both business and residential customers and it additionally provides dedicated access and dark fiber services to its core business customers using the company-owned network facilities and facilities or wholesale services provided by other companies. In addition to these services, the company provides infrastructure support to the company's core long distance network. As of September 30, 1997, the company had been granted authority to offer local exchange services in 38 states and had applications for such services pending in 10 other states.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

Local service revenue increased by $47 million and $108 million year-over-year to $92 million and $237 million for the three and nine months ended September 30, 1997, respectively. A majority of this growth resulted from service provided to end user business customers, with a smaller portion resulting from residential customer revenue and services provided to the core long distance network. The revenue derived from sales to the company's core business customers and its long distance network remains the largest portion of local revenue. Net loss for the three and nine months ended September 30, 1997 increased by $99 million and $185 million year-over-year to $118 million and $229 million, respectively. EBITDA for the three and nine months ended September 30, 1997 decreased by $142 million and $253 million year-over-year to $(157) million and $(288) million, respectively. The increase in net losses and the decrease in EBITDA for the three and nine months ended September 30, 1997 reflect the increased operating costs associated with the continued investment in the local market. During the third quarter of 1997, the company added 7 local city networks, bringing the total number of operational local city networks to 76 in 39 markets, compared to 61 operational networks in 34 markets at the end of the third quarter of 1996. In addition, route miles increased 19% year-over-year to 3,305 miles as of September 30, 1997. At present, the company provides facilities-based switched local services in 25 markets and intends to have service operational in over 30 markets by the end of 1997.

The company's expansion and traffic growth in the local market continued to be hampered by changes in Federal and state regulations governing the opening of local markets, exacerbated by anti-competitive behavior and delaying tactics of the ILECS, as described under "Telecommunications Regulatory Environment". This environment has continued the delay of the company's entrance into the local market, and as a result the company will continue to incur additional costs to support regulatory efforts and other local problems. Given that the company anticipates merging with WorldCom, which has substantial local facilities, the company is re-addressing its local investments and costs and expects to reduce local losses below previously disclosed estimates.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

INFORMATION TECHNOLOGY SERVICES
-------------------------------
Information technology services primarily consist of MCI Systemhouse, the company's global systems integration subsidiary. Revenue for the three and nine months ended September 30, 1997 increased by $91 million and $297 million to $430 million and $1,307 million, respectively, from the comparable periods in 1996. This revenue growth reflects the industry-wide demand for information technology services for which Systemhouse is becoming a leading provider, particularly in the global telecommunications outsourcing market. Net loss for the three and nine months ended September 30, 1997 increased by $38 million and $53 million, respectively, over the comparable periods in 1996 to $57 million and $99 million, respectively. EBITDA for the three and nine months ended September 30, 1997 was $(21) million and $38 million, respectively, compared to $21 million and $87 million for the same periods in 1996. The increase in net loss for the periods reflect $53 million in costs associated with the aforementioned discontinuance of certain information and technology services as well as the result of increases in sales, operations and general expenses for advanced staffing necessary to meet the increasingly strong demand for information technology services.

WIRELESS
--------
Wireless services primarily include the operations of MCI Wireless, Inc., the company's cellular provider, and paging services. Revenue for the three months ended September 30, 1997 decreased by $3 million from the year ago period to $80 million. This decrease was primarily attributable to the decrease in average revenue per cellular subscriber partially offset by an increase in the number of cellular customers of approximately 8% to 438,000. Revenue for the nine months ended September 30, 1997 decreased $29 million from the year ago period due to a decrease in paging customers to 188,000, as the company continued to concentrate on profitability per customer in the mass market and to de-emphasize stand alone paging services. For the three and nine months ended September 30, 1997, net loss was $13 million and $32 million, respectively, and EBITDA was $(7) million and $(13) million, respectively.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

INTERNATIONAL SERVICES
----------------------
CCS is the company's 24.9% owned international services venture with BT that provides a broad portfolio of advanced global communication services, including virtual network, frame relay, managed bandwidth and packet services, to multinational business customers worldwide. CCS' distributor revenues increased 25% and 35% year-over-year to $200 million and $547 million for the three and nine months ended September 30, 1997, respectively. The company's share of CCS' losses reported in accordance with U.S. GAAP for the three and nine months ended September 30, 1997, decreased by $1 million and $5 million, respectively, from the year ago periods to $6 million and $18 million, respectively.

Avantel is the company's 44.5% owned Mexican business venture which began offering a full range of competitive switched long distance services to residential and business customers on January 1, 1997. During the third quarter of 1997, Avantel's network became fully operational and Avantel is now offering services throughout most of Mexico. In addition, Avantel has obtained more than a 10% share in the total Mexican long distance market. The company's share of Avantel's losses reported in accordance with U.S. GAAP for the three and nine months ended September 30, 1997 increased by $20 million and $44 million to $29 million and $64 million, respectively, from the comparable periods in 1996. The company expects to incur additional losses on its investment as Avantel continues to expand its service and customer bases in the Mexican telecommunications market.

MULTIMEDIA SERVICES
-------------------
The company's investments in News Corp. and DBS comprise Multimedia Services. Dividend income on the company's investment in News Corp. for the three and nine months ended September 30, 1997 was approximately $15 million and $44 million, respectively, compared to $15 million and $39 million for the comparable periods in 1996. The company has invested $146 million in DBS in the nine months ended September 30, 1997, bringing its total investment in the project to approximately $1 billion as of September 30, 1997.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


In June 1997, the company and News Corp. entered into an agreement with Primestar Partners, L.P. (Primestar) for the sale and transfer of substantially all of their assets relating to the DBS business, including the DBS license but excluding two of the four satellites under construction. This transaction is part of a larger transaction that involves the consolidation of Primestar and TCI Satellite Entertainment, Inc. into a newly formed entity (New Primestar). Concurrent with the closing of the Primestar transaction, the company will acquire preferred shares in a subsidiary of News Corp. for a face amount equal to the company's cost of obtaining the FCC license plus interest thereon. The company will also receive from Primestar consideration for its 19.9% joint venture interest, an interest in New Primestar in the form of cash and interest bearing non-voting New Primestar securities. The process in which the company and News Corp. will allocate the proceeds and recover their respective investments in the DBS business has yet to be completed. The transaction is subject to regulatory approvals, including approval by the FCC of the company's transfer of the DBS license to New Primestar.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
----------------------------------------------------
CASH FLOWS
----------
Cash from operating activities increased by $224 million for the nine months ended September 30, 1997 to $2,279 million from the comparable period in 1996. This increase is primarily the result of an increase in customer receipts resulting from the growth in revenue and a decrease in taxes paid, offset by an increase in payments to suppliers and employees resulting from the increase in costs of services and sales, operations and general expense.

Cash used for investing activities decreased by $293 million for the nine months ended September 30, 1997 to $2,636 million from the comparable period in 1996 primarily because of a $472 million reduction in cash used for the DBS and News Corp. investments offset by higher capital expenditures. In the first nine months of 1997, the company used cash of $2,642 million, an increase of $219 million, for capital expenditures primarily for network deployment and local services. The company also invested an additional $146 million for additional satellite construction and other costs for its DBS investment and $45 million in investments in its affiliates. No additional amounts were invested in News Corp. during 1997.

Cash from financing activities decreased by $344 million for the nine months ended September 30, 1997 to $309 million from the comparable period in 1996. The reduction is primarily the result of financing activities that had occurred during 1996 when the company issued approximately $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A and $800 million in aggregate principal amount of Senior Debentures and Notes

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


which did not recur in 1997. In addition, for the nine months ended September 30, 1997, the company repaid $259 million in debentures and other debt and reduced treasury stock repurchases to $93 million from $522 million repurchased in the year ago period . Offsetting these net proceeds was a net increase in commercial paper issuance of $687 million.

CAPITAL RESOURCES AND LIQUIDITY
-------------------------------
For the nine months ended September 30, 1997, the company funded its capital expenditures and its investment in the VDM businesses primarily through cash from operations and commercial paper issuance. The company believes that it will be able to meet its current and foreseeable liquidity and capital requirements through its cash flows from operating activities and its existing debt facilities. At September 30, 1997, the company had approximately $2.2 billion available under its commercial bank program and bank credit facility. In addition, the company has a $1.2 billion shelf registration in effect, which covers the issuance of debt securities with a range of maturities at either fixed or variable rates. In addition, the company expects that its revolving credit loan agreement expiring on April 28, 1998 will be renewed or similiar financing will be obtained. On July 23, 1997, the company entered into a $500 million notional amount forward-starting swap agreement to hedge future debt issuances at a fixed interest rate of 6.71%.

EBITDA
------
Reflecting the impact of the aforementioned actions and cost provisions, Consolidated EBITDA decreased 18.2% to $2,427 million for the nine months ended September 30, 1997 from $2,967 million for the year ago period primarily as a result of the reduction in operating income for the nine months ended September 30, 1997. EBITDA, as defined by management, consists of earnings, excluding equity in income (losses) of affiliates, other income (expense), net, and distributions on subsidiary Trust mandatorily redeemable preferred securities, before interest, income taxes, depreciation and amortization. EBITDA represents a measure of the company's ability to generate cash flows and does not represent net income or cash flows from operating, investing and financing activities as defined by GAAP. EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. Analysts often use EBITDA when evaluating the performance of the company. Readers are cautioned that the company's definition of EBITDA may not be comparable to similarly titled measures used by other companies or analysts.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements combine the consolidated balance sheets and statements of operations of WorldCom and MCI as if the MCI/WorldCom Merger had occurred for the periods indicated. The MCI/WorldCom Merger will be treated as a purchase for financial reporting purposes. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.

           WORLDCOM PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 and unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996, illustrate the effect of the MCI/WorldCom Merger as if the MCI/WorldCom Merger had occurred on September 30, 1997, for the Pro Forma Condensed Combined Balance Sheet and as of the earliest date presented for the Pro Forma Condensed Combined Statements of Operations. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Pro Forma Condensed Combined Financial Statements also do not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger (as those terms are defined in WorldCom's Current Report on Form 8-K/A-1 filed January 27, 1998) because they are individually, and in the aggregate, not material to WorldCom.

     Pursuant to the terms of the MCI/WorldCom Merger, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The Pro Forma Condensed Combined Financial Statements have been prepared assuming the MCI/WorldCom Average Price to be $33.13, resulting in an assumed MCI Exchange Ratio of 1.5396. The actual MCI Exchange Ratio may vary as described herein. The MCI/WorldCom Merger will be accounted for as a purchase.

     These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom and MCI which are incorporated by reference herein and the Additional Pro Forma Presentation which is set forth elsewhere herein.

     The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

             WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET(1)
                            AS OF SEPTEMBER 30, 1997
                                 (IN MILLIONS)

                                                                                          MCI WORLDCOM
                                            WORLDCOM           MCI         PRO FORMA       PRO FORMA
                                          HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS       COMBINED
                                          -------------   -------------   -----------     ------------
Current assets..........................     $ 1,625         $ 4,603        $ 7,446(5)      $ 6,228
                                                                             (7,446)(4)
Property, plant and equipment, net......       5,419          13,783         (2,700)(4)      16,502
Goodwill and other intangibles, net.....      13,002           2,366         28,621(4)       43,989
Other assets............................         767           3,965             --           4,732
                                             -------         -------        -------         -------
          Total assets..................     $20,813         $24,717        $25,921         $71,451
                                             =======         =======        =======         =======
Current liabilities.....................     $ 1,870         $ 7,327        $    --         $ 9,197
Long-term debt..........................       5,349           3,282          7,446(5)       16,077
Other liabilities.......................         228           2,037         (1,015)(4)       1,250
Mandatorily redeemable preferred
  stock.................................          --             750             --             750
Shareholders' equity:
  Preferred stock.......................          --              --             --              --
  Class A common stock..................          --              14            (14)(6)          --
  Common stock..........................           9              60            (60)(6)          18
                                                                                  9(7)
  Paid in capital.......................      15,036           6,394         (6,394)(6)      45,838
                                                                             30,802(7)
  Retained earnings (deficit)...........      (1,713)          5,607         (5,607)(6)      (1,713)
  Other.................................          34            (754)           754(6)           34
                                             -------         -------        -------         -------
          Total shareholders' equity....      13,366          11,321         19,490          44,177
                                             -------         -------        -------         -------
          Total liabilities and
            shareholders' equity........     $20,813         $24,717        $25,921         $71,451
                                             =======         =======        =======         =======

         The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            MCI WORLDCOM
                                             WORLDCOM           MCI         PRO FORMA        PRO FORMA
                                           HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS        COMBINED
                                           -------------   -------------   -----------      ------------
Revenues.................................     $5,349          $14,545         $(280)(8)       $19,614
Operating expenses:
  Line costs.............................      2,806            8,090          (280)(8)        10,616
  Selling, general and administrative....      1,141            4,028                           5,169
  Depreciation and amortization..........        682            1,475           537(9)          2,281
                                                                               (413)(10)
                                              ------          -------         -----           -------
Operating income.........................        720              952          (124)            1,548
Other income (expense):
  Interest expense.......................       (235)            (174)         (363)(11)         (772)
  Other..................................         17              (94)           --               (77)
                                              ------          -------         -----           -------
Income before income taxes...............        502              684          (487)              699
Provision for income taxes...............        261              246            19(12)           526
                                              ------          -------         -----           -------
Income from continuing operations........        241              438          (506)              173
Preferred dividend requirements..........         20               45            --                65
                                              ------          -------         -----           -------
Net income applicable to common
  shareholders...........................     $  221          $   393         $(506)          $   108
                                              ======          =======         =====           =======
Number of shares issued and outstanding:
  Primary................................        955              705                           1,831
                                              ======          =======                         =======
  Fully diluted..........................        959              706                           1,838
                                              ======          =======                         =======
Earnings per share(13):
  Primary................................     $ 0.25          $  0.56                         $  0.06
  Fully diluted..........................     $ 0.25          $  0.56                         $  0.06

         The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            MCI WORLDCOM
                                              WORLDCOM           MCI         PRO FORMA        PRO FORMA
                                            HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS       COMBINED
                                            -------------   -------------   -----------     -------------
Revenues..................................     $ 4,485         $18,494         $(558)(8)       $22,421
Operating expenses:
  Line costs..............................       2,457           9,489          (500)(8)        11,446
  Selling, general and administrative.....         829           5,028                           5,857
  Depreciation and amortization...........         303           1,664           716(9)          2,133
                                                                                (550)(10)
  Charge for in-process research and
     development..........................       2,140              --            --             2,140
  Other...................................         600              --           (58)(8)           542
                                               -------         -------         -----           -------
Operating income (loss)...................      (1,844)          2,313          (166)              303
Other income (expense):
  Interest expense........................        (222)           (196)         (484)(11)         (902)
  Other...................................           6            (127)           --              (121)
                                               -------         -------         -----           -------
Income (loss) before income taxes.........      (2,060)          1,990          (650)             (720)
Provision for income taxes................         129             753            25(12)           907
                                               -------         -------         -----           -------
Income (loss) from continuing
  operations..............................      (2,189)          1,237          (675)           (1,627)
Preferred dividend requirements...........           1              35            --                36
                                               -------         -------         -----           -------
Net income (loss) applicable to common
  shareholders............................     $(2,190)        $ 1,202         $(675)          $(1,663)
                                               =======         =======         =====           =======
Number of shares issued and outstanding:
  Primary.................................         398             695                           1,246
                                               =======         =======                         =======
  Fully diluted...........................         398             701                           1,246
                                               =======         =======                         =======
Earnings (loss) per share(13):
  Primary.................................     $ (5.50)        $  1.73                         $ (1.33)
  Fully diluted...........................     $ (5.50)        $  1.72                         $ (1.33)

         The accompanying notes are an integral part of this statement.

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

 1. The unaudited pro forma financial data do not give effect to any restructuring costs, nor any potential cost savings or other synergies that could result from the MCI/WorldCom Merger. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified, is expected to be recognized in the period in which such a restructuring occurs. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in- process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

 2. On December 31, 1996, WorldCom completed the Merger with MFS Communications Company (the "MFS Merger"). The MFS Merger was accounted for as a purchase; accordingly, the operating results for MFS are not reflected in the historical results of WorldCom for the year ended December 31, 1996. See "Additional Pro Forma Presentation," which should be read in conjunction with these pro forma financial statements.

 3. These columns represent historical results of operations and financial position.

 4. This adjustment reflects the excess of consideration over net assets acquired. The following is a calculation (in millions except per share data):

MCI Common Stock outstanding at September 30, 1997..........       560
Shares issuable (treasury stock method) upon exercise of MCI
  options...................................................        44
                                                              --------
MCI Common Stock assumed outstanding at September 30,
  1997......................................................       604
MCI Exchange Ratio per share................................    1.5396
                                                              --------
WorldCom Common Stock assumed to be issuable................       930
WorldCom per share closing price on November 7, 1997........  $  33.13
                                                              --------
Sub-total...................................................  $ 30,811
Payment to MCI Class A Common Stockholder...................     6,936
Inducement fee and other estimated transaction costs........       510
                                                              --------
Total consideration.........................................  $ 38,257
Preliminary purchase accounting adjustments:
Fair value adjustment to property, plant and equipment......     2,700
Deferred tax impact of fair value adjustment................    (1,015)
                                                              --------
                                                                39,942
Historical net book value of MCI net assets acquired........   (11,321)
                                                              --------
Excess of consideration over net assets acquired............  $ 28,621
                                                              ========

    The total consideration will be allocated to the assets and liabilities of MCI based on their estimated fair value. A preliminary allocation of the purchase price has been presented in the pro forma condensed combined financial statements in which the historical MCI property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated replacement cost. The impact of this fair value adjustment has also been reflected in pro forma deferred tax balances. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. WorldCom's management believes that the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. (See Note
    1).

 5. This adjustment represents additional borrowings of $7.4 billion for the purpose of financing the cash payment to the holder of the MCI Class A Common Stock of $6.9 billion, and other estimated transaction costs of $510 million (which includes a $465 million inducement fee paid to BT).

 6. These adjustments represent the elimination of MCI's stockholders' equity accounts.

 7. These adjustments represent the issuance of approximately 930 million shares of WorldCom Common Stock in connection with the MCI/WorldCom Merger and an assumed MCI Exchange Ratio of 1.5396 shares of WorldCom Common Stock for each share of MCI Common Stock outstanding. The actual MCI Exchange Ratio may vary as described herein.

 8. These estimated adjustments eliminate the revenues and corresponding line costs and other charges attributable to the intercompany transactions between WorldCom and MCI.

 9. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. For purposes of the Pro Forma Condensed Combined Financial Statements, the excess consideration has been amortized over an estimated life of 40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by MCI WorldCom. A final determination of the lives attributable to the intangible assets has not yet been made (See Note 1). As discussed in Note 4, a portion of the excess consideration may be allocated to certain in-process research and development projects. To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly.

10. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 4).

11. These adjustments represent the recognition of interest expense on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and transaction costs (see Note 5). The interest expense was calculated based on WorldCom's incremental borrowing rate of 6.5%. A change of 1/8% in the incremental rate would affect interest expense by $7.0 million for the nine months ended September 30, 1997, and $9.3 million for the year ended December 31, 1996.

12. These entries represent the tax effect of the pro forma adjustments.

13. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the MCI/WorldCom Merger occurred on the earliest date presented.

                       ADDITIONAL PRO FORMA PRESENTATION

     The following unaudited Additional Pro Forma Presentation illustrates the effect of the MCI/WorldCom Merger and the MFS Merger as well as MFS's earlier acquisition of UUNET Technologies, Inc. (the "UUNET Acquisition") on the results of operations of WorldCom for the year ended December 31, 1996, as if the transactions had occurred on January 1, 1996. The Additional Pro Forma Presentation is presented for purposes of additional analysis due to the significance of the MFS Merger.

     Pursuant to the terms of the MCI/WorldCom Merger, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The pro forma financial statements have been prepared assuming the MCI/WorldCom Average Price to be $33.13 resulting in an assumed MCI Exchange Ratio of 1.5396. The actual MCI Exchange Ratio may vary as described herein. The MCI/WorldCom Merger will be accounted for as a purchase.

     On December 31, 1996, WorldCom through a wholly owned subsidiary merged with MFS. As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of WorldCom Common Stock or approximately 471.0 million shares of WorldCom Common Stock in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock was converted into the right to receive one share of WorldCom Series A Preferred Stock or 94,992 shares of WorldCom Series A Preferred Stock. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of WorldCom Series B Preferred Stock or approximately 12.7 million shares of WorldCom Series B Preferred Stock. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock.

     On August 12, 1996 and prior to the MFS Merger, MFS issued approximately 58 million shares of MFS common stock and options valued at approximately $2.1 billion in connection with its acquisition of UUNET.

     The Additional Pro Forma Presentation should be read in conjunction with the historical financial statements of WorldCom, MCI, MFS and UUNET which are incorporated by reference herein.

     The Additional Pro Forma Presentation is presented for comparative purposes only and is not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Additional Pro Forma Presentation also does not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

                      ADDITIONAL PRO FORMA PRESENTATION(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                           UUNET                        WORLDCOM/
                                                                       HISTORICAL(2)                    MFS/UUNET
                                       WORLDCOM           MFS        JANUARY 1, 1996 -    PRO FORMA     PRO FORMA        MCI
                                     HISTORICAL(2)   HISTORICAL(2)    AUGUST 12, 1996    ADJUSTMENTS    COMBINED    HISTORICAL(2)
                                     -------------   -------------   -----------------   -----------    ---------   -------------
Revenues...........................     $ 4,485         $1,115             $129             $ (94)(3)    $ 5,635       $18,494
Operating expenses:
  Line costs.......................       2,457            687               71               (94)(3)      3,121         9,489
  Selling, general and
    administrative.................         829            493               44                --          1,366         5,028
  Depreciation and amortization....         303            286               12               237(4)         838         1,664
  Charge for in-process research
    and development................       2,140             --               --                --          2,140            --
  Other............................         600             --               --                --            600            --
                                        -------         ------            -----             -----        -------       -------
Operating income (loss)............      (1,844)          (351)               2              (237)        (2,430)        2,313
Other income (expense):
  Interest expense.................        (222)           (62)              (1)               --           (285)         (196)
  Other............................           6             (3)              --                --              3          (127)
                                        -------         ------            -----             -----        -------       -------
Income (loss) before income
  taxes............................      (2,060)          (416)               1              (237)        (2,712)        1,990
Provision for income taxes.........         129              1               --              (125)(5)          5           753
                                        -------         ------            -----             -----        -------       -------
Income (loss) from continuing
  operations.......................      (2,189)          (417)               1              (112)        (2,717)        1,237
Preferred dividend requirements....           1             29               --                --             30            35
                                        -------         ------            -----             -----        -------       -------
Net income (loss) applicable to
  common shareholders..............     $(2,190)        $ (446)            $  1             $(112)       $(2,747)      $ 1,202
                                        =======         ======            =====             =====        =======       =======
Number of shares issued and
  outstanding:
  Primary..........................         398            N/M              N/M                              869           695
                                        =======                                                          =======       =======
  Fully diluted....................         398            N/M              N/M                              869           701
                                        =======                                                          =======       =======
Earnings (loss) per share (6):
  Primary..........................     $ (5.50)           N/M              N/M                          $ (3.16)      $  1.73
  Fully diluted....................     $ (5.50)           N/M              N/M                          $ (3.16)      $  1.72


                                      PRO FORMA       PRO FORMA
                                     ADJUSTMENTS      COMBINED
                                     -----------      ---------
Revenues...........................     $(558)(3)      $23,571
Operating expenses:
  Line costs.......................      (500)(3)       12,110
  Selling, general and
    administrative.................        --            6,394
  Depreciation and amortization....       716(7)         2,668
                                         (550)(8)
  Charge for in-process research
    and development................        --            2,140
  Other............................       (58)(3)          542
                                        -----          -------
Operating income (loss)............      (166)            (283)
Other income (expense):
  Interest expense.................      (484)(9)         (965)
  Other............................        --             (124)
                                        -----          -------
Income (loss) before income
  taxes............................      (650)          (1,372)
Provision for income taxes.........        25(5)           783
                                        -----          -------
Income (loss) from continuing
  operations.......................      (675)          (2,155)
Preferred dividend requirements....        --               65
                                        -----          -------
Net income (loss) applicable to
  common shareholders..............     $(675)         $(2,220)
                                        =====          =======
Number of shares issued and
  outstanding:
  Primary..........................                      1,718
                                                       =======
  Fully diluted....................                      1,718
                                                       =======
Earnings (loss) per share (6):
  Primary..........................                    $ (1.29)
  Fully diluted....................                    $ (1.29)

         The accompanying notes are an integral part of this statement.

                              NOTES TO ADDITIONAL
                             PRO FORMA PRESENTATION

1. The unaudited Additional Pro Forma Presentation does not give effect to any potential cost savings or other synergies that could result from the MCI/WorldCom Merger, the MFS Merger and UUNET Acquisition. WorldCom's results for 1996 do not include charges related to extraordinary items of $24.4 million, net of taxes. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to certain in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger, MFS Merger and UUNET Acquisition been consummated at the date indicated, nor necessarily indicative of future operating results or financial position.

2.   These columns represent historical results of operations.

3. These estimated adjustments eliminate the revenues, corresponding line costs and other charges attributable to the intercompany transactions among WorldCom, MFS, UUNET and MCI.

4. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired in the MFS Merger and UUNET Acquisition, the carrying value of the acquired assets approximated their fair value, with all of the excess of such acquisition costs being attributed to in-process research and development (network design and development projects in-process), goodwill, network technology and assembled workforce. It is WorldCom's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. Goodwill attributable to MFS is being amortized over 40 years while goodwill attributable to UUNET is being amortized over 5 years. Network technology and assembled work force are being amortized over 5 years and 10 years, respectively.

5.   These entries represent the tax effect of the pro forma adjustments.

6. Pro forma per share data is based on the number of shares of WorldCom Common Stock that would have been outstanding had the MCI/WorldCom Merger, the MFS Merger and UUNET Acquisition occurred on the earliest date presented. The per share data also includes the effect of the $2.14 billion charge for in-process research and development related to the MFS Merger. Excluding this non-recurring charge from the pro forma data would have resulted in loss per share of $(0.05).

7. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. The total consideration of the MCI/WorldCom Merger will be allocated to the assets and liabilities of MCI based on their estimated fair value. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. WorldCom's management believes that the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. For purposes of the Additional Pro Forma Presentation, the excess consideration has been amortized over an estimated life of

   40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by the combined company. A final determination of lives attributable to the intangible assets has not yet been made (See Note 1). To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly.

8. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 7).

9. These adjustments represent the recognition of interest on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and other estimated transaction costs of $510 million (which includes a $465 million inducement fee paid to BT). The interest expense was calculated at WorldCom's incremental borrowing rate of 6.5%. A change of 1/8% in the incremental rate would affect interest expense by $9.3 million for the year ended December 31, 1996.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           WORLDCOM, INC.



                                       By: /s/ Scott D. Sullivan
                                           ----------------------------------
                                           Scott D. Sullivan
Dated:  January 27, 1998                   Chief Financial Officer

                                  EXHIBIT INDEX




         Exhibit No.       Description of Exhibit
         -----------       ----------------------

             2.1 Agreement and Plan of Merger by and among WorldCom, TC Investments Corp. and MCI Communications Corporation dated as of November 9, 1997 (incorporated herein by reference to Exhibit 2.1 to WorldCom's Current Report on Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

             2.2 Agreement by and among British Telecommunications plc, MCI Communications Corporation and WorldCom dated as of November 9, 1997 (incorporated herein by reference to Exhibit 99.1 to WorldCom's Current Report on Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

             23.1          Consent of Price Waterhouse LLP



*The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.